PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117907

46,653,461 Shares

IMCOR Pharmaceutical Co.

Common Stock

        We are registering up to 46,653,461 shares of our common stock for offer or sale by the selling security holders named in this prospectus. Of the shares being registered, 25,374,999 shares were issued to certain of the selling security holders on April 19 and June 30, 2004 in a private placement transaction to certain institutional and accredited investors pursuant to a securities purchase agreement by and among the Company and such investors; and 6,560,960 shares were issued to those investors as late registration shares due to delays in the filing of this registration statement. The remaining 14,717,502 shares of our common stock covered by this registration statement are issuable upon the exercise of warrants issued to the investors pursuant to that securities purchase agreement. The selling security holders may offer or sell all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the shares being registered for offer and sale by the selling security holders.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 2.

        Our common stock is traded on the Pink Sheets under the symbol "ICPH". The last reported sale price of our common stock on January 10, 2005 was $0.56 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

January 11, 2005

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY	1

RISK FACTORS	2

FORWARD-LOOKING STATEMENTS	10

USE OF PROCEEDS	11

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	12

DESCRIPTION OF THE BUSINESS	28

DESCRIPTION OF PROPERTY	35

LEGAL PROCEEDINGS	35

MANAGEMENT	36

EXECUTIVE COMPENSATION	37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41

DESCRIPTION OF SECURITIES	45

PRIVATE PLACEMENT TRANSACTION	46

SELLING SECURITY HOLDERS	47

PLAN OF DISTRIBUTION	48

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	50

EXPERTS	50

WHERE YOU CAN FIND ADDITIONAL INFORMATION	50

FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Applicable rules of the Securities and Exchange Commission may require us to update this prospectus in the future.

(i)

PROSPECTUS SUMMARY

About IMCOR Pharmaceutical Co.

IMCOR is based in San Diego, California.  We have approximately 26 full time employees and lease a 53,000 square foot facility in San Diego, which is an FDA approved cGMP (current Good Manufacturing Practices) manufacturing plant sufficient for our current and projected manufacturing needs of Imagent® (perflexane lipid microspheres).  Our personnel have expertise in sales, marketing, manufacturing, research and development, clinical development and regulatory approval processes.  To supplement our internal capabilities, we work closely with consultants experienced in drug development and regulations, third party research laboratories, contract research organizations and with academic and other institutions to conduct specific research projects.

We are an emerging, development-stage pharmaceutical company focused on developing medical imaging pharmaceutical products. These imaging agents are used with echocardiography and computed tomography (“CT”) equipment in order to increase the diagnostic capabilities of these techniques. By enhancing the contrast between different types of tissues, these agents provide critical anatomical and disease state information that is not obtainable using the equipment alone. Our products have several potential applications including the ability to allow a physician to diagnose certain cardiovascular abnormalities and the spread of cancer in the lymphatic system.

We have one FDA approved product, Imagent, an ultrasound imaging contrast agent we acquired as part of the Imagent Business. Imagent has been approved for marketing by the FDA for use in patients with sub-optimal echocardiograms to opacify the left ventricle of the heart and improve delineation of the endocardial borders of the heart. As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health. Echocardiography is the most widely used imaging modality for the diagnosis of heart disease, the leading cause of death in the U.S. The attractiveness of the ultrasound imaging market potential together with the acquisition of an approved product and an extensive intellectual property portfolio were fundamental reasons for the acquisition and primary determinants of the purchase price of approximately $7,240,000 for plant, property and equipment and $15,638,000 for the purchased technology.

We are seeking to expand the label indication for Imagent for myocardial perfusion imaging for the detection of coronary artery disease (CAD) using a novel technique called Phasic Changes. Phasic Changes is one of three ultrasound techniques being investigated in the field for myocardial perfusion. The advantage of the Phasic Changes technique, compared to the other two techniques, is that it allows the patient to remain at rest during imaging (as opposed to stressing the patient in order to raise their heart rate). Initial studies of Phasic Changes conducted by an independent investigator have progressed from early feasibility testing in animals to a feasibility study in humans. The initial study provided data on 22 patients, with the results showing that the degree and location of narrowing of blood vessels in and around the heart (known as coronary stenosis) as detected with Phasic Changes were highly correlated with results produced from coronary angiography, the gold standard of measuring the severity of CAD.

We have commenced a Phase 2 clinical study designed to investigate alternative methods of administration for Imagent, including repeat dosing and infusion. This study is part of a series of clinical studies to establish the safety and efficacy of Imagent for new indications such as myocardial perfusion imaging and radiology applications. The results on additional ongoing clinical and preclinical studies for the use of Imagent in radiological applications were recently presented at the meeting of the Radiological Society of North America (RSNA).

Currently, Imagent is marketed in the United States on a very limited basis. Accordingly, our limited receipts are included in “Investment and Other Income.” Various companies provide packaging, technical and reimbursement product support and distribution services on a contract basis.

1

To protect our patent rights underlying our key product, Imagent, we have filed a complaint against Amersham Health, Inc. alleging certain Amersham products infringe on claims covering certain Imagent patents and theft of trade secrets. We intend to continue to vigorously assert our rights on these issues.

We have two additional contrast agents in development for use in computed tomography (CT) and x-ray imaging with potential applications, (1) as a blood pool agent to diagnose diseased tissue in the cardiovascular system and other organs (PH-50), and (2) to diagnose cancer metastasizing into the lymphatic system (N1177). PH-50 and N1177 are iodinated nanoparticulate formulations and are still in early stages of development. Based on the availability of capital and our assessment of market potential, we intend to focus our efforts on Imagent and plan to defer the development of PH-50 and N1177 to a later date.

We expect that our quarterly and annual results of operations will fluctuate based on several factors including, our ability to raise additional capital to implement our clinical, sales, marketing and manufacturing programs, the results of our litigation against Amersham Health, Inc., the timing and amount of expenses involved in marketing and manufacturing Imagent, conducting clinical trials, the activities required for compliance with FDA regulations and the amount, if any, of fees, milestone payments and research support payments received from current and potential strategic partners.

Our principal executive offices are located at 6715 Lusk Boulevard, San Diego, California 92121, and our telephone number is (858) 410-5601.

About the Offering

This prospectus covers the public sale of up to 46,653,461 shares of our common stock to be sold by the selling security holders identified herein. Of this amount, 25,374,999 shares were issued to certain of the selling security holders on April 19 and June 30, 2004 in a private placement transaction to certain institutional and accredited investors pursuant to a securities purchase agreement by and among the Company and such investors; and 6,560,960 shares were issued to those investors as late registration shares due to delays in the filing of this registration statement. The remaining 14,717,502 shares of our common stock covered by this registration statement are issuable upon the exercise of warrants issued to the investors pursuant to that securities purchase agreement. The aggregate purchase price paid by the investors for the securities issued in the private placement was approximately $10,150,000.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following information about certain of the risks of investing in our common stock, together with other information contained in this prospectus, before you decide to purchase our common stock.

Business and Financial Risks

We must raise additional financing in the future and our inability to do so will prevent us from continuing as a going concern and implementing our business plan.

Our cash and securities on hand at September 30, 2004 was approximately $1,843,493. At September 30, 2004, we had liabilities, including current liabilities of approximately $7,174,704 and deferred revenue of approximately $3,789,286, together totaling $10,963,990. We are in default under obligations to pay $248,000 to former creditors of Alliance in connection with our acquisition of the Imagent Business. We also have not registered the resale of shares we issued in connection with that acquisition, which in some cases is a condition to the effectiveness of agreements to release us from any claims by the Alliance creditor

2

We will need substantial additional financing to continue planned operations including manufacturing, marketing and product development programs, and the repayment of debt. At our current rate of spending, including estimated requirements to service a portion of our current liabilities and without additional funds, we may not be able to continue our current level of operations beyond the first quarter of 2005. We cannot accurately estimate the amount of additional financing required; however, the amount could be an additional $12,000,000 or more in order to fund operations through December 31, 2005. We are currently seeking capital in one or more transactions to fund our immediate and longer-term capital needs. Additional funds may not be available on acceptable terms, if at all, and existing stockholders may be diluted as a result of those offerings. The pricing of our common stock, or other securities convertible into common stock, in any such transaction may also result in an increase in the number of shares of common stock issuable upon exercise of warrants in accordance with the anti-dilution provisions in the instruments governing those securities.

We have a history of losses, and we may not achieve or maintain profitability in the future or pay cash dividends.

We have incurred losses since the beginning of our operations. As of September 30, 2004, we have incurred cumulative net losses (before dividends on preferred stock) of approximately $67,880,365. We expect our losses to increase in the future as our financial resources are used for litigation, manufacturing, marketing, research and development, preclinical and clinical development, regulatory activities, and other related expenses. We may not be able to achieve or maintain profitability in the future. We have never declared or paid any cash dividends to stockholders and do not expect to do so in the foreseeable future.

We do not have any material revenues from sales; accordingly, we are a development stage company.

We and our technologies, other than our recently acquired Imagent product, are in early stages of development. We began our business as a biopharmaceutical company in 1997. To date, we have not generated material revenues from sales or operations. We expect to generate revenue from sales of Imagent, but there can be no assurance that we will be able to generate enough revenue from such sales to be profitable for at least several years, if at all. Schering AG has certain rights related to Imagent, including the right to a royalty on sales of that product.

Our inability to expand the label indication of Imagent for the detection of CAD and to continue development of PH-50 and N1177 may impede our ability to raise capital and achieve profitability.

We are seeking to expand the label indication of Imagent for myocardial perfusion imaging for the detection of coronary artery disease (CAD). Our primary focus for clinical development of Imagent is using a novel technique called Phasic Changes. We believe that development of Imagent for the detection of CAD and in particular using the Phasic Changes technique will be important to our ability to attract capital and achieve future profitability. We plan to work toward further clinical development of PH-50 and N1177 at a later date.

There are a number of potential obstacles to these goals:

•	We may not have sufficient capital to complete the clinical trials and other tasks necessary to obtain regulatory approval.

•	The results of studies on Imagent for the Phasic Changes technique are preliminary. These studies and others for PH-50 and N1177 may not provide sufficient data to predict the products’ potential for use.

•	The FDA may not approve the use of Imagent for the detection of CAD (or PH-50 or N1177 for their planned indications). We have not completed an examination of whether Imagent has sufficient intellectual property protection to use it for the Phasic Changes technique. Intellectual property disputes relating to Imagent, PH-50 or N1177 could be costly to resolve and could affect our ability to commercialize products with those technologies.

•	We may not attract capital or achieve profitability even if we successfully introduce Imagent for the additional indication, PH-50 or N1177.

•	As a result of changing economic considerations, market, clinical or regulatory conditions, or clinical trial results, we may shift our focus or determine not to continue one or more of the product development projects we are currently pursuing.

3

The markets for imaging products are extremely competitive, and many of our competitors have greater resources and have products that are in more advanced stages of development than we do, which may give them a competitive advantage over us.

In addition to Imagent, there are currently two FDA approved ultrasound contrast agents being marketed in the U.S. by Amersham Health, Inc. and Bristol-Myers Squibb Medical Imaging, Inc. for the same indication for sub-optimal ultrasound images as Imagent. In addition, Bracco International has filed a New Drug Application with the FDA seeking approval to market its product in the U.S. Two other companies (POINT Biomedical Corp. and Acusphere, Inc.) are in advanced clinical trials for the use of ultrasound contrast agents for myocardial perfusion. We expect that competition in the ultrasound contrast imaging field will be based primarily on each product's safety profile, efficacy, stability, ease of administration, breadth of approved indications, and physician, healthcare payer and patient acceptance. We are at the very early stages of launching Imagent, and we cannot predict whether it will compete successfully with these other products.

We filed a suit against Amersham for patent infringement, which, if resolved unfavorably could impede our ability to utilize our patents for Imagent.

We filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in our patents covering Imagent. We also seek a declaration that our products do not infringe on Amersham's patents covering their products, and other relief. Alliance joined us as a plaintiff in this suit. Amersham filed an answer denying the material allegations of our claims and asserting certain counterclaims. If the suit is resolved unfavorably to us, we may have difficulty utilizing the protections of its patents for Imagent and there may be other complications that may make it difficult or impossible to implement its commercialization strategy for Imagent.

Intellectual property disputes are often settled through licensing arrangements that could be costly to us. In any intellectual property litigation, it is possible that those licenses necessary to settle the dispute would not be available on commercially reasonable terms or that we would not be able to redesign its technologies to avoid any claimed infringement thus resulting in our inability to sell the product.

Our proposed products are subject to extensive testing and government approval, and we may not obtain or maintain the approvals necessary to sell our proposed products.

Other than Imagent for its current indication, none of our proposed imaging products has received the FDA's approval for commercial sales. An extensive series of clinical trials and other regulatory requirements must be completed before our proposed products can be approved and sold in the U.S. or other countries. Requirements for FDA approval of a product include preclinical safety testing in animals and clinical testing for effective use and safety in humans, which can be extremely costly. The time frame necessary to perform these tasks for any individual product is long and uncertain, and we may encounter problems or delays that we cannot predict at this time. The lack of adequate capital will contribute to delays in this process. We must also obtain regulatory approvals comparable to those required in the U.S. to market its products in other countries. Even if testing is successful, its proposed products may not demonstrate sufficient effectiveness or safety to warrant approval by the FDA or other regulatory authorities.

Development of the nanoparticulate formulations has been limited primarily to laboratory experiments and animal testing. Only the subcutaneous nanoparticulate formulation for lymphography has completed Phase I human clinical trials. The Company has not yet conducted substantive studies of its compounds in development to evaluate their effectiveness on human subjects. Our results from early clinical trials may not predict results that we will obtain in large-scale clinical trials, as even after promising results in early trials, a number of companies have suffered significant setbacks in advanced clinical trials.

4

We may not conduct additional Phase 2 or Phase 3 clinical trials for our products and such trials, if begun, may not demonstrate any efficacy or may not be completed successfully in a timely manner, if at all. The rate of completion of our clinical trials depends upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population for a particular indication, the nature of the clinical protocol under which our products will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both. Furthermore, we, the FDA or other regulatory authorities may alter, suspend or terminate clinical trials at any time. If we do not successfully complete clinical trials and obtain regulatory approval for a product, we will not be able to market that product.

Any products approved by the FDA are subject to post-market approval requirements of the FDA.

Our FDA approved product, Imagent, is subject to post-market approval requirements by regulatory authorities. We are subject to inspection and marketing surveillance by the FDA to determine its compliance with regulatory requirements with respect to any approved products. If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

•	recall or seizure of our products;

•	fines, injunctions and civil penalties;

•	operating restrictions, partial suspension or total shutdown of production; and

•	criminal prosecution.

Any enforcement action by the FDA may also affect our ability to commercially distribute its products in the U.S.

Product liability claims could increase our costs and adversely affect its results of operations.

The marketing, sale and clinical testing of Imagent and our product candidates may expose us to product liability claims, and we may experience material product liability losses in the future. We maintain certain levels of product liability insurance for the use of our products, but our coverage may not continue to be available on terms acceptable to us or adequate for liabilities we actually incur. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on its business and results of operations.

If we do not obtain and maintain patent or other protection of our core technologies (namely Imagent, PH-50 and N1177) we may have difficulty commercializing products using these technologies.

Our success depends in part on our ability to obtain, assert and defend its patents, protect trade secrets and operate without infringing the intellectual property of others. Among the important risks in this area are

•	our patent applications may not result in issued patents. Moreover, any issued patents may not provide us with adequate protection of its intellectual property or competitive advantages, and the law on the scope of patent coverage is continually changing.

•	various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical field. This may limit our ability to obtain or utilize those patents internationally.

•	existing or future patents or patent applications (and the products or methods they cover) of our competitors (or others, such as research institutions or universities) may interfere, invalidate, conflict with or infringe our patents or patent applications. Similarly, the use of the methods or technologies contained in our patents, patent applications and other intellectual property may conflict with or infringe the rights of others.

•	if an advance is made that qualifies as a joint invention, the joint inventor or his or her employer may have rights in the invention.

5

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that these rights are covered by valid and enforceable patents or effectively maintained as trade secrets. We acquired a patent portfolio related to Imagent as part of the acquisition of the Imagent Business. We have not completed its evaluation of intellectual property rights associated with the use of Imagent for the Phasic Changes technique. We also own two patents in the U.S., and certain other patents in foreign countries including Australia, Canada, Japan and Germany that relate to methods for performing lymphography.

In addition to the patents and patent applications we acquired through the purchase of the Imagent Business, we have filed patent applications in the U.S. and under the Patent Cooperation Treaty covering a number of foreign countries. These patent applications relate to the use of nanoparticulates, including PH-50, as cardiovascular imaging agents and to deliver pharmacologically active substances for treatment of various diseases. We are the exclusive licensee from Nycomed Imaging AS of a group of patented proprietary nanoparticulate compounds including N1177 and PH-50. We are the exclusive licensee of U.S. and foreign patent applications from Massachusetts General Hospital that relate to diagnostic imaging agents and methods for using the diagnostic imaging agents for medical location, treatment and diagnosis of tumors and other diseased tissues. Additional patents may never be issued on any of the patent applications we own or license from third parties.

The patent position of biopharmaceutical companies involves complex legal and factual questions and therefore we cannot assure the enforceability of these patents. A third party might successfully challenge the validity or enforceability of our patents or if issued, patents that would result from its patent applications. The patents might not provide protection against competitive products or otherwise be commercially valuable, and applications filed by others might result in patents that would be infringed by the manufacture, use or sale of our products. Litigation over patents and other intellectual property rights occurs frequently in our industry and there is a risk that we may not prevail in disputes over the ownership of intellectual property. Further, an interference proceeding with the Patent and Trademark Office may be instituted over the rights to certain inventions, and there is a risk that we may not prevail in such an interference proceeding. Those disputes can be expensive and time consuming, even if we prevail. Intellectual property disputes are often settled through licensing arrangements that could be costly to us. In any intellectual property litigation, it is possible that licenses necessary to settle the dispute would not be available on commercially reasonable terms or that the Company would not be able to redesign its technologies to avoid any claimed infringement thus resulting in its inability to sell the product.

Confidentiality agreements covering our intellectual property may be violated, and we may not have adequate remedies for any violation. Our trade secret intellectual property may in other ways become known or be independently discovered by competitors. In addition, where intellectual property results from a research project supported by government funding, the government has limited rights to use the intellectual property without paying us a royalty.

To the extent we use intellectual property through licenses or sub-licenses, as is the case for some of its lymphography technology, its rights are subject to us performing the terms of the license or sub-license agreement with third parties. Our rights are also subject to the actions of third parties we may not be able to control, such as its sub-licensor complying with the terms of its license with the patent owner and the patent owner maintaining the patent.

We depend on a small number of employees and consultants to provide management expertise, and the loss of this expertise may interfere with our operations or delay our ability to implement our business plan.

We currently have two senior executive officers:  our Chief Executive Officer (Dr. Williams) and our Senior Vice President Business Development and Marketing (Mr. DeFranco).  We also have retained consultants to advise us in regulatory affairs, product reimbursement, quality assurance and control matters and other business matters. Larry D. Grant, a consultant, provides advisory and management services on a full-time basis on financial, operational and strategic matters. These individuals have entered into employment or consulting agreements, confidentiality and/or non-competition agreements with us. If an individual performing one of these executive or consulting functions for us terminates his or her association with us or breaches their agreement with us:

6

•	We could suffer competitive disadvantage or loss of intellectual property protection.

•	We could experience a delay in the implementation of our business plan until we arrange for another individual or firm to fulfill the role.

The raw materials for Imagent are subject to a long-term supply contract with single source suppliers. An interruption in availability of those materials may impair our ability to market or test those products.

We assumed the rights and obligations of Alliance under the terms of the long-term supply agreement that Alliance had for the principal raw material for Imagent. Raw materials used in Imagent cannot be changed without equivalency testing of any new material by us and approval of the FDA. Some raw materials for Imagent are currently qualified from only one source and, although we have some inventory, we will attempt to acquire additional inventory of these materials and to negotiate long-term supply arrangements. There can be no assurance that we would be successful in negotiating any such long term or other supply agreements.

To make any significant change in the manufacturing process or change in suppliers, we must conduct certain validation studies, which may require review and/or approval by the FDA. Considerable delays in our research and development programs for our products could result from its having to change to a different supplier. There can be no assurance that Nanosystems will continue to supply us with the raw materials that we need in a timely manner on conditions that are acceptable to us.

We may encounter difficulties expanding and/or changing our manufacturing operations.

We lease a single 53,000 square foot facility located in San Diego, California, a portion of which houses our manufacturing operations. This lease expires in three years and we may be required to commit a significant amount of time and expense in connection with moving to a new facility if the lease is not renewed.

The current facility is subject to a variety of regulatory requirements to maintain compliance with current good manufacturing practices. We may encounter difficulties in maintaining compliance with these regulations and standards, which also could result in a delay or termination of manufacturing or an inability to meet product demand.

We will face risks inherent in operating a single facility for the manufacture of Imagent. At this time, we do not have alternative production plans in place or alternative facilities available should the San Diego manufacturing facility cease to function. These risks include unforeseen plant shutdowns due to personnel, equipment or other factors, and the resulting inability to meet customer orders on a timely basis.

Our lease for the San Diego, California facility is scheduled to terminate in 2008 with two, three year renewal terms. There will be costs associated with locating and moving to a new facility that meets FDA requirements, assuming we continue to maintain internal manufacturing capabilities. We cannot assure that the FDA would deem any new facility to be compliant with FDA manufacturing standards.

We have to rely on third parties and collaborative relationships for distribution, pre-clinical and clinical testing of Imagent and our proposed products, and it may be difficult to implement our business plans without these collaborations.

We currently have contract agreements with Cardinal Specialty Pharmacy Distribution for distribution and fulfillment, Cardinal PCI for labeling and packaging and RxCrossroads for reimbursement and product technical support. We have had and expect to continue in the future to have a variety of research agreements with universities and other research institutions to investigate specific protocols for the preclinical development and testing of its products or research activities related to other new potential products. We also contract and expect to continue to contract with research organizations and other third parties to manage clinical trials of our products. We must obtain and maintain collaborative relationships with third parties for research and development, preclinical and clinical testing, marketing and distribution of our proposed products. Collaborative relationships may limit or restrict our operations or may not result in an adequate supply of necessary resources. A collaborative partner could also pursue alternative technologies as a means of developing or marketing products for the diseases targeted by our collaborative program. If a third party we are collaborating with fails to perform under its agreement or fails to meet regulatory standards, this could delay or prematurely terminate preclinical or clinical testing of our proposed products.

7

Our products may not be fully accepted by physicians, laboratories and health insurance providers, which would reduce our revenue and limit our ability to raise capital.

Our growth and success will depend upon market acceptance by physicians, laboratories and health insurance providers of our products. This requires acceptance of our products as clinically useful and cost-effective alternatives to other medical imaging products and methods. In addition, physicians may utilize imaging techniques other than those for which our products are being developed (such as magnetic resonance imaging (MRI) and radionuclear imaging).

Changes in health care reimbursement policies or legislation may make it difficult for physicians and hospitals to use or receive reimbursement for using our products, which could reduce our revenues.

Our success will depend, in part, on the extent to which health insurers, managed care entities and similar organizations provide coverage or reimbursement for using the medical procedures we have and plan to develop. These third-party payers are increasingly challenging the price of medical procedures and services and establishing guidelines that may limit physicians' selections of innovative products and procedures. We also cannot predict the effect of any current or future legislation or regulations relating to third-party coverage or reimbursement on our business. We may not be able to achieve market acceptance of our proposed products or maintain price levels sufficient to achieve or maintain any profits on our products if adequate reimbursement coverage is not available. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from third-party payers for the procedures in which our products would be used or adverse changes in governmental and private third-party payers' policies toward reimbursement for such procedures would have a material adverse effect on our business.

Risks Related To Our Common Stock

A small group of stockholders have significant voting power and may delay or prevent a change of control of IMCOR and may have other adverse effect on the price of our common stock.

As of September 30, 2004, a small group of stockholders control approximately 51,384,623 shares, or 64.2% of our issued and outstanding common stock (our Series A Preferred Stock has no voting rights). These stockholders are also parties to a Voting, Drag-Along and Right of First Refusal Agreement (the “Voting Agreement”) concerning the election of certain designees to the Board of Directors and certain other corporate actions. The Voting Agreement requires these stockholders to vote their shares for the election of certain individuals nominated by parties to the Voting Agreement. This concentration of ownership and control may delay or prevent a change in control of IMCOR, and may also result in a small supply of shares available for purchase in the public securities markets. These factors may affect the market and the market price for its common stock in ways that do not reflect the intrinsic value of our common stock.

The price and trading volume of our common stock fluctuates significantly, like that of many biopharmaceutical companies, which may make it difficult for us or a stockholder to sell common stock at a suitable price and may cause dilution for existing stockholders when we issue additional shares.

During the period from January 1, 2004 through September 30, 2004 the closing trade price of our common stock ranged from $1.95 to $0.11 per share. Daily trading volume ranged from zero shares to approximately 476,141 shares during that period.

8

The market prices for securities of biopharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors may have an impact on the price of our common stock:

•	Sales performance of Imagent;

•	Our liquidity;

•	Announcements by us or others regarding scientific discoveries, technological innovations, commercial products, patents or proprietary rights;

•	Announcements by us concerning the licensing or other transactions of its products or technologies;

•	Private sales of a significant block of our common stock at a price below the then current market price of our common stock and the subsequent registration and sale of those shares;

•	Public Sales of our common stock pursuant to Rule 144 of the Securities Act of 1933;

•	The progress of preclinical or clinical testing;

•	Developments or outcome of litigation concerning proprietary rights, including patents (and the uncertainty related to the Amersham litigation);

•	Changes in government regulation;

•	Public concern about the safety of devices or drugs;

•	Limited, if any, coverage by securities analysts;

•	The occurrence of any of the risk factors described in this section;

•	Sales of large blocks of stock by an individual or institution;

•	Changes in our financial performance from period to period, securities analysts' reports, and general market conditions; and

•	Economic and other external factors or a disaster or crisis.

If stockholders holding substantial amounts of its common stock should sell their stock in the public market, the price of its stock could fall and it may be more costly for us to raise capital.

This registration statement covers the sale of 31,935,959 shares of our common stock (plus an additional 14,717,502 shares of our common stock issuable on conversion of warrants) by selling shareholders. We have a commitment to register an additional approximately 62,384,917 shares of our common stock (including shares owned by funds controlled by two of our directors and certain former creditors of Alliance) following the effectiveness of this registration statement. We may also register the resale of shares issuable pursuant to the exercise of options granted under our various option plans. In addition, some of our shares are eligible for sale in the public market free of restriction under Rule 144 of the Securities Act. Others shares of our common stock are also subject to agreements requiring us to permit the holders of the shares, under certain circumstances, to join in a public offering of our stock or to demand that we register their shares for resale. The sale of these shares could place downward pressure on the overall market price of our common stock.

We have issued a substantial number of securities convertible into shares of our common stock that will result in substantial dilution to the ownership interests of our existing shareholders.

As of September 30, 2004, we had reserved 21,477,095 shares of our common stock for issuance upon exercise or conversion of the following securities:

•	15,409,470 shares upon exercise of outstanding stock warrants, including 14,717,502 shares of common stock underlying warrants from our April/June 2004 financing;

•	5,321,762 shares upon exercise of outstanding stock options; and

•	745,863 shares upon exercise of options available for future grants under our existing option plans.

9

In addition, our Board of Directors recently approved increasing the total shares available for issuance under the 2000 Long Term Incentive Compensation Plan from 4,568,750 to 30,000,000, subject to stockholder approval which we expect to receive at our next meeting of stockholders. We are contractually obligated to reserve an additional 5,078,402 shares pursuant to options to grant to our Chief Executive Officer upon increase in the shares subject to the 2000 Long Term Incentive Compensation Plan. If our options and warrants are all issued and exercised, investors may experience significant dilution in the voting power of their common stock. The sale of these shares could also place downward pressure on the overall market price of our common stock.

Furthermore, on October 29, 2004, we issued and sold 4,500 shares of our Series A Convertible Preferred Stock which is convertible into 16,666,667 shares of our common stock. We also issued a warrant to purchase 1,333,333 shares of our common stock to our investment banker in connection with the Cross License Agreement with Bristol-Myers Squibb Medical Imaging, Inc. and the related sale of Series A Convertible Preferred Stock. See “Certain Recent Developments,” below.

Applicable Securities and Exchange Commission rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock, which may affect the trading price of our common stock.

Our common stock currently trades on the Pink Sheets. Our appeal to NASDAQ to reconsider its decision to delist our shares was denied. We are considering options to seek re-listing of our shares on an appropriate exchange, but it will be a minimum of at least several months before we can submit an application for re-listing. Because our common stock continues to trade below $5.00 per share, our common stock is considered a “penny stock” and is subject to Securities and Exchange Commission rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

 This prospectus contains (and press releases and other public statements we may issue from time to time may contain) a number of forward-looking statements regarding our business and operations.  Statements in this document that are not historical facts are forward-looking statements.  Such forward-looking statements include those relating to:

 •     our current business and product development plans,

 •     our future business and product development plans,

 •     the timing and results of regulatory approval for proposed products, and

 •     projected capital needs, working capital, liquidity, revenues, interest costs and income.

 Examples of forward-looking statements include predictive statements, statements that depend on or refer to future events or conditions, and statements that may include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “should,” “may,” or similar expressions, or statements that imply uncertainty or involve hypothetical events.

10

 Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this prospectus, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases or other public statements.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or other documents incorporated by reference might not occur.  No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement. We do not undertake any obligation to release publicly any revisions to these forward looking statements, to reflect events or circumstances after the date of this prospectus, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

USE OF PROCEEDS

The shares are being registered hereunder for resale by the selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders. We will receive the exercise price of certain warrants held by certain of the selling security holders. We expect to use the proceeds of any such sales for development of our technologies or as otherwise determined by our Board of Directors, in accordance with the securities purchase agreement we have with the selling security holders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock currently trades on the Pink Sheets under the symbol "ICPH." Until June 28, 2004, our stock traded in the Nasdaq SmallCap Market. The following table sets forth the range of high and low bid prices per share of our common stock for each of the calendar quarters identified below as reported by the Nasdaq SmallCap Market and the Pink Sheets. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
2004:

Quarter ended December 31, 2004	$0.88	$0.06
Quarter ended September 30, 2004	$0.40	$0.10
Quarter ended June 30, 2004	$2.20	$0.30
Quarter ended March 31, 2004	$2.03	$0.96

2003:

Quarter ended December 31, 2003	$1.93	1.07
Quarter ended September 30, 2003	$2.44	0.97
Quarter ended June 30, 2003	$2.60	1.50
Quarter ended March 31, 2003	$2.73	0.90

2002:

Quarter ended December 31, 2002	$2.64	1.00
Quarter ended September 30, 2002	$4.20	1.32
Quarter ended June 30, 2002	$5.20	3.12
Quarter ended March 31, 2002	$6.36	2.52

11

The last closing price of our common stock as reported on the Pink Sheets on December 14, 2004 was $0.69 per share.

Holders

 As of November 26, 2004 the number of stockholders of record of our common stock was 274. Based on broker inquiry conducted in connection with the distribution of proxy solicitation materials in connection with the Company's special meeting of shareholders in 2004, we believe that there are approximately 1,225 beneficial owners of its common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned "RISK FACTORS" and elsewhere in this prospectus. The following should be read in conjunction with our audited and unaudited financial statements included below.

References to the “Company,” “IMCOR,” “we” or “our” are to IMCOR Pharmaceutical Co. (formerly known as Photogen Technologies, Inc.) and, where appropriate, our subsidiary, Sentigen, Ltd. (“Sentigen”).  References to the “Imagent Business” are to the medical imaging business of Alliance Pharmaceutical Corp. (“Alliance”) the Company acquired on June 18, 2003.  Imagent ® (perflexane lipid microspheres) is a registered trademark owned by IMCOR.

The financial statements included herein have been prepared assuming the Company as a going concern.  The Company had approximately $1,843,493 in cash and securities and current liabilities of $7,174,704 at September 30, 2004. The financial statements for the three- and nine-month periods ending September 30, 2004 do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from this uncertainty. The Company obtained $8,500,000 through a cross-license and securities purchase agreement with Bristol-Myers Squibb Medical Imaging, Inc. dated October 29, 2004 and as a result has sufficient funds to operate through the first quarter of 2005.

Certain Recent Developments

We have completed the following recent transactions:

•	On October 29, 2004, we entered into a non-exclusive, cross-licensing agreement with Bristol-Myers Squibb Medical Imaging, Inc. covering ultrasound contrast agent patents. Under the terms of the agreement, Bristol-Myers Squibb Medical Imaging, Inc. and the Company will have the right to further develop and commercialize their respective ultrasound contrast imaging agents without risk of infringing upon the other company’s patent rights. We received a payment of $4,000,000 under the terms of the license agreement, and will have the right of first negotiation to license select compounds from Bristol-Myers Squibb Medical Imaging, Inc. In connection with the license agreement, we entered into a securities purchase agreement with Bristol-Myers Squibb Medical Imaging, Inc. and Bristol-Myers Squibb Company pursuant to which we sold an aggregate of 4,500 shares of our recently authorized Series A Convertible Preferred Stock for a total purchase price of $4,500,000.

•	The Certificate of Designation, Preferences and Rights which authorizes the Series A Convertible Preferred Stock generally provides that:

12

•	In the event of any liquidation, dissolution or winding up of the Company (including the sale of all or substantially all the assets of the Company unless the holders of 66 2/3% of the preferred stock then outstanding vote not to treat such a sale as a liquidation event), whether voluntary or involuntary, and subject to the rights of the holders of any future senior securities, each holder of preferred stock is entitled to be paid out of the funds and assets of the Company available for distribution to holders of our capital stock before any payment or setting apart for payment of any amount shall be made in respect of any common stock, an amount equal to $1,000 per share of preferred stock;

•	The holders of the preferred stock shall have no voting rights except as required by law;

•	At any time after October 29, 2034, any holder of preferred stock has the right to require the Company, to the extent the Company has funds legally available, to redeem holder’s shares of preferred stock at a redemption price equal to $1,000 per share of preferred stock, payable in cash; and

•	The preferred stock is convertible into common stock at a ratio of 3,703.703778 shares of common stock for each share of preferred stock. As of October 29, 2004, conversion of the preferred stock would result in issuance of 16,666,667 shares of our common stock. However, the holder of the preferred stock cannot convert it into common stock before July 29, 2005. We have the right to require conversion of the preferred stock into common stock if at any time after October 29, 2005 the closing price of our common stock exceeds $0.405 per share for ten consecutive trading days. The conversion ratio is subject to adjustments for dilution resulting from stock splits and combinations, certain dividends and distributions, reorganization, reclassification or merger of the Company.

•	On November 2, 2004, we repaid in full the Secured Notes held by Xmark. These notes were secured by a lien on substantially all of our assets. The security interest has now terminated and at this time there are no blanket liens on any of our owned assets.

Significant Estimates

On June 18, 2003, we closed the acquisition of the Imagent Business. We consider the valuation of our investment in the purchased technology related to Imagent (“Purchased Technology”) to be a significant estimate.  The carrying value of this Purchased Technology at September 30, 2004 was approximately $14,002,545, net of accumulated amortization.  Our current valuation is based upon the purchase price we paid for the acquisition from Alliance. We intend to periodically evaluate the valuation of Purchased Technology and make any necessary adjustments. Our valuation assumptions have been based on currently available information including estimates of market size and penetration, pricing, competitive threats and general operating expenses.  These estimates may change and such changes may impact future estimates of carrying value. We instituted litigation against Amersham regarding patents acquired with the Purchased Technology and Amersham has responded with counter-claims.  If we lose this litigation, our business and the value of the Purchased Technology would be materially and adversely affected. See “Liquidity; Capital Resources,” below.

Prior to termination, we considered our investment in our technology license with units of Elan to be a significant estimate. The license related to the joint venture formed to develop one of our CT contrast agents, a subcutaneous nanoparticulate formulation for lymphography. In June 2004, the joint venture was terminated and the holder of our then outstanding Series A Preferred Stock converted it, including accrued and unpaid dividends, into 195,263 shares of common stock of IMCOR at a conversion price of $84.68 per share. (This is different from the newly authorized Series A Convertible Preferred Stock recently issued to Bristol-Myers Squibb Company in connection with a cross-license agreement, which remains outstanding and is unrelated to the former Elan joint venture.) Among other factors, the canceled Series A Preferred Stock issued in connection with the Elan joint venture was exchangeable for additional shares of Sentigen. See “Management’s Discussion and Analysis and Plan of Operation, Joint Venture,” above. On the conversion date, the value of our common stock was $0.75 per share, which was deemed to be the implicit factor to value the 19.9% of Sentigen that Elan sold to IMCOR at $146,447. Accordingly, we wrote down the carrying value of our 80.1% share of the related technology license then held by Sentigen to $589,469. As part of the consolidation of Sentigen, by June 30, 2004 we recorded the entire value of the technology license as an asset, valued at $735,916 before amortization. As of September 30, 2004, we are carrying this asset net of $21,818 amortization, as $714,098. We are currently in default under obligations to pay approximately $248,000 to creditors of Alliance in connection with its acquisition of Imagent. While there can be no assurance of success, we believe that we can resolve these defaults and that they do not give rise to a reduction in the carrying value of Purchased Technology of the Imagent Business. We also have not registered the resale of shares we issued in connection with that acquisition, which in some cases is a condition to the effectiveness of agreements to release us from any claims by the Alliance creditor or requires us to issue additional penalty shares. In December 2004, we negotiated a resolution to the default under our obligations to former Alliance creditors holding a total of $675,000 of debt, of which $300,000 was paid in the fourth quarter of 2004 and payment of the other $375,000 is deferred pending our raising additional capital and other conditions being satisfied.

13

Results of Operations

The financial statements included in this registration statement present the results of operations of the Imagent Business following its acquisition on June 18, 2003.  As noted above, as one of a series of transactions on November 12, 2002, we split off the therapeutic business to certain founding shareholders.  Accordingly, the expenses associated with that business have been reclassified as discontinued operations.

Years Ended December 31, 2003 and December 31, 2002

Prior to our acquisition of the Imagent Business in June, 2003, our efforts were focused on the development and clinical testing of diagnostic products, specifically PH-50, being developed as a cardiovascular imaging agent, and N1177, being developed for lymphography, the diagnosis of cancer metastasizing to lymph nodes. During the 2002 and 2003 final years, we have not generated significant revenues from the sale of any proposed diagnostic products or other operations. Net loss applicable to common shareholders (after preferred dividends) was $1,649,604 and $23,839,784 for the years ended December 31, 2002 and 2003, respectively, and our cumulative losses since inception, including "in-kind" preferred stock and beneficial conversion dividends totaling $8,712,509, are approximately $60,231,207.

Since inception, IMCOR had been developing products for both therapeutic and medical imaging applications. As one of a series of transactions on November 12, 2002, we split off our therapeutic business to certain founding shareholders. Accordingly, the expenses associated with that business have been reclassified as discontinued operations.

With the acquisition of the Imagent Business, we hired approximately 35 employees related to this business. These employees were formerly associated with Alliance and bring capabilities in manufacturing, marketing and additional capabilities in research and related administrative infrastructure. We also continue to contract with third party consultants having expertise in clinical development and regulatory matters to supplement our internal capabilities. In addition, we contract with third party research laboratories, contract research organizations and manufacturers for clinical material supplies and the management of clinical trials, and with academic and other institutions to conduct specified research projects.

During 2003 we conducted limited test marketing of Imagent to certain hospitals and physicians. In December 2003 we entered into a license agreement with Kyosei Pharmaceutical Co., Ltd. ("Kyosei"), a unit of Sakai Group, for the development and marketing of Imagent in Japan for all radiology and cardiology indications. Terms of the agreement call for the payment to IMCOR of up to $10,000,000 in fees and development milestone payments plus royalties on commercial sales. Kyosei will also pay IMCOR to manufacture Imagent for Kyosei's clinical and commercial requirements. At the closing, we received a gross payment of $2,000,000 from Kyosei. Recognition of this payment will be made ratably over the anticipated life of the agreement.

In 2004, we received an additional gross payment of $2,000,000 from Kyosei. Additional payments are expected in 2005 and beyond. The future payments from Kyosei are based on certain milestones of clinical development, including the commencement of and completion of clinical studies and approval for sale by Japanese regulatory authorities. Commencement of clinical studies is not expected to be earlier than 2005, and the development program, including regulatory approval, is expected to take four or more years. Accordingly, commercial sales, upon which we will earn royalties, are not expected to commence earlier than 2008. While we believe that Imagent clinical studies will be successful, there can be no assurance that such studies conducted in Japan will be successful or that the product will be approved for sale by Japanese authorities.

14

Research and development expenses for the years ended December 31, 2002 and 2003 were $1,227,897, and $2,529,679 respectively. These expenses include personnel costs, fees and other compensation paid to outside consultants, and costs associated with conducting preclinical and clinical studies and manufacturing product to be used in these studies. Through December 31, 2003, we had incurred a total of approximately $2,531,000 of expenses in connection with the development of PH-50 (approximately 1,228,000 and 865,000 for the years ended December 31, 2002 and 2003, respectively). In 2003, we had approximately a $363,000 reduction in PH-50 expenditures due to capital constraints on the Company.

We had been developing N1177 through a joint venture with affiliates of Elan. Research and development expenses for N1177 have been charged to the joint venture. Through the 2003 fiscal year, we incurred a total of approximately $3,130,000 of expenses in connection with the development of N1177 (approximately $658,000 and $0 incurred by the joint venture for the years ended December 31, 2002 and 2003, respectively). Due to capital constraints, no research was conducted on N1177 during 2003. Please see "Technology—Development of N1177" below and Note 4 to our financial statements for the year ending December 31, 2003.

Research expenses (from continuing operations) in 2002 increased by $789,939 to $1,227,897 primarily due to the shift in research spending from N1177 to the development of Imagent and PH-50, a product having greater market potential than N1177. During 2002, the Company operated with a limited internal staff and utilized third party contract laboratories and consultants to conduct its research programs under the guidance of its internal staff. The increased expenditures were due to the additional contract work conducted by these third party laboratories and consultants.

Substantially all of the $2,529,679 in research expenses in 2003 were oriented to the preclinical development of PH-50, and, since the acquisition of the Imagent Business, expenses associated with regulatory compliance and continued development of Imagent for new indications. The research expenditures were composed of expenses incurred for the development of PH-50 (approximately $865,000) and, since the acquisition of the Imagent Business personnel costs (approximately $1,400,000) and outside service expenses (approximately $279,000) at our San Diego operation. The expenditures incurred in our San Diego operations were directed to product and regulatory support and compliance and not to a particular significant product research program. Expenses associated with the development of N1177 were charged to our joint venture, and expenses associated with the development of our other products are borne completely by us.

Selling, general and administrative expenses were $4,030,083 and $14,241,767 for the years ended December 31, 2002, and 2003, respectively. These expenses include costs associated with our acquisition of the Imagent Business prior to firmly committing to the acquisition (costs incurred following our firm commitment to acquire the Imagent Business have been capitalized as part of the acquisition cost), and for all years costs associated with obtaining patent protection for our intellectual property, costs associated with sales and marketing programs, administrative personnel and corporate management, the amortization of options granted to our employees, legal and related expenses and facilities expenses.

In 2002, selling, general and administrative expenses increased by $809,499 to $4,030,083. As part of the November, 2002 restructuring and financing, stock options were granted to the remaining employees of IMCOR with an exercise price equal to the price at which common stock was sold to the new institutional investors. As the exercise price was below the closing price of the company's common stock at the date of grant, we recorded an expense of approximately $988,000 reflecting the differential between those two prices.

In 2003, selling, general and administrative expenses increased by $10,211,684 to $14,241,767. The primary reasons for the increase were related to our acquisition of the Imagent Business from Alliance including, (i) provisions we have taken against advances we had made to Alliance and shares of our common stock we had issued to Xmark pursuant to a standstill agreement with Xmark (approximately $2,615,000), (ii) costs of conducting due diligence and other activities related to the acquisition of the Imagent Business (approximately $775,000), (iii) costs incurred by us to operate the Imagent Business following its acquisition (approximately ($4,445,000), (iv) depreciation (approximately ($945,000), and (v) amortization of the purchased technology (approximately $658,000). Of the costs to operate the Imagent Business after acquisition, approximately $1,962,000 was for third party contract services, contract sales and marketing and legal expenses, $850,000 for facilities expenses and $775,000 for payroll and related expenses.

15

As part of the November, 2002 restructuring and financing, stock options were granted to our remaining employees with an exercise price equal to the price at which common stock was sold to the new institutional investors. As part of the acquisition of the Imagent Business and the related hiring of employees from Alliance in June 2003, we granted these new employees an aggregate of 1,865,750 stock options with an exercise price of $1.25 per share. Pursuant to an agreement in July 2003 with Dr. Taffy Williams, our Chief Executive Officer, an aggregate of 1,050,000 stock options were granted to Dr. Williams, subject to shareholder approval (shareholders representing an excess of 50% of our outstanding common stock have indicated their commitment to vote in favor of approving these options). As the exercise prices were below the closing price of our common stock at the dates of grant, we recorded an expense of approximately $1,236,566 in 2003 reflecting the differentials between those respective two prices.

In September, 2000, we initiated a restructuring of our clinical development operations. During 2002, we recorded an additional charge of $807,483 all of which was related to the valuation of certain stock options granted to one of the employees of this operation as part of a settlement of certain litigation. At December 31, 2002, none of this charge was remaining.

In the fourth quarter of 1999, we entered into a joint venture with affiliates of Elan for the development of N1177, a potential product to identify and diagnose lymph nodes for the presence of cancer. We owned 80.1% of the joint venture entity, Sentigen, Ltd., with the balance owned by Elan. During 2001, 2002 and 2003 we recorded losses from the joint venture of $1,952,758, $3,452,837, and $5,389,338, respectively. In 2001 and 2002 these losses resulted from our share of development expenses incurred in the joint venture by the two participants, including personnel expenses and costs associated with developing a manufacturing process, including the purchase of drug substance and other materials. As there have been delays, principally due to capital constraints, on the development of N1177, Sentigen recorded in 2002 a $2.5 million charge, of which our 80.1% share is approximately $2.0 million, as an impairment to the carrying value of the Sentigen license. In 2003, these losses were substantially the result of the amortization of the license purchased from Élan and a $4,605,000 charge for further impairment of the license value as, due to the lower priority of the development of N1177 and capital constraints, limited development work was being conducted. The Sentigen joint venture was terminated in June of 2004.

As part of our annual audits, we, on behalf of the Sentigen joint venture, prepared cash flow projections of the product, N1177 including assumptions of research and clinical development costs, market size, market share and resulting potential revenues and the costs (manufacturing, marketing and sales along with administrative costs) to generate the projected revenue stream. These cash flows, assuming that the research is successful, were then discounted to a present value. During the year, we incorporated these projections as part of the analysis of any impairment in the value of the joint venture.

As part of the our review of our financial statements at year end 2002, we evaluated the carrying value of the Sentigen license in light of the projection of cash flows and availability of capital to conduct the research in a timely manner. Accordingly, we advised Sentigen to reduce the carrying value of the Elan license by $2,500,000.

Further, as part of our review of our financial statements for the quarter ended June 30, 2003, we again evaluated the carrying value of the Sentigen license in light of the projection of cash flows, the availability of capital to conduct the research in a timely manner, the knowledge that this area of research was no longer an area stated by Elan to be an area of focus for that company, and the priority of committing capital to the further development of N1177 in light of our other priorities, namely the continued development of PH-50 and the manufacturing and marketing of its recently acquired Imagent Business. Accordingly, we advised Sentigen to reduce the carrying value of the Elan license by $5,750,000 to a value of approximately $4,060,000, it being also determined in the judgment of certain of our directors with experience in these matters, that a value of approximately $4,000,000 could be fair should Sentigen either sell or license N1177 to a third party.

Investment income for the years ended December 31, 2002 and 2003 was $1,563, and $7,394, respectively. Investment income is generated by the amount of capital in our investment portfolio prior to it being used to fund our operations and the rate of interest earned on that capital. We invest funds in the investment portfolio in U.S. Government obligations. In 2002, investment income declined to $1,563 as the entire portfolio was used to support operating expenses. In 2003 investment income increased to $7,394 reflecting earnings on the investment portfolio following our capital raising efforts in late 2002.

16

Since inception and through November 12, 2002, we had been developing products for both therapeutic and medical imaging applications. As one of a series of transactions on November 12, 2002, we split off our therapeutic business to certain founding shareholders. Accordingly, the expenses associated with that business have been reclassified as discontinued operations. Our therapeutic business had been focused on the development of certain photodynamic therapy products, in particular a compound we called PH-10. In the year ended December 31, 2002, we incurred losses related to these operations of $1,496,430. On November 12, 2002 this business was split off to certain founding shareholders in exchange for all of their 52.9% ownership interest in IMCOR resulting in a gain from the split off of $11,779,752 based upon the market value of our common stock on that date, net of the net assets that were split off.

Purchases of equipment and leasehold improvements, other than the June 18, 2003 acquisition of the Imagent Business including the assumption of the lease of a manufacturing facility located in San Diego, for the years ended December 31, 2002 and 2003 were $0 and $0, respectively. These purchases were primarily for the acquisition of laboratory and other equipment necessary to conduct pre-clinical and clinical studies and leasehold improvements in the offices we maintained at that time.

We have issued convertible preferred stock: Series A, issued in October 1999 in connection with the Sentigen joint venture with Elan and which was converted into common stock in June, 2004; and Series B Preferred Stock, issued in February 2000 and which was retired in November 2002. This is different from the Series A that was issued to Bristol-Myers Squibb Medical Imaging, Inc. in October, 2004 (see “Certain Recent Developments” above), and which remains outstanding. The holder of the Elan Series A Preferred Stock was entitled to a mandatory, cumulative, semi-annual payment-in-kind dividend of 7% (i.e., 0.07 additional shares of Series A Preferred Stock). On November 12, 2002, the holders of Series B Preferred Stock converted all of their issued and outstanding shares (including accrued and unpaid dividends) for shares of our common stock at an exchange rate of 4.25 (pre-reverse split) shares of common for each share of Series B Preferred Stock. Additionally, the terms of the Elan Series A Preferred Stock and the Series B Preferred Stock created additional preferred returns for the holders. The Elan Series A Preferred Stock was issued with detachable warrants. The value allocated to those warrants caused the preferred shareholders to receive an additional return. That additional return has been amortized over the period from issuance through October 2001, when the stock was first convertible. The additional return related to the Elan Series A Preferred Stock recorded was $391,154 in 2001. The Series B Preferred contained beneficial conversion features. Emerging Issues Task Force Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," requires the issuer to assume that the holder will not convert the instrument until the time of the most beneficial conversion which would occur after January 1, 2002. Using the conversion ratio at January 1, 2002 of 1.4 shares of common stock and the stock price at the date of issuance, the maximum beneficial conversion amount was $2,322,316. This amount was recorded as additional preferred stock dividends over the period from issuance until January 1, 2002. As a result of the combination of the mandatory dividends, the preferential value amortization and, in 2002, deemed dividends for our Series B Preferred Stock associated with the beneficial conversion rates offered to holders of these instruments as part of our November 12, 2002 financing, we recorded preferred stock dividends of $1,997,723 and $1,066,280 in 2002 and 2003 for the Elan Series A Preferred Stock and (for the year 2002) Series B Preferred Stock.

As a result of the above factors, the net loss applicable to common stockholders (after preferred dividends) was $1,649,604 and $23,839,784 for the years ended December 31, 2002 and 2003 respectively. Basic and diluted loss per common share was $0.16 and $1.24, respectively, for these periods.

Quarters ended September 30, 2004 and 2003

Revenue. To date, we have not generated significant product revenues due to capital constraints limiting our sales and marketing capability.  In December 2003 we entered into a license agreement with Kyosei for the development and marketing of Imagent in Japan for all radiology and cardiology indications.  At the closing, we received a non-refundable gross payment of $2,000,000 from Kyosei. In April 2004, we received an additional non-refundable gross payment of $2,000,000.  These are gross amounts; and an aggregate of $400,000 for these payments was withheld for Japanese withholding taxes at the source and charged off to expense in 2003 and 2004 as appropriate. We are recognizing income from these gross payments ratably over the remaining expected life of the Kyosei agreement.  Accordingly, we recognized $84,524 as license revenue in the third quarter of 2004. We had no comparable revenue for the third quarter of 2003.

17

The current and future milestone payments from Kyosei, or any future third party partners, are subject to our agreement with Schering AG. This agreement requires that Schering AG receive 10% of any fees and milestone payments associated with the licensing or sublicensing of Imagent. Schering AG is also entitled to royalties on Imagent sales and has certain co-marketing rights under the agreement.

Research and Development. Research and development expenses for the quarters ended September 30, 2004 and September 30, 2003 were $962,604 and $562,703, respectively.

Prior to the third quarter of 2003, research and development expenses were directed primarily to the development of PH-50, one of our CT contrast agents. Prior to this period, we maintained a small internal management group and conducted research activities through contracts with third party laboratories.

Following the Imagent Business acquisition, we gained internal research capabilities and infrastructure. Substantially all of the research expenses in the third quarter 2004 were for infrastructure and expenses associated with regulatory compliance and continued development of Imagent for new indications and the maintenance of our manufacturing capability.

Significant 2004 costs categorized as research and development expenditures (all numbers approximate) include personnel costs (research, development and manufacturing support) ($516,000), contract consulting services ($292,000), patent costs ($52,000), production facilities maintenance ($50,000) and supplies associated with research and development and production activities ($42,000).

Our current manufacturing facility provides significant excess capacity for all clinical development and commercial manufacturing activities, now and for the foreseeable future. Since the excess manufacturing facility capacity provides no significant direct benefit to us at the present time, the current costs associated with this excess capacity continue to be charged off against current operations, including a portion attributed to research and development.

To date we have incurred a total of approximately $2,597,000 of expenses in connection with the development of PH-50 (one of our CT contrast agents), but nothing for the quarter ended September 30, 2004. We had been developing our second CT contrast agent (N1177), a subcutaneous nanoparticulate formulation for imaging of lymph nodes, through a joint venture with affiliates of Elan which was terminated as of June 10, 2004. The associated research and development expenses have previously been charged to the joint venture. We have incurred a total of approximately $3,130,000 of expenses in connection with the development of this formulation through 2002. There have been no such expenditures since that date, including the quarter ended September, 30, 2004. Expenses associated with the development of subcutaneous formulation were charged to our joint venture through June 10, 2004, and we bear expenses associated with the development of our other products.

We expect our development priorities, based on the availability of sufficient capital, to focus on the compliance with regulatory obligations for Imagent and development of new indications for Imagent.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the quarters ended September 30, 2004 and September 30, 2003 were $3,334,111 and $4,306,244, respectively.

Significant third quarter 2004 costs categorized as selling, general and administrative expenses (all numbers approximate) include personnel costs ($324,000), contract consultant costs ($429,000), recognition of the expense of stock options granted at a price below the fair market value for our common stock on the date of grant ($152,000), legal (including general corporate) and accounting ($560,000), facilities costs ($413,000), fees and services primarily related to late registration share charges ($248,000), and depreciation and amortization ($812,000).

18

In the third quarter of 2003, these expenses included costs associated with obtaining and asserting patent protection for our intellectual property, costs associated with administrative personnel and corporate management, the amortization of certain options granted to our employees, legal and related expenses, facilities expenses at our Pennsylvania offices, which have since been closed, and, following the Imagent Business acquisition, costs to operate that business, including amortization of Purchased Technology.

Other Income and Expense. Investment and other income for the quarters ended September 30, 2004 and September 30, 2003 was $28,874 and $581, respectively.  Investment income is generated by the amount of capital in our investment portfolio prior to it being used to fund its operations and the rate of interest earned on that capital.  In the third quarter of 2004, investment and other income consisted primarily of sales of Imagent.

We expect investment and other income to fluctuate primarily as a result of recording other income items and, to a lesser extent, as the size of the investment portfolio decreases or increases and as the rate of interest earned by the portfolio varies due to shifts in short term interest rates.

Interest expense was $21,145 and $197,169 for the quarters ended September 30, 2004 and 2003. Commencing in May 2003, we financed the operations primarily through the use of Secured Promissory Notes and Revolving Convertible Senior Secured Promissory Notes bearing interest at 7.5%, compounded monthly. In addition, as part of the Imagent Business acquisition, we delivered to Xmark promissory notes in the total principal amount of $2,500,000. These notes bore interest at 3% over the prime rate (payable in shares of the Company’s common stock). See “Liquidity; Capital Resources,” below. In the third quarter 2004, the Company also accrued interest expense related to certain other note obligations associated with the acquisition.

Net loss applicable to common shareholders (after preferred dividends) was $4,202,262, or $0.05 per share, and $5,528,941, or $0.26 per share, for the three-month periods ended September 30, 2004 and 2003, respectively. Weighted average shares utilized in these calculations were 79,979,139 and 21,361,817, respectively. The increase in weighted shares outstanding was due primarily to the timing of the Company’s financing, debt conversion and conversion of the Series A Preferred Stock issued in connection with the Elan joint venture. See “Liquidity; Capital Resources,” below.

During the third quarter of 2004 we incurred costs totaling approximately $78,317 related to purchases of laboratory equipment and to upgrade our information technology infrastructure in our San Diego offices. During the third quarter of 2003, we had insignificant purchases of laboratory equipment and leasehold improvements other than those associated with the Purchased Technology. During the next twelve months, assuming that we obtain sufficient capital, we expect capital expenditures for equipment to be less than $250,000.

Nine months ended September 30, 2004 and 2003

Revenue. We recognized $210,714 as license revenue in the first nine months of 2004 pursuant to the amortization of deferred revenue related to the Kyosei agreement. We had no comparable revenue in the first nine months of 2003.

Research and Development. Research and development expenses for the nine months ended September 30, 2004 and 2003 were $2,849,511, and $1,383,145 respectively. The increase in expenses for the first half of 2004 was due primarily to the additional costs incurred related to the Imagent Business. Significant 2004 costs categorized as research and development expenditures (all numbers approximate) include personnel costs (research, development and manufacturing support) ($1,667,000), contract consulting services ($581,000), patent costs ($259,000), production facility maintenance ($236,000) and supplies associated with research and development and production activities ($180,000).

We are planning to initiate additional pre-clinical studies of PH-50 at a later date. We have incurred a total of approximately $2,597,000 of expenses in connection with the development of PH-50, including $66,000 for the nine months ended September 30, 2004.

19

Selling, General and Administrative Expense. Selling, general and administrative expenses for the nine months ended September 30, 2004 and 2003 were $11,165,872 and $10,771,833, respectively.

Significant 2004 costs categorized as selling, general and administrative expenses (all numbers approximate) include personnel costs ($1,214,000), contract consultant costs ($1,525,000), recognition of the expense of stock options granted at a price below the fair market value for our common stock on the date of grant ($814,000), legal (including general corporate and litigation support) and accounting ($1,468,000), special fees (primarily related to carrying costs associated with various Xmark obligations) ($1,000,000), facilities costs ($1,209,000) and depreciation and amortization ($2,392,000).

These expenses in the nine months of 2003 were comprised primarily of costs associated with the acquisition of the Imagent Business incurred prior to making a firm commitment to the acquisition (costs incurred following our firm commitment to acquire the Imagent Business have been capitalized as part of the acquisition cost) including (i) provisions we took against advances we made to Alliance and shares of the common stock we issued to Xmark pursuant to a standstill agreement with Xmark, (ii) costs of conducting due diligence and other activities related to the acquisition of the Imagent Business, and (iii) costs associated with obtaining patent protection for its intellectual property, costs associated with administrative personnel and corporate management, the amortization of options granted to its employees, legal and related expenses and facilities expenses.

In 2004, the overall increase in expenses for the first nine months of 2004 was due primarily to the additional costs incurred related to the Imagent Business, including costs of litigation, selling and marketing Imagent and amortization of Purchased Technology related to the acquisition of the Imagent Business. More specifically, significant 2004 costs categorized as selling, general and administrative expenses (all numbers approximate) include personnel costs ($1,214,000), contract consultant costs ($1,525,000), recognition of the expense of stock options granted at a price below the fair market value for our common stock on the date of grant ($814,000), legal (including general corporate) and accounting ($1,468,000), special fees (primarily related to carrying costs associated with various Xmark obligations and late registration share charges) ($1,203,000), facilities costs ($1,209,000) and depreciation and amortization ($2,392,000).

Other Income and Expense. Investment and other income for the nine months ended September 30, 2004 and 2003 was $272,346 and $7,394, respectively.

In 2003, investment and other income primarily reflected earnings on the investment portfolio following our capital raising efforts in late 2002.

In 2004, investment and other income reflected:

•	reversal of the remaining provision for the closing of our former offices in New Hope, PA upon the landlord’s successful efforts in replacing us on the lease;

•	disgorgement of profits by a shareholder deemed to be our affiliate of the Company to the Company resulting from certain sales of our common stock;

•	proceeds resulting from modest marketing of Imagent; and

•	earnings on the investment portfolio.

Interest expense was $617,898 and $251,157 for the nine months September 30, 2004 and 2003.

We recorded preferred stock dividends (payable in additional shares of Series A Preferred Stock) of $498,030 and $791,480 in the nine month periods ended September 30, 2004 and 2003 for Series A Preferred Stock issued in connection with the Elan joint venture.

Net loss applicable to common shareholders (after preferred dividends) was $16,859,697, or $0.39 per share, and $18,383,662, or $0.99 per share, for the nine month periods ended September 30, 2004 and 2003, respectively. Weighted average shares utilized in these calculations were 43,632,027 and 18,562,221, respectively. The increase in weighted shares outstanding was due primarily to the timing of our financing, debt conversion and Series A Preferred Stock conversion.

20

Liquidity; Capital Resources

Years ended December 31, 2003 and 2002

At December 31, 2003, we had cash and cash equivalents totaling approximately $1,658,000. At December 31, 2003, we had a net deficit position (our liabilities, puttable share obligations and mezzanine equity, combined, exceeded our assets) totaling $8,194,743. Among other factors, we have reclassified $12,015,000 of our Series A Preferred Stock originally held by Elan as mezzanine equity to acknowledge the holder's right to exchange that security for that number of additional shares of Sentigen to increase its ownership of Sentigen to 50%. As discussed below, we believed that the probability of the holder exercising the exchange right was remote.

We have been financing our operations with the proceeds of the financings we closed in the fourth quarter of 2002 and in the second quarter of 2004, and the initial payment that we received from Kyosei (net of taxes and expenses) and through borrowings, evidenced by secured promissory notes, payable upon demand, from our principal institutional investors. We will need substantial additional financing for our manufacturing and marketing operations as well as research, clinical testing and product development programs. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders may result. However, there can be no assurance that such capital will be available under acceptable terms, if at all. See "Risk Factors—We must raise additional financing in the future and our inability to do so will prevent us from continuing as a going concern and implementing our business development plan," above.

Under the Certificate of Designations of the Series A Preferred Stock originally held by Elan, the holder had a Series A Liquidation Preference entitling it as of December 31, 2003 to the first $16,036,810 of funds available for distribution to stockholders upon liquidation of the Company and has the right to convert shares of the Elan Series A Preferred Stock into common stock at any time after October 20, 2001 at a conversion price of $84.68 per share. The conversion price is subject to adjustment for certain dilutive events. Alternatively, the holder of the Elan Series A Preferred Stock could exchange the initial 12,015 shares of the Elan Series A Preferred Stock for common shares of Sentigen so that the holder of Series A Preferred Stock owned 50% of the equity of Sentigen. The exchange right terminated six years after issuance, or October 19, 2005. As the initial value of the Elan Series A Preferred Stock was exchangeable at the holder's option into additional shares of Sentigen, we reclassified $12,015,000 as mezzanine equity until such time that the exchange right terminates either by the passage of time or the agreement of the holder to terminate or irrevocably to not exercise the right. All of the Series A Preferred Stock issued in connection with the joint venture was converted into 195,263 shares of our common stock in June, 2004 and the joint venture was terminated. We believed that as the development program for N1177 would require several years to complete and as no research had been conducted on N1177 during 2003 or 2004 due to our capital constraints that the probability of the holder exercising its exchange right prior to the expiration of that right was remote.

On April 8, 2002, we entered into a credit facility that provided us with a $2,500,000 revolving line of credit, bearing interest at 4.65%, for a period of five years. The loan was secured by a lien on all of our assets. In connection with our agreement to sell shares of our common stock to a group of institutional investors, both the amount outstanding, including accrued and unpaid interest, under the Elan credit line ($3,082,487 converted at a rate of $24.00 per share) and the $2,500,000 credit facility (at a conversion rate of $1.08 per share) were converted into shares of our common stock on November 12, 2002 and the respective lines of credit were cancelled.

On June 18, 2003, we closed the acquisition of the Imagent Business from Alliance. At the closing, we paid approximately $669,000 in cash and delivered 2,198,137 shares of our common stock. At the direction of Alliance, we delivered the cash and stock to creditors, employees and vendors of Alliance. In addition to bridge financing we provided to Alliance before the closing, our purchase of a $1,250,000 interest in Alliance's obligations to Xmark and our assumption of specified Alliance operating liabilities related to Imagent , we are obligated to pay additional amounts to Alliance secured and unsecured creditors at various times between 90 and 365 days after the closing, (i) an aggregate of $2,500,000 to Xmark (which has been paid), (ii) subject to reaching satisfactory agreements with certain Alliance secured and unsecured creditors, an aggregate amount of up to approximately $3,000,000 to creditors other than Xmark, (iii) pay certain royalties based upon sales of Imagent through June 2010, subject to certain offsets, and (iv) subject to stockholder approval (which approval was obtained on February 5, 2004) deliver an aggregate of approximately 2,054,000 shares of our common stock.

21

We also entered into a series of agreements with Xmark. Prior to our acquisition of the Imagent Business, pursuant to a Standstill and Make Whole Agreement with Xmark, we issued a total of 761,250 shares (including 11,250 shares as a penalty for the failure to register those shares by April, 2003) of our common stock to Xmark and Xmark agreed to not exercise any rights against Alliance as a creditor. At the closing of the Imagent acquisition, we issued Xmark an additional 1,056,144 shares that represented payment of interest that was due to Xmark by Alliance through the closing date of the acquisition. The value of these additional 1,056,144 shares has been treated as part of the purchase price of the Imagent Business. Also at the closing we delivered to Xmark our promissory notes in the total principal amount of $2,500,000. These notes were payable in two equal installments on August 5, 2003 and November 3, 2003 and bore interest at 3% over the prime rate. The interest on the notes was payable in shares of our common stock. Our obligations to Xmark were secured by a first priority security interest on the Imagent related tangible and intangible assets.

After we defaulted on the principal payment due on August 5, 2003 we negotiated a new agreement with Xmark pursuant to which we agreed to make an immediate payment of $1,250,000 and deliver additional shares of new stock, and Xmark agreed to rescind the default notice. Xmark also had a put right, that required us to repurchase at $1.00 per share up to 750,000 shares of common stock we issued and all additional shares we issue to Xmark under that new agreement.

In 2002, our accounts payable increased by $531,229 reflecting primarily increases in payables to certain vendors as we managed our cash flow in light of its capital constraints. In 2002, our accrued expense balance decreased by $534,042 primarily due to reductions of accrued payroll and bonuses and accrued interest and restructuring charges. The change in the year end balance of accrued expenses was offset by a non-cash transaction of the conversion of $235,577 of accrued interest into common stock as part of the November 2002 financing resulting in a net cash flow reduction of $298,465.

In 2003, accounts payable increased by $1,049,787 reflecting primarily increases in balances due to certain vendors assumed by us as part of the Imagent Business acquisition and to other vendors as we continued to manage our cash flow. In 2003, accrued expense balance increased by $3,247,660 of which $2,530,434 related to liabilities assumed as part of the Imagent Business acquisition and the remaining increase was due to the New Hope office abandonment provision and general accruals and payroll liabilities. The 2003 year end accrued liability balance was offset by the non-cash impact of the Imagent Business transaction of $3,422,036 resulting in a net cash flow change of $174,375.

During 2003, three of our existing institutional investors provided capital to us in exchange for our secured Promissory Notes in an aggregate principal amount of up to $11,417,000 (at December 31, 2003). The notes have interest at a rate of 7.25% per annum, compounded monthly. The payment of $4,160,000 of these notes on August 5, 2003; however while under no obligation to do so, these investors continued to loan us capital under demand notes which bear interest at the rate of 7.25% per annum, compounded monthly. All principal and interest under these notes were converted to shares of our common stock in connection with our 2004 financing at $0.40 per share.

In 2003, excluding the 1,926,619 shares of our common stock issued to Xmark and the 1,141,993 shares issued to other creditors of Alliance pursuant to the Imagent Business acquisition, we issued an aggregate of 139,994 shares of our common stock pursuant to several factors including cash, compensation for services and the cashless exercise of stock options.

In the second quarter of 2003, we recognized the issuance of 124,627 shares of our common stock that previously had been subject to rescission.

At the time of the acquisition of the Imagent Business, we entered into a lease agreement with a unit of Baxter International for certain equipment used for the manufacture of Imagent. Our annual cost for this lease is approximately $126,000. Our other long-term commitments that are not recorded on our financial statements are for our office space in San Diego, California. Annual rent for the California lease, which expires in 2008, is approximately $792,000. In addition, we have provided for the remaining lease payments of certain laboratory equipment that is no longer useful to our operations. The lease expires in 2004.

22

Quarters Ended Septembr 30, 2004 and 2003

Capital Resources and Requirements. At September 30, 2004, we had cash and cash equivalents totaling approximately $1,843,493 and current liabilities of approximately $7,174,704 including $1,183,835 (of an original $2,128,447) secured debt that is payable on or before December 1, 2004. The security interest covered substantially all of our assets, including intellectual property. On November 2, 2004, we repaid the final balances owed on these notes, utilizing a portion of the $8,500,000 in gross proceeds we received from Bristol-Myers Squibb Medical Imaging, Inc. (see “Certain Recent Developments,” above) and the security interest terminated. We have sufficient funds to continue operations through the end of December, 2004 at current operating levels and assuming we are successful in reaching and maintaining payment term accommodations with our unsecured creditors. Without additional financing, however, we may not have sufficient resources for our entire fiscal year ending December 31, 2005.

At December 31, 2003, we had a net deficit position (our liabilities, puttable share obligations and mezzanine equity exceeded our assets) of $8,194,743.

However, during the quarter ended June 30, 2004, the following three transactions (more fully described in our Form 10-QSB/A for the quarterly period ended June 30, 2004) contributed to increased shareholders’ equity, as follows:

•	$10,150,000 common stock financing, resulting in approximately $9,325,000 cash proceeds net of costs;

•	conversion of various debt instruments with principal values aggregating $12,719,500 plus accrued interest, into common stock for a total value of approximately $13,496,000; and

•	reclassification of the $12,015,000 mezzanine equity into shareholders’ equity upon the conversion of the Series A Preferred Stock issued in connection with the Elan joint venture into 195,263 shares of common stock.

The above three transactions, taken together, resulted in gross increases to shareholders’ equity totaling approximately $34,836,000 during the nine months ended September 30, 2004. The most significant reduction to shareholders’ equity during this same period resulted from continuing net losses, totaling approximately $16,158,667. Accordingly, the net shareholders’ deficit of $8,194,743 at December 31, 2003 was improved to a positive shareholders’ equity of $12,098,810 at September 30, 2004, primarily as a result of the above described transactions and activities.

Shares outstanding have increased from 19,464,548 at December 31, 2003 to 80,065,300 at September 30, 2004 (excluding warrants and options).

We lack sufficient working capital to fund planned operations for the entire fiscal year ending December 31, 2005.  We cannot accurately estimate the amount of additional financing required; however, the amount could be an additional $12,000,000 or more in order to fund operations through that date. Therefore, substantial additional capital resources will be required to fund our planned ongoing operations related to clinical development, marketing and manufacturing of Imagent, research and business development activities and debt repayment.  Our financial condition raises substantial doubt about its ability to continue as a going concern without adjustments to its current planned levels of expenditures.

We are currently in default under obligations to pay approximately $248,000 to creditors of Alliance in connection with its acquisition of Imagent. While there can be no assurance of success, we believe that we can resolve these defaults and that they do not give rise to a reduction in the carrying value of Purchased Technology of the Imagent Business. We also have not registered the resale of shares we issued in connection with that acquisition, which in some cases is a condition to the effectiveness of agreements to release us from any claims by the Alliance creditor or requires us to issue additional penalty shares. In December 2004, we negotiated a resolution to the default under our obligations to former Alliance creditors holding a total of $675,000 of debt, of which $300,000 was paid in the fourth quarter of 2004 and payment of the other $375,000 is deferred pending our raising additional capital and other conditions being satisfied.

23

We believe there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements.  We are also taking continuing actions to reduce ongoing expenses.  If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license significant portions of our technology or potential products.  Our financial statements, including those contained in this registration statement, do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders may result.  However, there can be no assurance that such capital will be available under acceptable terms, if at all.  See “Risk Factors - We must raise additional financing in the future and our inability to do so will prevent us from continuing as a going concern and implementing our business plan,” below.

In addition, we expect to evaluate from time to time the acquisition or license of businesses, technologies or products.  The purchase of any such licenses or technologies would be funded by a portion of any net proceeds of future offerings or the issuance of debt or equity securities specifically for that purpose.  We expect our use of capital to increase as we continue the clinical development of Imagent.

On May 3, 2004, we repaid to Xmark the last Senior Secured Note in the principal amount of $1,250,000. Following that repayment, Xmark had remaining the right to require us to repurchase 1,611,989 shares of our common stock Xmark held at $1.00 per share. This put right was secured by all the assets of our Imagent Business and was exercisable in full on July 19, 2004. In June 2004, we entered into an agreement with Xmark whereby we exchanged all puttable shares held by Xmark and other related obligations totaling $1,778,447, together with an additional fee of $350,000, for an aggregate of $2,128,447 of Secured Notes payable no later than December 1, 2004. The Secured Notes were secured by all of our assets. As of September 30, 2004 we had repaid $944,612 of these secured notes. On November 2, 2004 we repaid the remaining balances of these notes, amounting to $1,183,835, in full. See “Certain Recent Developments.”

In June 2004 we settled the demand by a lessor of approximately $787,000 for two payments totaling $100,000 and the issuance of 616,580 shares of our common stock. We will make an additional payment equal to the difference (if any) between the net proceeds the lessor receives from sales of the stock during the 12 months after we register the shares and $468,601. Due to the remaining contingency of a payment, we have continued to reflect the amount paid in stock, less the par value of the shares issued, as a liability.

In December 2003, we entered into a license agreement with Kyosei for the development and marketing of Imagent in Japan for all radiology and cardiology indications.  As of September 30, 2004, we estimated that our remaining obligation to Schering AG related to the Kyosei transaction was $400,000. Following discussions with Schering AG in the fourth quarter of 2004, we agreed that our remaining obligation is a minimum of $500,000 depending on the size of the actual milestone payments received.

24

We have two long-term commitments that are not recorded on its financial statements.  At the time of the acquisition of the Imagent business, we entered into a non-cancelable operating lease agreement with a unit of Baxter International for certain equipment used for the manufacture of Imagent.  Our annual cost for this lease is approximately $126,000.  We lease the office and manufacturing space in San Diego, California.  Annual rent for the California lease, which expires in 2008, is approximately $792,000 (which includes estimated operating costs such as insurance, taxes and maintenance).

On October 29, 2004, we entered into a non-exclusive, cross-licensing agreement with Bristol-Myers Squibb Medical Imaging, Inc. covering ultrasound contrast agent patents. We received a payment of $4,000,000 under the terms of the license agreement. In connection with the license agreement, we entered into a Securities Purchase Agreement with Bristol-Myers Squibb Medical Imaging, Inc. and Bristol-Myers Squibb Company pursuant to which we sold an aggregate of 4,500 shares of our newly issued Series A Convertible Preferred Stock for a total purchase price of $4,500,000. See “Certain Recent Developments,” above.

On November 2, 2004 we repaid the remaining balances of the notes owed to Xmark, amounting to $1,183,835, in full.

After receiving $8,500,000 from Bristol-Myers Squibb Medical Imaging, Inc. and repaying Xmark $1,183,835, we had approximately $7,240,000 in cash as of November 12, 2004. We anticipate a need to raise at least approximately $12,000,000 in order to continue our operations through 2005.

Plan of Operation

During the next twelve months we will focus our efforts primarily on exploring various options concerning our business, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  Our ability to continue clinical development of Imagent depends on the successful implementation of one or more of these transactions because our currently available capital is not sufficient to carry out our business plan or fully develop and commercialize Imagent.

Depending on the availability of capital and whether we pursue a sale or licensing strategy for Imagent, we intend to focus our operating efforts on the clinical development of Imagent, for an indication to detect CAD. In particular, we plan to focus on Phase II studies for CAD, which we expect to require funding of at least $4,500,000 (including out-of-pocket study costs, staffing and costs to maintain our San Diego production facility at its current level). Longer term, we plan to conduct Phase III clinical trials for the CAD indication for Imagent and prepare for a broader commercialization effort, to include investigating the appropriate strategic relationships which might provide additional funding. We also intend to continue prosecuting our claims in the litigation against Amersham as a high priority for our use of funds and other resources. We have asserted that Amersham’s products infringe on our patent claims covering Imagent and theft of trade secrets. Amersham has asserted counterclaims against us.

We plan to focus on the development of our CT contrast agent (PH-50 and N1177) at a later date, unless other strategic opportunities are presented.  Subject to the availability of sufficient capital, we expect to continue to incur losses for at least the next three years as we intensify the clinical development, associated regulatory approval activities and engage in or provide for the manufacture and/or sale of these and any other products that we have or may develop.

Greater capital resources would enable us to quicken and expand our marketing and research and development activities, and our failure to raise additional capital will (absent a suitable collaborative agreement providing for a third party to take over these functions) significantly impair or curtail our ability to conduct further activities.  In any event, complete development and commercialization of our technology will require substantial additional funds.  We are seeking to raise capital through the sale of our common stock or other securities in a private placement to fund our immediate and longer-term capital needs. See “Risk Factors - We must raise additional financing in the future and our inability to do so will prevent us from continuing as a going concern and implementing our business plan,” below. In the absence of additional funds, we need to reduce our rate of spending by limiting operations, reducing our personnel, seeking accommodations from creditors and other similar resources.

25

As of September 30, 2004, we expect to pay the following contractual obligations and commitments:

	Payments due by Year
Recorded Liabilities	2004	2005-2006	2007-2008	Beyond 2008	Total

Xmark secured promissory notes(Repaid November 2, 2004)	$1,183,835	$—	$—	$—	$1,183,835
Imagent purchase obligations (remaining)	2,095,441	—	—	—	2,095,441
Equipment lease settlement obligations	492,984	—	—	—	492,984
Accrued royalty liability	500,000				500,000

Commitments
Operating Lease Commitments	239,182	1,900,569	1,024,595	—	3,164,346
Total Contractual Obligations	$4,511,442	$1,900,569	$1,024,595	$—	$7,436,606

Recent Accounting Pronouncements

During the quarter ended September 30, 2004 there were no new Accounting Pronouncements impacting the Company’s accounting, financial position or operating results.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective as of July 1, 2003. The adoption of SFAS No. 150 did not have a material impact on the results of operations or the financial position of the Company.

In May 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the results of operations or the financial position of the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, effective for fiscal years ending after December 15, 2002. This rule amends SFAS No. 123 to provide several alternatives for adopting the stock option expense provisions of SFAS No. 123, as well as additional required interim financial statement disclosures. SFAS No. 148 does not require companies to expense stock options in current earnings. The Company has not adopted the provisions of SFAS No. 123 for expensing stock based compensation (see “— Employee stock option and stock purchase plans”); however, the Company has adopted the additional interim disclosure provisions of the statement. The impact of the adoption of SFAS No. 148 did not have a material impact on the results of operations or the financial position of the Company.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 eliminates Emerging Issues Task Force, or EITF, Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are recognized when the liabilities are incurred, as opposed to being recognized at the date of entity’s commitment to an exit plan under EITF No. 94-3.  Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring; discontinued operation, plant closing or other exit or disposal activity.  Furthermore, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liabilities. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002.  During 2003 the Company recognized $136,947 of restructuring costs for lease termination and restructuring associated with the closure of its Pennsylvania facility and move to the Alliance facility in San Diego, CA.

26

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which was originally effective on July 1, 2003. In December 2003, the FASB deferred the effective date for applying the provisions of FIN 46 to March 31, 2004 for interests held by public companies in variable interest entities or potential variable interest entities created before February 1, 2003. The Company has completed its evaluation of the provisions of FIN 46 and does not have any significant interests in variable interest entities. Accordingly, the adoption of FIN 46 did not have a material impact on the results of operations or the financial position of the Company.

In November 2002, the FASB issued Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002 and did not have a material impact on the Company.

27

DESCRIPTION OF THE BUSINESS

INTRODUCTION

We are an emerging, development-stage specialty pharmaceutical company focused on developing medical imaging pharmaceutical products.  We have one FDA approved product, Imagent® (perflexane lipid microspheres), an ultrasound imaging contrast agent that we acquired in June 2003, and two additional contrast agents in development for use in computed tomography (CT) and x-ray imaging with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, which we call PH-50, and (2) to diagnose cancer metastasizing into the lymphatic system, which we call N1177.  The product designations PH-50 and N1177 refer to the same chemical entity.  We established the two names to distinguish commercialization rights between cardiovascular imaging (and all other indications) (PH-50) to which we retain rights, and the field of lymphography (N1177), which we licensed to our joint venture (Sentigen, Ltd.) with affiliates of Elan.  On February 5, 2004, we changed our name to IMCOR Pharmaceutical Co., reflecting the changed nature of our business to imaging pharmaceuticals.

Our History

In May 1997, IMCOR Pharmaceutical Co. (formerly known as Photogen Technologies, Inc.), acquired Photogen, Inc. through a subsidiary merger.  As a result, Photogen, Inc. became a wholly-owned subsidiary of the Company.   In November 2002, we effected the split off of Photogen, Inc. and substantially all of the assets and all of the liabilities related to our therapeutic line of business, including a compound known as PH-10, to our five founding stockholders in exchange for and in cancellation of all of their stock in the Company.  At that time, we also sold $9.0 million of our common stock to a group of institutional investors at a price of $1.08 per share and effected a one-for-four reverse split of our common stock.  In this offering, we received $6,500,000 in cash and converted a $2,500,000 credit facility into 2,314,815 shares of common stock at $1.08 per share.  In December, 2002 and the beginning of January, 2003, we sold an additional approximately $3.0 million of our common stock at $1.08 per share to certain institutional investors and accredited individual investors.

TECHNOLOGY

 On June 18, 2003, we acquired assets related to the diagnostic imaging business, including Imagent, an FDA-approved product, of Alliance.  Imagent is an intravenous contrast agent for use with ultrasound imaging equipment to improve visualization of blood vessels for better diagnosis of disease and assessment of organ function.  Imagent consists of perfluorochemical-based “microbubbles” that are highly echogenic in the bloodstream, thereby significantly enhancing ultrasound images.  We also entered into a number of agreements related to that acquisition.  Included in the purchase were an FDA-approved manufacturing facility, the marketing, manufacturing and supporting infrastructure for the product and an intellectual property portfolio of approximately thirty patents in the area of ultrasound imaging.

 Imagent has been approved for marketing by the FDA for use in patients with sub optimal echocardiograms to pacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Echocardiography is the most widely used imaging modality for the diagnosis of heart disease, the leading cause of death in the U.S.  The attractiveness of the ultrasound imaging market potential together with the acquisition of an approved product and an extensive intellectual property portfolio were fundamental reasons for the acquisition and primary determinants of the purchase price of approximately $16,572,000.  We will manufacture Imagent at our facility in San Diego.  We are currently seeking additional capital to operate the Imagent business and to continue our development programs.

 In 1999, we entered into an exclusive license for a group of proprietary materials, the lead compound of which was known as WN67722.  At that time, the product was being developed only for the field of lymphography.  We now call this product N1177 (for use in the field of lymphography) or PH-50 (when referring to cardiovascular and all other indications).  The product designations PH-50 and N1177 refer to the same chemical entity with different formulations.  These materials are very small particles designed to travel through the circulatory or lymphatic system (depending on how they are administered) and are called “nanoparticulates.”  The compound is covered by patents and patent applications filed in the U.S. and elsewhere.  As part of the initial acquisition of this product we also acquired patented methods for performing minimally invasive lymphography using x-ray, CT or MRI.

28

Cardiac and vascular imaging

According to 1998 statistics of the National Heart, Lung, and Blood Institute, ischemic heart disease is the leading cause of death in the U.S., accounting for one of every five deaths.  The American Heart Association (www.americanheart.org) estimates that approximately 1.1 million Americans suffer a myocardial infarction (“MI”) annually, and over 40 percent will not survive the event.  Atherosclerotic coronary artery disease (“CAD”) is the underlying cause of most ischemic cardiac events and can result in MI, congestive heart failure, cardiac arrhythmias and sudden cardiac death.  Clinically significant CAD is uncommon in men under 40 and pre-menopausal women, but risk increases with advancing age and in the presence of risk factors such as smoking, hypertension, diabetes, high cholesterol and family history of heart disease.  Angina is the most common presenting symptom of myocardial ischemia and underlying CAD, but in many persons the first evidence of CAD may be MI or sudden death.  The American Heart Association estimates that 1-2 million middle-aged men have asymptomatic but physiologically significant coronary disease, also referred to as silent myocardial ischemia.  Over two million angiography procedures are conducted annually in the U.S.  Although mortality from heart disease has declined steadily over the past three decades in the U.S., the total burden of coronary disease is predicted to increase substantially over the next 30 years due to the increasing size of the elderly population.

Lymphography

 Lymphography is a procedure used to determine if a patient’s cancer has spread to the lymph nodes.  The presence or absence of cancer in the lymph nodes is an important indication of whether the disease has spread from the original tumor and the seriousness of the disease.  It also provides oncologists with critical information to help determine the stage of the disease and the appropriate course of treatment.

The particular properties of N1177 enable it to travel through the lymph system to the lymph nodes most likely to be affected if the cancer has spread.  It is recognized by the body’s immune system as being a foreign body and thus is normally ingested by macrophage (cells that engulf foreign material in the body for eventual elimination).  It is a particular characteristic of tumors that they contain no or a minimal number of macrophages.  N1177 is not penetrated by x-rays (“radiopaque”), and thus is seen on a CT scan as white areas. Tumors within a node, as they would not have retained N1177, are seen as dark areas.  The difference in contrast created by the presence or absence of the imaging agent serves as the basis to determine the presence or absence of disease.  We expect that N1177 would remain in the node to allow for an effective imaging procedure with a good safety profile and acceptable clearance times.  A further benefit of these minimally invasive procedures is that they could be used multiple times and therefore provide a means to monitor the results of cancer treatment and detect recurrence.

Products and Product Candidates

Imagent - FDA Approved Product

The Imagent business of Alliance we acquired included:

•	Imagent, an FDA-approved product;

•	an FDA-approved manufacturing facility;

•	the right to hire a 45-person operating organization; and

•	a portfolio of intellectual property in imaging technology and ultrasound imaging contrast agents, including over 30 patents.

 As part of the acquisition, we also assumed a worldwide development and commercialization agreement for Imagent with Schering AG that was amended in February, 2002 to give Alliance exclusive rights to market the product in the U.S. until February, 2007, with Schering AG to be paid a nominal royalty on such sales.  As part of the assumed agreement we may also obtain exclusive rights to market the product internationally in exchange for the payment of additional royalties to Schering AG.  At the expiration of the period, we have the right to pay all of any remaining royalty obligation to Schering AG and thus retain all rights to the product on a worldwide basis, or alternatively, to allow Schering AG the opportunity to obtain co-promotion rights along with us.

29

 The FDA approved Imagent in May 2002 for use in imaging the heart by ultrasound in patients who are difficult to image using standard non-contrast procedures due to obesity, lung disease, body habitus, or other circumstances.  Follow-on indications include use for perfusion, body imaging for detection of cancer in solid organs such as the liver, kidney, or prostate, as well as for assessment of vascular diseases in carotid and veins. Additional clinical studies are planned to support routine use in both cardiology and body imaging applications.  Currently, Imagent qualifies for reimbursement by the Centers for Medicare & Medicaid Services in all medical settings for cardiology.

 We have assumed the rights and obligations of Alliance under the terms of a long-term supply agreement that Alliance had entered for the principal raw material for Imagent.  Although some raw materials for Imagent are currently qualified from only one source and we have some inventory, we will attempt to acquire additional inventory of these materials and to negotiate long-term supply arrangements.  Raw materials used in Imagent cannot be changed without equivalency testing of any new material by us and approval of the FDA.  Our business could be materially and adversely affected if we are unable to obtain qualified raw materials on a timely basis and at a cost-effective price.

 In December 2003 we entered into a license agreement with Kyosei Pharmaceutical Co., Ltd., a unit of Sakai Group, for the development and marketing of Imagent in Japan for all radiology and cardiology indications. Terms of the agreement call for the payment to IMCOR of up to $10 million in fees and development milestone payments plus royalties on commercial sales.  Kyosei will also pay IMCOR to manufacture Imagent for Kyosei’s clinical and commercial requirements.

Development of PH-50

 We are developing PH-50 to extend the clinical utility of x-ray based imaging, chiefly CT, for the indications of angiography of the heart and peripheral blood vessels. PH-50 is a radiopaque contrast agent that when injected systemically into the circulatory system it remains within the circulatory system for a considerable period of time creating an image of the desired area when using CT imaging equipment.  In our preclinical studies we have obtained encouraging results that have been demonstrated by imaging heart, liver and other organs with results that are comparable or superior to those obtained by currently available products.  We believe that PH-50 could allow the imaging of the cardiovascular system (angiography) and other organs as a non-invasive procedure, at lower cost and with reduced risk and morbidity.

We have completed pre-clinical studies of PH-50 for potentially significant applications in cardiovascular imaging and have filed for additional patent protection of the use of the compound for vascular and organ imaging applications.  To date, we have incurred a total of approximately $2,125,000 of expenses in connection with the development of PH-50 (approximately ----438,000, 1,228,000 and 462,000 for the years ended December 31, 2001, 2002 and 2003, respectively). We plan to place a low priority on the development of PH-50 as a blood pool contrast agent.

Development of N1177

We were developing N1177 through a joint venture with affiliates of Elan.  As of June 10, 2004, the joint venture was terminated and we are planning to develop N1177 ourselves. Our goal is to demonstrate that the use of N1177 will enable physicians to precisely locate tumorous nodes by first injecting the material in the vicinity of the tumor and then taking an image using a CT device. Phase 1 clinical studies to evaluate the safety of N1177 in a total of 45 patients have been completed.

Considerable preclinical testing of N1177 has been conducted in multiple animal models.  The results of these studies suggest a favorable safety and efficacy profile for N1177.  The results of the Phase I study involving 45 subjects indicate the safety and pharmacokinetic data are consistent with safety, pharmacokinetic and metabolic data obtained in previous nonclinical safety and disposition studies.  In addition, the number of nodes visualized showed a statistically significant dose effect (an increase in the number of nodes visualized as the dose increased).

Research and development work has been charged to the joint venture. To date, we have incurred a total of approximately $3,130,000 of expenses in connection with the development of N1177 (approximately $1,160,000, $658,000 and $0 incurred by the joint venture for the years ended December 31, 2001, 2002 and 2003, respectively). Due to capital constraints, no research was conducted on N1177 during 2003.

We plan to investigate N-1177 as an aerosol formulation for the detection of lymph nodes in the lung for the staging of lung cancer. The continuation of this research will be dependent upon the ability to conclude a development agreement with a partner.

30

DEVELOPMENT AND COMMERCIALIZATION STRATEGY

Our overall strategy is to leverage our proprietary technologies and to utilize the company as a platform for the acquisition and/or licensing of technologies in related fields using our internal organization supplemented by contractual collaborations with third parties.  In particular (based upon the receipt of adequate capital resources), we plan to:

•	Manufacture and market or license Imagent in the United States. We expect to negotiate and, if successful, enter into relationships with third parties for the development and marketing of Imagent outside the U.S.

•	Conduct preclinical research studies of our products using third party laboratories and/or clinicians to conduct preclinical trials. We intend to use the expertise of these third party clinicians to collect data necessary to obtain IND’s (an Investigational New Drug application with the FDA) required to begin human trials.

•	Utilize our clinical development team and contractual collaborative arrangements with third parties to access the skills and resources required to design, test, obtain regulatory approval and manufacture our products in development.

•	Market potential products through the use of an internal sales force or strategic or distribution collaborations as determined by the specific characteristics of each product application.

 Currently, Imagent is marketed and distributed in the United States on a very limited direct basis. Various companies will provide packaging, sales, and distribution services. To the extent that we enter into co-promotion or other licensing arrangements, any revenues received by us will be dependent on the efforts of third parties, and there can be no assurance that any such efforts will be successful. Further, there can be no assurance that we will be able to enter into future marketing relationships on acceptable terms. The termination of any marketing relationships may limit our ability to market our products, thereby materially adversely affecting our business.

 Should we have to market and sell our products directly, we would need to develop a marketing and sales force with technical expertise and distribution capability. The creation of an infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process. There can be no assurance that we would be able to establish the necessary marketing and sales capabilities or be successful in gaining market acceptance for our products.

  Imagent is manufactured in San Diego at our commercial-scale facility. It is manufactured using a proprietary process to form dry, PFC vapor-containing microspheres that are reconstituted with an aqueous solution to form microbubbles just prior to use. We have a long-term supply agreement for the principal raw material for Imagent.  Although some raw materials for our products are currently qualified from only one source, we attempt to acquire a substantial inventory of such materials and to negotiate long-term supply arrangements. Raw materials used in our products cannot be changed without equivalency testing of any new material by us and approval of the FDA. No assurances can be given that we can maintain long-term supplies of these materials on terms acceptable to us. Our business could be materially and adversely affected if we are unable to obtain qualified raw materials on a timely basis and at a cost-effective price.

 Our ability to develop and manufacture any product successfully is subject to numerous contingencies and uncertainties, including certain “Risk Factors” described above.  Our objectives, business strategy and product development efforts are subject to change based on numerous factors, including the results of preclinical and clinical testing, the availability of suitable collaborative relationships, the nature of competition, regulatory requirements and the availability of capital.  The description of our business and business strategy contains forward-looking statements that should be read in conjunction with the “Risk Factors” described above.

PATENTS

We are continuing to pursue patent protection for our proprietary technologies with the U.S. Patent and Trademark Office and in various foreign jurisdictions.  We plan to prosecute, assert and defend our patent rights whenever appropriate.  However, securing patent protection does not necessarily assure us of competitive success.  See “Risk Factors - If we do not obtain and maintain patent or other protection of our core technologies (namely Imagent, PH-50 and N1177), we may have difficulty commercializing products using these technologies,” above.

 We have several issued U.S. patents and patent applications related to Imagent. The issued patents and pending applications contain claims directed to the composition, manufacture, and use of novel stabilized microbubble compositions based on the discovery that PFC (perfluorocarbon) gases, in combination with appropriate surfactants or other non-PFC gases, can stabilize microbubbles for use in ultrasonic imaging. Foreign applications directed to the same subject matter are also granted or pending. We also have five issued U.S. patents covering the use of various contrast agents, including Imagent, in harmonic imaging.

31

In 2003, we filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in our patents covering Imagent.   The case is described below under “Legal Proceedings.”

We also own two U.S. patents related to N1177 and we currently have two patent applications pending in the U.S. and one application filed under the Patent Cooperation Treaty (“PCT”) which are directed to the use of nanoparticulates including PH-50 for cardiovascular imaging and for delivery of pharmacologically active substances.

We have an exclusive license (subject to certain limitations) from Massachusetts General Hospital and Nycomed Imaging AS for the world-wide right to make, market, distribute and sell products using (i) the subject matter covered in pending U.S. and foreign patent applications relating to the research, development, manufacture and commercialization of diagnostic imaging agents for medical location, treatment and diagnosis of tumors and other diseased tissues or other material and (ii) the patent rights related to N1177 in the research, development, manufacture and commercialization of human ethical pharmaceutical products containing the diagnostic imaging compound N1177.

We have the right to negotiate with units of Elan for licensing rights related to licensing rights to expand the rights beyond the field of lymphography and provide for a services and manufacturing agreement related to technology transfer related to manufacturing matters, material supply and research and development support related to manufacturing matters.

We are continuing to pursue patent protection for our other proprietary technologies with the U.S. Patent and Trademark Office, under the Patent Cooperation Treaty and in various foreign jurisdictions.

Aside from our issued patents, no assurance can be given that any of these applications will result in issued U.S. or foreign patents. Although patents are issued with a presumption of validity and require a challenge with a high degree of proof to establish invalidity, no assurance can be given that any issued patents would survive such a challenge and would be valid and enforceable.

Some of our patented or licensed technology arose from research that was partially funded by the U.S. Government (“Government”).  As with other entities whose research is sponsored in any manner by the Government, certain patents that we own or license are subject to Confirmatory Licenses in favor of the Government, as required by applicable federal regulations.  These regulations require us or the patent owner to agree to convey to the Government, upon the Government’s request, rights in the technology if we decide not to continue prosecution of the patent applications or if the patent owner does not wish to retain title to the inventions covered in the patents.  The Government also retains certain “march in rights” that permit the Government to use the technology under certain circumstances, including if that action is necessary because we or the patent owner have not taken or are not expected to take effective steps to achieve practical application of the inventions; it is necessary to alleviate health or safety needs not being met by us or the patent owner; or to meet the requirements for public use specified in certain federal regulations and those requirements are not being met by us or the patent owner.  We intend to prosecute patent applications and in other respects develop patents we own so that the Government will not exercise its rights under these Confirmatory Licenses.

We also attempt to protect our proprietary products, processes and other information by relying on trade secret laws and non-disclosure and confidentiality agreements with our employees, consultants, and certain other persons who have access to such products, processes and information. The agreements affirm that all inventions conceived by employees are the exclusive property of the Company.  Nevertheless, there can be no assurance that these agreements will afford significant protection against or adequate compensation for misappropriation or unauthorized disclosure of our trade secrets.

“IMCOR” is a trademark and Imagent® is a registered trademark of IMCOR.  We have a pending application for registration of the mark IMCOR in the U.S.  All other trademarks or trade names used in this registration statement are trademarks or trade names of their respective owners.

32

GOVERNMENT REGULATIONS

All of the products we currently contemplate developing require approval by the FDA prior to sales being made within the U.S. and by comparable foreign agencies prior to sales being made outside the U.S.  The FDA and comparable regulatory agencies impose substantial requirements on the manufacturing and marketing of pharmaceutical products and medical devices.  These agencies and other entities extensively regulate, among other things, research and development activities and the testing, manufacturing, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our proposed products.  See “Risk Factors — Our proposed products are subject to extensive testing and government approval, and we may not obtain or maintain the approvals necessary to sell our proposed products,” above.

The regulatory process required by the FDA through which our products must successfully pass before they may be marketed in the U.S. generally involves the following:

•	Preclinical laboratory and animal testing;

•	Submission of an application that must become effective before clinical trials may begin;

•	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication; and

•	FDA approval of the application to market a given product for a given indication.

For imaging and pharmaceutical products, preclinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product.  Where appropriate (for example, for human disease indications for which there exist inadequate animal models), we will attempt to obtain preliminary data concerning safety and efficacy of proposed products using carefully designed human pilot studies. We will require sponsored work to be conducted in compliance with pertinent local and international regulatory requirements, including those providing for Institutional Review Board approval, national governing agency approval and patient informed consent, using protocols consistent with ethical principles stated in the Declaration of Helsinki and other internationally recognized standards.

If the FDA is satisfied with the results and data from preclinical tests, it will authorize human clinical trials.  Human clinical trials are typically conducted in three sequential phases, which may overlap.  Each of the three phases involves testing and studying specific aspects of the effects of the pharmaceutical on human subjects, including testing for safety, dosage tolerance, side effects, absorption, metabolism, distribution, excretion and clinical efficacy.

Data from preclinical and clinical trials are submitted to the FDA in an NDA for marketing approval and to foreign regulatory authorities under applicable requirements.  Preparing an NDA or foreign application involves considerable data collection, verification, analyses and expense, and there can be no assurance that the applicable regulatory authority will accept the application or grant an approval on a timely basis, if at all.  The marketing of pharmaceuticals in the U.S. may not begin without FDA approval.  The approval process is affected by a number of factors, including primarily the safety and efficacy demonstrated in clinical trials and the severity of the disease.  Regulatory authorities may deny an application in their sole discretion, if they determine that applicable regulatory criteria have not been satisfied or if additional testing or information is required.  One of the conditions for initial marketing approval, as well as continued post-approval marketing, is that a prospective manufacturer’s quality control and manufacturing procedures conform to the GMP regulations of the regulatory authority.  In complying with these regulations, a manufacturer must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance.  Manufacturing establishments, both foreign and domestic, also are subject to inspections by or under the authority of the FDA and by other federal, state, local or foreign agencies.  Discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

We have established a core clinical development team and have been working with outside regulatory consultants to assist us in developing product-specific development and approval strategies, preparing the required submittals, guiding us through the regulatory process, and providing input to the design and site selection of human clinical studies.  The testing and approval process requires substantial time, effort and financial resources, and we may not obtain FDA approval on a timely basis, if at all.  Success in preclinical or early-stage clinical trials does not assure success in later stage clinical trials.  The FDA or the research institution sponsoring the trials may suspend clinical trials or may not permit trials to advance from one phase to another at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.  Once issued, the FDA may withdraw a product approval if we do not comply with pertinent regulatory requirements and standards or if problems occur after the product reaches the market.  If the FDA grants approval of a product, the approval may impose limitations, including limits on the indicated uses for which we may market a product.  In addition, the FDA may require additional testing and surveillance programs to monitor the safety and/or effectiveness of approved products that have been commercialized, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.  Further, later discovery of previously unknown problems with a product may result in restrictions on the product, including its withdrawal from the market.  Marketing our products abroad will require similar regulatory approvals by equivalent national authorities and is subject to similar risks.

33

In the ordinary course of business, we must also comply with a variety of other federal and state governmental regulations.  These regulations impose, among other things, standards of conduct, record keeping, labeling and reporting.

Specific regulations affecting our current and proposed operations include: environmental-type discharge requirements, good laboratory practices governing animal testing, good manufacturing practices regarding the manufacture of drugs and other FDA-regulated products, animal care and use regulations, laws and regulations relating to labor, and required general business practices.  We do not currently anticipate that the cost of compliance in these areas, other than obtaining FDA approval, will present a major obstacle to achieving our goals.

Another area of regulation that will impact our business is the recent developments in health care reimbursement and delivery practices as a means to better control health care costs.  See “Risk Factors — Changes in health care reimbursement policies or legislation may make it difficult for physicians and hospitals to use or receive reimbursement for using our products, which could reduce our revenues,” above.

COMPETITION

The industry in which we operate is intensely competitive, and subject to significant change with respect to technology for the diagnosis and treatment of disease.  Existing or future pharmaceutical and device companies, government entities and universities may create developments that accomplish similar functions to our technologies in ways that are less expensive, receive faster regulatory approval or receive greater market acceptance than our potential products.  We expect that competition in the ultrasound contrast imaging agent field (and for our other potential products) will be based primarily on each product’s safety profile, efficacy, stability, ease of administration, breadth of approved indications, and physician, healthcare payor and patient acceptance.  See “Risk Factors — The markets for imaging products are extremely competitive, and many of our competitors have greater resources and have products that are in more advanced stages of development than we do, which may give them a competitive advantage over us,” above.

Our competitors have, in general, been in existence for considerably longer than we have, and may have greater capital resources and access to capital; greater internal resources for activities in research and development, clinical testing and trials, production and distribution; and existing collaborative relationships with third parties.  See “Risk Factors — We have to rely on third parties and collaborative relationships for distribution, pre-clinical and clinical testing of Imagent and our proposed products, and it may be difficult to implement our business development plans without these collaborations,” above.

The existing market for radiopaque contrast agents is estimated by Frost & Sullivan to be approximately $3.4 billion worldwide.  The dominant uses of contrast media (86%) are those procedures employed in conjunction with CT or x-ray scans.  Approximately half of the usage of contrast agents is in the U.S. Omnipaque®, marketed by a unit of Amersham, is believed to be the leading agent utilized in coronary angiography.  Other companies marketing contrast agents include Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc. (a subsidiary of Schering AG) and Bracco.

In addition to CT or x-ray scans, other modalities, such as MRI and ultrasound, are also used by physicians to image internal vasculature and organs.  These modalities, including CT imaging, each have particular attributes that may make their use applicable to any particular situation.

Competition for Imagent

There are two competitive ultrasound contrast agents approved in the U.S. for use in cardiology:  Optison is sold by GE/Amersham, and Definity is sold by Bristol-Myers Squibb Medical Imaging.  Optison consists of microspheres comprised of a perfluorocarbon gas surrounded by a shell of human serum albumin (HSA).  Definity is a perfluorocarbon gas in a liquid solution that requires mechanical activation with an external device before use. Both agents must be kept refrigerated. The development of Definity in Japan has been suspended by their partner, Yamagouchi, due to safety problems experienced in their clinical trials. Because of the human albumin content, Optison will not be acceptable for development in Japan.

34

 Bracco International filed an NDA in the U.S. late in 2000 for SonoVue®, but the review of their application has been halted due to safety problems reported in the post-approval use of SonoVue in Europe. The product is a dry powder of negatively charged liposomal microbubbles containing sulfur hexafluoride gas, to be reconstituted with saline prior to administration. SonoVue is approved for sale in Europe for radiological applications, but it carries a very restrictive label warning because of the deaths reported in cardiac patients.

 POINT Biomedical has completed a 600 patient Phase 3 myocardial perfusion study for CardioSphere in 2004 and is preparing for an NDA submission.  CardioSphere consists of a two-layer microspheres with one layer that contains human albumin.

 Acusphere initiated a Phase 3 myocardial perfusion study in December 2003 with AI-700.  The product is composed of a synthetic biodegradable polymer filled with a perfluorocarbon gas, and requires refrigeration.

 Competition for PH-50

The existing market for radiopaque contrast agents is estimated to be approximately $3.4 billion worldwide.  The dominant uses of contrast media (86%) are those procedures employed in conjunction with CT or x-ray scans.  Approximately half of the usage of contrast agents is in the U.S.  We believe that Omnipaque®, marketed by a unit of Amersham, is the leading agent utilized in coronary angiography.  Other companies marketing contrast agents include Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc. (a subsidiary of Schering AG) and Bracco.  Physicians also use other modalities, such as MRI and ultrasound, to image internal vasculature and organs.  These modalities, including CT imaging, each have particular attributes that may make their use applicable to any particular situation.

Competition for N1177

As with PH-50, N1177 will be subject to competition with other companies marketing contrast agents such as GE/Amersham, Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc. (a subsidiary of Schering AG), and Bracco, and with other methods of imaging, such as MRI and ultrasound.

DESCRIPTION OF PROPERTY

  We do not own any real estate. We conduct operations from leased premises of approximately 53,000 square feet in San Diego, California. At this facility we maintain our executive offices, perform research and development, and manufacture Imagent. We have obtained regulatory approval to manufacture Imagent at this production facility. To our knowledge, the property and equipment is in good condition.

LEGAL PROCEEDINGS

In 2003, we filed a complaint against Amersham and two other Amersham affiliates alleging that certain Amersham products infringe on claims in its patents covering Imagent. The case is captioned as Photogen Technologies, Inc. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. et. al., Civil Action No. 03CV2853(SRC), in the United States District Court for the District of New Jersey. The Company’s complaint alleges that principally through their Optison® product, Amersham and related Amersham entities infringe on eight patents owned by us. We are also seeking a declaration that the claims of fifteen Amersham patents are invalid and are not infringed by our Imagent product. Amersham denied the material allegations of our claims and asserted certain affirmative defenses and counterclaims. Amersham's counterclaims against us include claims of patent infringement of the fifteen Amersham patents, breach of contract, breach of good faith and fair dealing, and tortious interference with contract.

35

It is not presently feasible to determine whether there is a reasonable possibility that the assets have been impaired for purposes of Statement of Financial Accounting Standards No. 5, or the extent of damages or gain, if any, that might result depending on whether or not we prevail. In any event, we will continue to incur litigation costs as we prosecute claims in the litigation.

See “Risk Factors—We filed a suit against Amersham for patent infringement, which, if resolved unfavorably, could impede our ability to utilize our patents for Imagent,” above.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

The following sets forth certain information regarding each of the directors and executive officers of the Company.

Name	Age	Position

Brian M. Gallagher, Ph.D. (1)	56	Director, Chairman of the Board
Taffy J. Williams, Ph.D. (1)	55	Director, President and Chief Executive Officer
Robert A. Ashley (3)(4)	46	Director nominee
Richard T. Dean, Ph.D. (2)(3)	57	Director
Darlene M. Deptula-Hicks, M.B.A. (2)	46	Director
Jonathan J. Fleming, M.P.A. (1)	47	Director
Alan D. Watson, Ph.D., M.B.A. (2)(3)	52	Director
William D. McPhee	51	Director

(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member or proposed member of the Compensation Committee
(4) Nominated to serve as a director beginning at the Annual Meeting to be held on January 20, 2005.

Ms. Deptula-Hicks is the Chairperson of our Audit Committee. Our Board has determined that she is an “audit committee financial expert” and is “independent” as contemplated by SEC rules. A brief discussion of the business experience of each director is set forth below.

Brian M. Gallagher, Ph.D. is Chairman of the Board and has served as a director since July 22, 2004. Dr. Gallagher received his B.S. is biology from St. Louis University, his M.S. in marine sciences from Long Island University, and his Ph.D. in biology from St. John’s University. Dr. Gallagher currently serves as a Director of CollaGenex Pharmaceuticals, Inc. and ImaRx Therapeutics, Inc., a privately held, drug delivery/specialty pharmaceutical company with a focus on cardiovascular diseases. From 1994 to 2003, he was the Chairman, President and Chief Executive Officer of CollaGenex Pharmaceuticals, Inc.

Robert A. Ashley is nominated to serve as a director beginning at the Annual Meeting to be held on January 20, 2005. Mr. Ashley received his MA in Biochemistry from St. Peter’s College, Oxford University. Since 2004, he has served as President, Chief Executive Officer and Chairman of the Board of Amplimed Corporation. From 1994 to 2003, he served in various capacities with CollaGenex Pharmaceuticals Inc., including as Senior Vice President, Vice President of Commercial Development and Managing Director of CollaGenex International Ltd.

Taffy J. Williams, Ph.D. has served as our President, Chief Executive Officer and a director since May 17, 2000.  Prior to joining the company, Dr. Williams served as CEO and President of PANAX Pharmaceuticals for two and half years and President of InKine Pharmaceuticals for two years.  He received his Bachelor of Science in Chemistry from the University of Notre Dame and his Ph.D. in Chemistry from the University of South Carolina.

Richard T. Dean, Ph.D. has served as a director since October 27, 2003. Dr. Dean received his B.S. from Cornell University, his M.S. from the University of Michigan and his Ph.D. from the University of California at Berkeley. Since 2004, Dr. Dean has served as the Chief Executive Officer of Xanthus Life Sciences, Inc., a company founded to develop novel oncology drugs. From 1999 to 2003, Dr. Dean served in various capacities with Schering AG, including as Head of Strategic Business Development, Diagnostics and Radiopharmaceuticals. From 1990 to 1999, Dr. Dean was the Chief Executive Officer of Diatide Inc. Dr. Dean has over 25 years experience in the pharmaceutical and biotechnology field.

36

Darlene M. Deptula-Hicks, M.B.A. has served as a director since July 22, 2004. Ms. Deptula-Hicks received her B.S. in accounting from New Hampshire College and her M.B.A. from Rivier College. Since 2002, she has served as Executive Vice President and Chief Financial Officer of ONI Medical Systems, Inc. Prior to that, she was the Executive Vice President, Chief Financial Officer and Treasurer of Implant Sciences Corporation from 1998 to 2001. Ms. Deptula-Hicks has over 20 years of experience in financial management positions, primarily in the life sciences sector.

Jonathan J. Fleming, M.P.A. has served as a director since August 15, 2003. Mr. Fleming has been a Partner of Oxford Bioscience Partners since 1996 and its Managing Partner since 2001. Oxford Bioscience Partners is an international venture capital firm with committed capital of more than $800 million specializing in life science technology based investments. Mr. Fleming holds a Master’s degree in Public Administration from Princeton University and a Bachelor of Arts degree from the University of California, Berkeley. Mr. Fleming is a co-founder and is Chairman of the Board of Memory Pharmaceuticals. He is also Chairman of the Board of BioProcessors Corporation and Dynogen Corporation, and is a director of several private companies, including Leerink Swann. Mr. Fleming is a Trustee of the Museum of Science in Boston and is a Senior Lecturer at MIT’s Sloan School of Management.

William D. McPhee has served as a director since November 12, 2002. McPhee received his B.S. degree in pre-med and an L.L.B. degree in law, both from McGill University. Since 1998, he has been Managing General Partner of Mi3, L.P. where he has been responsible for managing the venture fund. Prior to that, he was Chief Executive Officer of Praxis Advisors, Inc., a strategy consulting firm. Mr. McPhee is not standing for reelection at the Annual Meeting.

Alan D. Watson, Ph.D., M.B.A. has served as a director since November 12, 2002.  Dr. Watson received his B.S. from the University of N.S.W., his Ph.D. in Chemistry from Australian National University, and his M.B.A. from Northeastern University.  Since 2002, Dr. Watson has served as Executive Vice President and Chief Business Officer of Elixir Pharmaceuticals, Inc.  Prior to that, he was the Senior Vice President, Corporate Development of Cubist Pharmaceuticals, Inc. from 1999 to 2002.  From 1997 to 1999, he was Senior Vice President, Licensing and Intellectual Property of Nycomed Amersham plc.

Executive Officers and Significant Employees.

The recent business experience of our other executive officers and significant employees follows.

Jack DeFranco, age 59, has served as Senior Vice President of our IMCOR Division since June 18, 2003. For the ten years prior to joining the Company, Mr. DeFranco served as Vice President of Marketing and Business Development for Alliance Pharmaceutical Corp. Mr. DeFranco received his B.S. from Stephen F. Austin University and his M.B.A. and M.A. from Fairleigh Dickenson University.

We also have a consultant, Larry D. Grant, who is a certified public accountant and who has 30 years of experience in providing accounting and financial services.

EXECUTIVE COMPENSATION

        The following table sets forth a summary of the compensation paid to or accrued by our Chief Executive Officer and all of our other executive officers whose compensation exceeded $100,000 during fiscal year 2003 (the "named executive officers") for each of the fiscal years ended December 31, 2001, 2002 and 2003:

37

					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)(5)	LTIP Payouts ($)	All Other Compen-sation ($)
Taffy J. Williams, Ph.D(1)	2003	$275,000	$0	$0	0	1,050,000	0	$0
Director, President and Chief	2002	$265,000	$60,000	—	—	1,233,450	—	—
Executive Officer	2001	$260,000	$30,000	—	—	—	—	—

Brooks Boveroux(1)(3)	2003	$225,000	$25,000	$0	0	—	0	$0
Senior Vice President-	2002	$216,250	$32,250	—	—	320,860	—	—
Finance, Chief Financial Officer, Treasurer and Secretary	2001	$215,000	$32,250	—	—	—	—	—

Reinhard Koenig, M.D., Ph.D.(2)	2003	$75,000	$0	$0	0	0	0	$0
Senior Vice President- Medical	2002	$280,625	—	—	—	513,375	—	$
and Regulatory Affairs	2001	200,020	—	—	—	100,000	—	50,000	(6)

Jack DeFranco (1)(4)	2003	$107,145	$60,000	$0	0	170,000	0	$0
Senior Vice President- Business Development, Marketing and Sales	2002	$0	$0	—	—	—	—	—
	2001	$0	$0	—	—	—	—	—

(1)	Dr. Williams and Messrs. Boveroux and DeFranco are entitled to severance if their employment is terminated without cause, as discussed below.
(2)	Dr. Koenig resigned from the Company as of May 1, 2003
(3)	Mr. Boveroux’s employment with the Company terminated as of August 29, 2004.
(4)	Mr. DeFranco joined the Company on June 18, 2003 as part of the acquisition of the medical imaging business of Alliance Pharmaceutical Corp.
(5)	Reflects a one-for-four reverse split which occurred in November, 2002.
(6)	Reimbursement of moving expenses.

Option Grants in Year Ended December 31, 2003

The following table contains information concerning the grant of stock options during the 2003 fiscal year under our 1998 and 2000 Plans to the Named Officers.  To date, none of these options have been exercised.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in 2003	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (3)
Taffy J. Williams, Ph.D. (1)	1,050,000	35.8%	$1.08	7/23/2013	$1,995,525
Brooks Boveroux	0	0%	$
Jack DeFranco (2)	170,000	5.8%	1.25	6/19/2013	$303,178
Reinhard Koenig, M.D., Ph.D.	0	0%

(1)  The options were granted at an exercise price equal to the purchase price paid by the institutional investors in the institutional financing which closed on November 12, 2002.  The market price of our Common Stock on the date of the option grant was $2.52.  The options become exercisable on the earlier of a change in control of the Company or the date that Dr. Williams no longer is an employee of the Company in accordance with the terms of the respective Award Agreements covering the options. These options are subject to stockholder approval of Proposal 2 of our proxy statement dated December 27, 2004.

(2) The options were granted at an exercise price of $1.25 per share.  The market price of our Common Stock on the date of the option grant was $2.20.  A portion of the options becomes exercisable upon various dates in accordance with the terms of the respective Award Agreements covering the options.

 (3)  In accordance with SEC rules, grant date present value is determined using the Black-Scholes Model.  The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options.  However, stock options granted by the company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market.  The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the market price, volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option.  For the purposes of the calculation of the fair value of the options at grant date, the following assumptions were used: risk-free interest rate at grant date: 2.56%; expected stock price volatility: 98%; dividend yield: 0% and expected time until exercise of the option: 5 years. The shares subject to the options granted are identical to the publicly-traded securities of the company except for restrictions on trading, vesting periods prior to which the options may not be exercised and the presence of an expiration date of the grant.  Due to these restrictions the shares subject to the options granted are worth less than their publicly-traded counterparts.  The actual value, if any, that an executive officer may realize will depend on his continued employment through the options vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes Model.

38

Aggregated Option Exercises in the Year Ended December 31, 2003 and Fiscal Year End Option Value

The following table sets forth information about the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the 2003 fiscal year.

			Number of Securities Underlying Unexercised Options at Year End 2003 (#)		Fair Value of Unexercised In-the-Money Options at Year End 2003 ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Taffy J. Williams, Ph.D.(2)	0	0	975,000	1,308,450	$0	$703,066
Brooks Boveroux	0	0	558,542	304,833	$149,150	$164,849
Jack DeFranco	0	0	0	170,000	$0	$68,000
Reinhard Koenig, M.D., Ph.D.	0	0	274,602	146,258	$128,023	$54,867

(1)  For purposes of this table, the “value” of stock options was determined by the difference between the exercise price and $1.65, the closing price for common stock on the last business day of the fiscal year.  Shares acquired on exercise of these options are not registered under the Securities Act of 1933 and are not freely saleable except in compliance with exemptions from registration, including the holding period and other requirements of Rule 144 thereunder.  Consequently, the values set forth in the table are only theoretical values and may not accurately represent actual market value.

(2) Does not include the grant of 1,050,000 options shares subject to stockholder approval in Proposal 2 and the $598,000 fair value of these unexercisable options.

Director Compensation.

All directors receive reimbursement of their out of pocket expenses incurred in the course of their duties as directors. Drs. Dean and Watson, Messrs. McPhee and Gallagher and Ms. Deptula-Hicks receive compensation for serving on the Board or on the Audit Committee or the Compensation Committee of the Board. Each of Drs. Watson and Dean, Mr. McPhee and Ms. Deptula-Hicks receives $20,000 annually for serving as a member of the Board. In addition, each of these persons received a stock option to purchase 60,000 shares of the Company’s Common Stock. These options vest quarterly over two years. As members of the Audit Committee, Drs. Dean and Watson and Ms. Deptula-Hicks receive $5,000 annual compensation, and as members of the Compensation Committee receive $3,000 annual compensation in addition to any fee that they receive as Board members. As Chairman of the Board, Mr. Gallagher receives a fee of $10,000 per month, an annual grant of an option to purchase 100,000 shares of the Company’s Common Stock at market price on the date of the grant and will vest 25% at the date of grant and an additional 25% at the end of each year as long as he is a member of the board.

Employment Agreements.

We have employment agreements with Dr. Williams and with Messrs. Boveroux and DeFranco.  Each of these employment agreements is terminable at-will and can be terminated by either party at any time with or without cause.  Mr. Boveroux’s employment with the Company terminated effective August 29, 2004. In addition, Dr. Williams and Messrs. Boveroux and DeFranco are bound by their respective Employee Confidentiality, Inventions and Noncompetition Agreements, as amended (each of these agreements is referred to as a “Confidentiality Agreement”).  Each Confidentiality Agreement provides that while we employ the respective individual and for a period of two years after termination he will not engage in activities that compete with our business.  Each Confidentiality Agreement also requires the respective employee to disclose to our Board of Directors all inventions or other intellectual property discovered or made by the employee during his employment and twelve months thereafter, if those inventions are related to or useful in our business, or result from duties assigned to that individual or from the use of any of our assets or facilities.

39

In addition, pursuant to the terms of Dr. Williams’ current employment agreement, he was awarded a non-qualified option to acquire 1,050,000 shares of our Common Stock at an exercise price of $1.08 per share. The option has a 10-year term and vests upon the earlier of a Change of Control, as defined therein, or when Dr. Williams ceases to be a salaried employee of the Company. The award was made subject to the approval of our stockholders, and if the increase in the number of shares available for issuance under the Company’s 2000 Plan as set forth in Proposal 2 of the Company’s Proxy Statement dated December 27, 2004 is approved by the stockholders, the option will be awarded under the 2000 Plan. Stockholders holding approximately 64.2% of our outstanding Common Stock (as of November 26, 2004) have agreed in writing to vote in favor of the issuance of Dr. Williams’ option. Pursuant to the terms of Dr. Williams’ employment agreement because the Company closed a financing transaction by July 23, 2004 he was also entitled to a cash bonus of $206,250 (which he elected to defer to a later date) and awarded a non-qualified option to purchase 4,028,402 shares (i.e., the number of shares, which taken together with all other options Dr. Williams has been awarded (other than his options to purchase 750,000 shares with an exercise price of $60 per share and 300,000 shares at $11 per share), equals 6% of our outstanding Common Stock on a fully diluted basis). The additional option has a 10-year term, exercisable at $.40 per share (i.e., the same price as shares are issued in the financing).

Dr. Williams and Mr. DeFranco each are eligible to receive typical health, life and disability insurance benefits that are available to our other salaried employees.  These individuals are also eligible to defer a portion of their salary through our 401(k) plan, but the Company did not match or make any contributions to the 401(k) plan during the 2003 fiscal year. The Company does not maintain a pension plan other than its 401(k) plan.

 We have a consulting agreement with Dr. Watson pursuant to which he provides business and product development services to us.  The consulting agreement commenced in November, 2002. The term is on a month-to-month basis (unless terminated earlier by notice or cause).  The consulting agreement provides that Dr. Watson will be paid $175 per hour of service, be reimbursed for all reasonable out-of-pocket expenses, and receive options to purchase up to 10,000 shares of the Company’s Common Stock on February 3, 2003 and each January 1 thereafter so long as the agreement is in effect. The options have an exercise price of the fair market value of the Company’s Common Stock on the date of grant. However, in no event will Dr. Watson receive more than $60,000 annually while he is on our Audit Committee.

Prior to his becoming a director we entered into a consulting agreement with Mr. Gallagher pursuant to which he received $10,000 per month and the grant of an option to acquire 100,000 shares at an exercise price of $0.40 per share which shall vest annually over a four year period. Mr. Gallagher’s status as a consultant terminated when he became a member of the Company’s board of directors.

We entered into a consulting agreement with Dr. Koenig which commenced as of May 1, 2003 and was for a period of three months. Under the terms of the consulting agreement Dr. Koenig was available to provide advice and consultation relating to the transition of his former duties regarding the medical and regulatory affairs of the Company to others after his termination. Dr. Koenig received a total of $56,250 under the terms of the consulting agreement.

Officers generally serve at the discretion of the Board of Directors.  We do not have any compensatory plans or arrangements resulting from resignation, retirement or any other termination of an executive officer’s employment with us.  However, the employment agreements for Dr. Williams and Messrs. Boveroux and DeFranco each provide for severance in the event we terminate their employment without cause.  Upon termination without cause, Dr. Williams would be entitled to a severance payment equal to one year’s salary.  If terminated without cause, Mr. DeFranco would be entitled to receive severance equal to one month’s salary for each year or partial year he was employed at Alliance and/or the Company at his annual base salary in effect at the time of termination. Mr. Boveroux’s employment was terminated without cause effective August 29, 2004 and he is entitled to a severance payment equal to six month’s salary.

40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We were involved in a joint venture transaction with affiliates of Elan Corporation, plc (“Elan”).  That joint venture, called Sentigen Ltd., was involved in the development of lymphography diagnostic products and is described under the heading “Joint Venture/Investment in Affiliate” in Note 6 to our Financial Statements included below.

Mi3, Oxford and MRNA purchased shares in the institutional financing which closed on November 12, 2002.  Jonathan Fleming (a director) is General Partner of OBP Management IV L.P. which is the general partner of Oxford and MRNA. William McPhee (a director) is president of Mi3 Services L.L.C., which is the general partner of Mi3. Tannebaum, LLC also acquired shares of our Common Stock in the financing which closed on November 12, 2002 through the conversion of outstanding debt into shares of our Common Stock.

Three of our existing investors, Oxford, MRNA and Mi3 purchased shares of our Common Stock in the financing transaction which closed on April 19 and June 30, 2004. These investors have also provided capital to us evidenced by Secured Notes, which were converted into shares of our Common Stock at $0.40 per share in connection with the financing in April and June 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the approximate beneficial ownership of our common stock as of November 26, 2004 by directors and executive officers of the Company and any person or group known to us to be the owner of more than five percent of our common stock. Shares beneficially owned by the individuals below through family partnerships or other entities they control are included in the number of shares listed in the table below for that individual.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percent of Class Outstanding(3)

EXECUTIVE OFFICERS AND DIRECTORS:

Robert A. Ashley (a director nominee)	0	*

Brooks Boveroux (former Chief Financial Officer)	558,542(4)	*

Richard T. Dean	37,500(5)	*

Jack DeFranco	52,500(6)	*

Darlene M. Deptula-Hicks, M.B.A.	22,500(18)	*

Jonathan Fleming, M.P.A./Oxford Bioscience Partners IV L.P. 225 Berkeley St., Suite 1650 Boston, MA 02216	46,484,770(7)	46.8

Brian M. Gallagher, Ph.D.	25,000(19)	*

Gene Golub 625 North Michigan Avenue, Ste. 2000 Chicago, IL 60611	108,015(8)(17)	*

Reinhard Koenig, Ph.D., M.D.	417,360(9)	*

Lester H. McKeever, Jr. 819 South Wabash Avenue Chicago, IL 60605	16,250(10)(17)	*

William D. McPhee/Mi3 L.P. One Hollis Street, Suite 232 Wellesley, MA 02482	2,904,098(11)	2.9

Alan D. Watson, Ph.D.	115,000(12)	*

Robert J. Weinstein, M.D. and Lois Weinstein 500 Lake Cook Road, Suite 130 Deerfield, IL 60015	1,314,663(14)(16)	1.3

Taffy J. Williams, Ph.D.	1,054,250(13)	1.1

All directors and executive officers as a group - 2003 fiscal year (7 persons)	51,254,160	51.5

OTHER SHAREHOLDERS:

Stuart P. Levine 500 Lake Cook Road, Suite 130 Deerfield, IL 60015	1,277,386(14)(16)	1.3

Oxford Bioscience Partners IV L.P. 225 Berkeley Street, Suite 1650 Boston, MA 02216	See above.

Tannebaum, LLC 875 N. Michigan Avenue Suite 2930 Chicago, IL 60611-1901	2,344,957(15)	2.4

Parties to Voting Agreement (6 persons)	54,325,874(16)	54.6

41

*	Constitutes one percent or less of the percent of class outstanding.

(1)	Unless otherwise indicated, the address of each person named in the table is c/o: IMCOR Pharmaceutical Co., 6175 Lusk Boulevard, San Diego, California 92121.

(2)	With respect to directors and executive officers, based on information furnished by the director or executive officer listed.

(3)	The percent of class outstanding includes Common Stock outstanding as of November 26, 2004 (including shares issued in the initial and second closings and shares issued upon conversion of debt), and the shares of Common Stock subject to warrants and options exercisable within 60 days of November 26, 2004 (including the warrants issued in the initial and second closings and pursuant to the October 29, 2004 transaction with Bristol-Myers Squibb Medical Imaging, Inc.).

(4)	Includes 558,542 options exercisable within 60 days of November 26, 2004. Employment with the Company terminated as of August 29, 2004.

(5)	Includes 37,500 options exercisable within 60 days of November 26, 2004.

(6)	Includes 52,500 options exercisable within 60 days of November 26, 2004.

(7)	Includes 401,387 shares (including 5,706 shares issued in the initial closing, 48,929 shares issued in the second closing, 96,866 shares issued in connection with the conversion of debt in the initial closing (includes additional issuance at second closing to reflect conversion at $0.40 per share) and 185,501 shares issued in connection with the conversion of debt in the second closing) and 27,318 warrants (issued in the initial and second closings) held by MRNA Fund II L.P. and 43,333,382 shares (including 568,678 shares in the initial closing, 4,876,687 shares issued in the second closing, 9,654,004 shares issued in connection with the conversion of debt in the initial closing (includes additional issuance at second closing to reflect conversion at $0.40 per share) and 21,816,916 shares issued in connection with the conversion of debt in the second closing) and 2,722,683 warrants (issued in the initial and second closings) held by Oxford Bioscience Partners IV L.P., which Mr. Fleming may be deemed to control. Mr. Fleming disclaims beneficial ownership of these shares for all other purposes. Oxford and MRNA are parties to the Voting Agreement described in footnote 16 below. The shares held by the other parties to the Voting Agreement are not included here.

(8)	Includes 108,015 shares of Common Stock.

(9)	Includes 21,500 shares of Common Stock and 395,860 options exercisable within 60 days of November 26, 2004. Dr. Koenig’s employment was terminated, without cause, effective May 1, 2003.

(10)	Includes 16,250 shares of Common Stock.

42

(11)	Includes 2,712,848 shares (including 27,414 shares issued in the initial closing, 235,086 shares issued in the second closing, 1,318,850 shares issued in connection with the conversion of debt in the initial closing (includes additional issuance at second closing to reflect conversion at $0.40 per share) and 668,535 shares issued in connection with the conversion of debt in the second closing) and 131,250 warrants (issued in the initial and second closings) held by Mi3, L.P., which Mr. McPhee may be deemed to control. Mr. McPhee disclaims beneficial ownership of Mi3's shares for all other purposes. Mi3, L.P. is a party to the Voting Agreement described in footnote 16 below. The shares held by the other parties to the Voting Agreement are not included here. Includes 60,000 options exercisable within 60 days of November 26, 2004.

(12)	Includes 25,000 shares of Common Stock and options to acquire 90,000 shares of Common Stock exercisable within 60 days of November 26, 2004.

(13)	Includes 4,250 shares of Common Stock and 1,050,000 options exercisable within 60 days of November 26, 2004.

(14)	Dr. Weinstein and Mr. Levine are parties to the Voting Agreement described in footnote 16 below. The shares held by the other parties to the Voting Agreement are not included here.

(15)	Includes 2,344,957 shares of Common Stock. Tannebaum, LLC is a party to the Voting Agreement described in footnote 16 below. The shares held by the other parties to the Voting Agreement are not included here.

(16)	Dr. Weinstein, Mr. Levine, Mi3, L.P. (of which Mr. McPhee is Managing General Partner), MRNA Fund II, L.P. (an affiliate of Oxford Bioscience Partners IV L.P.), Oxford Bioscience Partners IV L.P. (of which Mr. Fleming is the Managing Partner), and Tannebaum, LLC are parties to the Voting Agreement described above at page 2. The parties to the Voting Agreement may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The provisions of the Voting Agreement include an agreement by the parties to vote their shares for the election of certain directors nominated by the parties to the Voting Agreement.

(17)	Resigned from the Company’s Board of Directors in August, 2003.

(18)	Includes 22,500 options exercisable within 60 days of November 26, 2004.

(19)	Includes 25,000 options exercisable within 60 days of November 26, 2004.

Securities Authorized for Issuance Under Equity Compensation Plans.

        The following table sets forth, as of December 31, 2003, information with respect to our securities authorized for issuance under equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,889,470		$10.90	178,155

Equity compensation plans not approved by security holders	1,252,431	(1)	$1.75	0

(1)	Reflects an option grant to Dr. Williams that is subject to stockholder approval in Proposal 2.

43

We have issued the following options and warrants to purchase shares of our Common Stock without the prior approval of our stockholders:

•	a warrant to purchase 190,000 shares at $2.52 per share to Clinical Regulatory Strategies, LLC in connection with our August 12, 2002 engagement of Clinical Regulatory Strategies, LLC to provide us with certain clinical, regulatory and new product development services.

•	a warrant to purchase 3,750 shares at $44.23 per share to a consultant as of January 24, 2000 in connection with certain consulting services provided by the consultant.

•	warrants to purchase an aggregate of 8,181 shares at $47.78 per share to Gilford Securities Incorporated and certain of its employees in connection with certain placement agent services provided to us by Gilford Securities Incorporated in February, 2000.

•	a warrant to purchase 500 shares at $47.04 per share to Aqua Partners, Inc. in connection with certain investor services provided by Aqua Partners, Inc. in November, 1999.

•	an option to purchase 1,050,000 shares at $1.08 per share to Taffy Williams pursuant to an agreement dated July 23, 2003; provided, however, that we are seeking stockholder approval of this option grant as part of the amendment to the 2000 Plan as set forth in the Company’s Proxy Statement dated December 27, 2004.

2002 Financing Transaction

 In November, 2002, we sold $9,000,000 of our common stock at a price of $1.08 per share to a group of institutional investors which included Mi3, L.P. (“Mi3”), Oxford BioScience Partners IV L.P. and MRNA Fund II L.P. (collectively, the “Institutional Investors”).  In this offering, we received $6,500,000 in cash and converted Tannebaum, LLC’s $2,500,000 credit facility into 2,314,815 shares of common stock at $1.08 per share.  Tannebaum, LLC was at that time controlled in part by Dr. Weinstein, then one of our directors. In December, 2002, we consummated a second closing of the financing transaction and sold an additional 2,804,539 shares of our common stock at $1.08 per share for an aggregate of $3,028,902 to a group of institutional investors and individual accredited investors.  The final closing of the financing took place in January, 2003 at which time we sold an additional 27,778 shares of our common stock at $1.08 per share for an aggregate of $30,000 to two individual accredited investors. As part of the financing transaction, we entered into a Registration Rights Agreement requiring us to file a registration statement with the SEC within 45 days of the closing of the financing transaction to cover the Institutional Investors’ sales of the shares.  The Institutional Investors in the financing transaction have deferred the implementation of this requirement. As part of the financing transaction, the Institutional Investors entered into a Voting, Drag-Along and Right of First Refusal Agreement (“Voting Agreement”) with Dr. Weinstein, Stuart Levine (individually and as co-trustees of the Theodore Tannebaum Trust) and Tannebaum, LLC (collectively, the “Chicago Stockholders”).  The Voting Agreement provides, among other things, that each of its parties will vote all shares of which it is the beneficial owner as follows:

•	To maintain the total number of directors at seven (we currently have five directors).

•	To amend our Articles of Incorporation or Bylaws in accordance with the recommendation of five of the seven directors.

44

•	For the election of the following directors:

•	One person nominated by Mi3;

•	One person nominated by the holders of 80% of the shares owned by the Institutional Investors;

•	One person nominated by the holders of 80% of the shares owned by the Chicago Stockholders;

•	One person appointed by our Board of Directors as the Chief Executive Officer; and

•	Three persons with industry experience in the healthcare, biotech or pharmaceutical industries, as nominated by our Board of Directors and approved by the holders of 80% of the shares beneficially owned by the Institutional Investors.

•	To maintain an Audit Committee and Compensation Committee of the Board, each with three members, and to appoint one director to serve on each Committee nominated by the holders of 80% of the shares owned by the Institutional Investors.

The Voting Agreement also provides that none of its parties will sell, transfer, pledge, grant any option for, or otherwise dispose of any of their shares of company stock except in compliance with the Voting Agreement.

DESCRIPTION OF SECURITIES

Common Stock

As of November 26, 2004, there were 80,065,300 shares of our common stock outstanding and held by approximately 274 stockholders of record.  Holders of our common stock are entitled to receive such dividends as may be declared by the Board of Directors.  Holders of common stock are entitled to one vote per share on matters as to which applicable law entitles them to vote. There are no preemptive rights associated with the common stock.

 The high and low trading prices (adjusted to reflect our one-for four reverse split) for our common stock during each quarter of the last two fiscal years are set forth below.

	Year Ended December 31, 2002 (Amounts in $ )		Year Ended December 31, 2003 (Amounts in $ )
	High	Low	High	Low
1st Quarter	6.36	2.52	2.73	0.90

2nd Quarter	5.20	3.12	2.60	1.50

3rd Quarter	4.20	1.32	2.44	0.97

4th Quarter	2.64	1.00	1.93	1.07

For the period January 1, 2004 through September 30, 2004, the high and low trading prices for our common stock were $0.10 and $2.20, respectively.  Aggregate trading volume for the period January 1, 2004 through September 30, 2004, was approximately 4,242,322 shares.  The foregoing information was obtained from the National Association of Securities Dealers.  The quotations generally reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.  The foregoing information reflects trade prices, and not bid or ask prices and has been adjusted to reflect our one-for-four reverse split that was effective November 22, 2002.  See “Risk Factors - A small group of stockholders control IMCOR, which may make it difficult for stockholders who are not in that group to influence management” and “The price and trading volume of our common stock fluctuates significantly, like that of many biopharmaceutical companies, which may make it difficult for us or a stockholder to sell our common stock at a suitable price and may cause dilution for existing stockholders when we issue additional shares,” above, regarding the possible effects of the concentrated ownership of our stock on the market and price of the stock.

45

Preferred Stock

In October 1999, we issued 12,015 shares of Series A Preferred Stock to an affiliate of Elan in conjunction with the formation of Sentigen Ltd., our former joint venture with Elan.  As of June 10, 2004, all of the Series A Preferred stock has been converted into 195,263 shares of common stock.

 In February, 2000, we issued 327,240 shares of Series B Preferred Stock to 32 accredited investors in a private placement.  In November, 2002, we issued an aggregate of 422,316 shares of common stock to the former holders of the Series B Preferred Stock and (available to common shareholders) the Series B Preferred Stock is no longer outstanding.

In October, 2004, we entered into a securities purchase agreement with Bristol-Myers Squibb Medical Imaging, Inc. and Bristol-Myers Squibb Company pursuant to which we sold an aggregate of 4,500 shares of our recently authorized Series A Convertible Preferred Stock for a total purchase price of $4,500,000. See “Certain Recent Developments,” above.

Dividend Policy

 We have never paid cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future as we intend to retain future earnings, if any, to finance the growth of the business. The payment of future dividends will depend on such factors as our earnings levels, anticipated capital requirements, operating and financial condition, and other factors deemed relevant by the Board of Directors.

Transfer Agent

The transfer agent for our common stock is Computershare Investor Services, LLC, and its phone number is (312) 588-4991.

PRIVATE PLACEMENT TRANSACTION

As of April 14, 2004, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors pursuant to which we issued and sold an aggregate of 25,374,999 shares of our common stock and warrants (the “Warrants”) to purchase an aggregate of 14,717,502 shares of our common stock. The private placement was consummated in two closings. Between the first and second closing, our stock was delisted from the Nasdaq SmallCap Market. Listing of our common stock was among the conditions precedent to the purchasers' obligations to perform at the second closing. In order to obtain the purchasers' agreement to proceed with the second closing notwithstanding the delisting, we reduced the purchase price for the common stock to $.40 per share (from $.75) and we reduced the exercise price of the warrants to $.50 per share (from $1.00). The transaction resulted in gross proceeds to the Company of approximately $10,150,000. Net proceeds to the Company were approximately $9,313,000, which will be used for clinical development, payment of debt and for working capital purposes, or as otherwise determined by our Board of Directors. These securities were sold to accredited investors in a private placement transaction exempt from registration under Section 4(2) of the Securities Act and/or pursuant to Rule 506 of Regulation D thereunder.

The Warrants may be exercised for a period of five years and are immediately exercisable at an exercise price of $.50 per share. Each Warrant contains weighted average anti-dilution protection, which provides that the exercise price of a Warrant will be reduced if we issue any of our common stock or rights, options, warrants or other securities or debt bearing a right to acquire our common stock at a price less than the then-applicable exercise price of such Warrant. We have the right to demand that the holders of the Warrants exercise the Warrants at any time if the price of our common stock exceeds $3.50 per share for a least twenty (20) consecutive trading days and certain other conditions are met.

If we do not file this registration statement within 30 days after the second closing of the financing, if this registration statement is not declared effective by the SEC within 60 days after it is filed (or 90 days if the SEC has comments), or if after this registration statement is declared effective by the SEC it ceases for any reason to be effective for resales for more than a total of 20 business days (whether or not consecutive), then, in addition to any other rights available to the selling stockholder under the registration rights agreement or under applicable law, we must pay liquidated damages in freely tradable stock equal to 2% each month of the aggregate investment amount paid by each selling stockholder. Except on the first date on which such an event occurs (in which case the entire 2% is due), the liquidated damages amount is pro rated for any portion of a month until the event is corrected. We issued a total of 6,560,960 shares as late registration shares under these requirements.

46

This prospectus relates to the resale of 31,935,959 shares of our common stock and an aggregate of 14,717,502 shares of common stock issuable upon exercise of the Warrants acquired by certain of the selling security holders pursuant to the Purchase Agreement.

 SELLING SECURITY HOLDERS

 We are registering for resale shares of our common stock issued to the selling stockholders identified below. The selling stockholders identified in the following table are offering for sale up to 46,653,461 shares of common stock, of which 14,717,502 shares are issuable upon exercise of warrants, issued to the selling stockholders in private placement transactions. The following table sets forth:

•	the name of each selling stockholder;

•	the nature of any material relationship within the past three years between any selling stockholder and IMCOR or any of our affiliates based on information currently available to us;

•	the number of shares of our common stock beneficially owned by each selling stockholder prior to this offering;

•	the number of shares of our common stock offered hereunder by each selling stockholder; and

•	the number and percent of shares of our common stock beneficially owned by each selling stockholder after this offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering.

        Each of the selling stockholders is offering for sale with this prospectus the number of shares listed below subject to the limitations described in the section of this prospectus entitled "Plan of Distribution". Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated in the footnotes to this table and subject to applicable community property laws, each of the selling stockholders named in this table has sole voting power with respect to all shares of common stock listed as beneficially owned by such selling stockholders.

        The applicable percentages of beneficial ownership set forth below are based on an aggregate of 80,065,300 shares of our common stock issued and outstanding on November 26, 2004.

				Shares Beneficially Owned After Offering is Complete
Name of Selling Security Holder	Number of Shares Beneficially Owned Prior to Offering	Shares Offered Pursuant to this Prospectus	Shares Offered Pursuant to this Prospectus from Exercise of Warrants	Number	Percent
Alexandra Global Master Fund Ltd.	0	786,600	312,500	0	0.0%
Cranshire Capital, L.P.	0	786,600	312,500	0	0.0%
Fountainhead Fund	0	534,888	212,500	0	0.0%
Perry Partners International, Inc.	0	2,654,775	1,054,688	0	0.0%
Perry Partners LP	0	884,925	351,563	0	0.0%
SRG Capital LLC	0	314,639	125,000	0	0.0%
Sunrise Equity Partners, L.P.	0	943,920	375,000	0	0.0%
David I. Goodfriend	0	28,318	11,250	0	0.0%
Amnon Mandelbaum	0	283,176	112,500	0	0.0%
Topaz Partners	0	786,600	312,500	0	0.0%
280 Ventures LLC	0	78,660	31,250	0	0.0%
Granite Associates LLC	0	31,464	12,500	0	0.0%
Katie & Adam Bridge Partners, L.P.	0	204,516	81,250	0	0.0%
SB Venture Capital II LLC	0	314,640	125,000	0	0.0%
SB Venture Capital III LLC	0	1,887,840	750,000	0	0.0%
SB Venture Capital IV LLC	0	629,280	250,000	0	0.0%
SB Venture Capital LLC	0	314,640	125,000	0	0.0%
MedCap Partners L.P.	0	4,719,600	1,875,000	0	0.0%
SF Capital Partners Ltd. (1)	0	3,146,400	1,250,000	0	0.0%
Bluegrass Growth Fund LP	0	1,573,200	625,000	0	0.0%
Bristol Investment Fund, Ltd. (2)	0	1,415,880	562,500	0	0.0%
Omicron Master Trust	0	786,600	312,500	0	0.0%
Enable Growth Partners L.P.	0	471,960	187,500	0	0.0%
TCMP[3] Partners	0	314,640	125,000	0	0.0%
Oxford Bioscience IV L.P. (3)	37,888,017	6,853,319	2,722,683	37,888,017	47.3%
MRNA Fund II L.P. (3)	346,752	68,761	27,318	346,752	0.4%
Mi3 LP (3)	2,450,348	330,372	131,250	2,450,348	3.1%
Lerner David Littenberg Krumholz & Mentlik, LLP (4)	0	424,764	168,750	0	0.0%
Gerard P. Norton (4)	0	47,196	18,750	0	0.0%
Roth Capital Partners, LLC (5)	56,522	0	1,015,000	56,522	0.0%
Rodman & Renshaw, LLC (5)	0	317,786	1,141,250	0	0.0%

47

(1)	Michael A. Roth and Brian J. Stock possess voting and dispositive power over all of the shares owned by SF Capital Partners Ltd.

(2)	Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities. Mr. Kessler disclaims beneficial ownership of these securities.

(3)	Oxford, MRNA and Mi3 (collectively, the "Investors") purchased shares in the institutional financing which closed on November 12, 2002. Jonathan Fleming (a director) is General Partner of OBP Management IV L.P. which is the general partner of Oxford and MRNA. William McPhee (a director) is president of Mi3 Services L.L.C., which is the general partner of Mi3 L.P. The Investors also purchased shares of our common stock in the 2004 financing transaction described above and loaned us a total principal amount of $12,719,500, which (together with accrued interest) converted into 33,740,672 shares of our common stock at $0.40 in connection with the financing. The Investors are parties to the Voting Agreement and may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The provisions of the Voting Agreement include an agreement by the parties to vote their shares for the election of certain directors nominated by the parties to the Voting Agreement.

(4)	Lerner David Littenberg Krumholz & Mentlik, LLP and Gerard P. Norton have represented the company in connection with intellectual property litigation matters.

(5)	Roth Capital Partners, LLC and Rodman & Renshaw, LLC have acted as co-placement agents for the company in connection with this transaction.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

48

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker_dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

49

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Business Corporation Act (the "NBCA"). Our Articles of Incorporation and Bylaws also provide for the Company to indemnify directors and officers to the fullest extent permitted by the NBCA. In addition, we have indemnification agreements with its directors and executive officers.

        The indemnification provisions described above would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to our Articles of Incorporation, Bylaws, indemnification agreements, the NBCA, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of common stock will be passed upon for us by Grippo & Elden LLC, 227 West Monroe, Suite 3600, Chicago, Illinois 60606.  As of the date of this prospectus, principals of Grippo & Elden LLC who are representing us in this offering beneficially own 45,648 shares of our common stock.

EXPERTS

Our financial statements as of December 31, 2002 have been audited by BDO Seidman, LLP and our financial statements as of December 31, 2003 have been audited by Moss Adams LLP, each independent certified public accountants, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

 We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. Such reports and other information may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is http://www.sec.gov.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. The prospectus, which forms a part of such registration statement, and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted a few parts of the registration statement according to the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. We do not intend to distribute annual reports or audited financial statements to our shareholders. This information may be found in our filings with the Securities and Exchange Commission.

50

INDEX TO FINANCIAL STATEMENTS

Financial Statements for period as of or ended September 30, 2004	F-1

Financial Statements for periods as of or ended December 31, 2002 and December 31, 2003	F-20

F-i

FINANCIAL STATEMENTS

Report for period ended September 30, 2004

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Consolidated Condensed Balance Sheets
All amounts in $

		Dec 31, 2003
	Sept 30, 2004 (Unaudited)	(Audited & Restated)
Assets
Current Assets
Cash and cash equivalents	$1,843,493	$1,657,594
Accounts receivable	27,843	—
Deposits	—	108,721
Prepaid expenses	448,989	492,718
Total Current Assets	2,320,325	2,259,033

Property, Plant and Equipment, less accumulated depreciation of $2,300,519 and $996,091 at Sept 30, 2004 and Dec 31, 2003, respectively	5,020,569	6,294,560

Prepaid Royalty	378,929	—

Patent Costs, net of amortization of $222,049 and $183,854 at Sept 30, 2004 and Dec 31, 2003, respectively	277,951	316,146

Deposits	348,383	338,383

Purchased Technology, net of amortization of $1,635,601 and $658,217 at Sept 30, 2004 and Dec 31, 2003, respectively	14,002,545	14,979,929

Technology License, net of amortization of $21,818 at Sept 30, 2004	714,098	—

Investment in and Advances to Affiliate	—	2,803,114
Total Assets	$23,062,800	$26,991,165

Liabilities and Shareholders’ Equity/(Deficit)

Current Liabilities
Accounts payable	$2,024,643	$1,884,791
Accrued expenses	3,073,242	3,281,792
Obligations pursuant to equipment lease settlement	492,984	586,052
Secured bridge loan	—	—
Secured promissory notes	1,183,835	—
Royalty liability	400,000	—
Promissory notes	—	329,679
Secured lines of credit	—	11,735,036
Secured notes payable	—	1,250,000
Total Current Liabilities	7,174,704	19,067,351

Deferred Contract Revenue	3,789,286	2,000,000

Accrued Equipment Lease	—	133,888

Puttable Shares	—	1,969,668

Mezzanine Equity: Preferred stock; par value $0.01 per share; 5,000,000 shares authorized including Series A Preferred Stock; 0 and 12,015 shares authorized, issued and outstanding at Sept 30, 2004 and Dec 31, 2003, respectively; liquidation preference $1,000 per share (in aggregate $12,015,000)	—	12,015,000

Shareholders’ Equity/(Deficit)
Preferred stock; par value $0.01 per share; 5,000,000 shares authorized including:
Series A Preferred Stock; 0 and 841 shares authorized, issued and outstanding at Sept 30, 2004 and Dec 31, 2003, respectively; liquidation preference $1,000 per share (in aggregate $841,000)	—	8

Common stock; par value $0.001 per share; 150,000,000 shares authorized, 80,065,300 and 19,464,548 shares issued and outstanding at Sept 30, 2004 and Dec 31, 2003, respectively	80,065	19,465

Additional paid-in capital	79,524,068	38,184,323
Common stock to be issued	375,042	5,120,159
Deficit accumulated during the development stage	(67,880,365)	(51,518,697)
Total Shareholders’ Equity/(Deficit)	12,098,810	(8,194,743)
Total Liabilities and Shareholders’ Equity	$23,062,800	$26,991,165

F-1

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Consolidated Condensed Statements of Operations
(Unaudited)
All amounts in $

	Three Months Ended Sept 30, 2004	Three Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2003	Cumulative Amounts From November 3, 1996 (inception) to Sept 30, 2004

License Revenue	$84,524	$—	$210,714	$	$210,714

Operating Expenses
Research and development	962,604	562,703	2,849,511	1,383,145	9,735,827
Sales, general & administrative	3,334,111	4,306,244	11,165,872	10,771,833	42,055,161
Restructuring charges	--	--	--	--	1,541,455
Provision for future lease payments	--	--	--	--	1,264,208
Total Operating Expenses	4,296,715	4,868,947	14,015,383	12,154,978	54,596,651

Loss from Joint Venture	—	(195,896)	(2,213,646)	(5,193,441)	(14,518,000)

Investment and Other Income	28,874	581	272,346	7,394	1,488,681
Gain on sale of fixed assets	2,200		2,200		2,200
Interest Expense	(21,145)	(197,169)	(617,898)	(251,157)	(1,567,960)
Loss from continuing operations	$(4,202,262)	$(5,261,431)	$(16,361,667)	$(17,592,182)	$(68,981,016)

Discontinued Operations
Loss from operations of discontinued therapeutic business	--	--	--	--	(10,679,101)
Gain from split-off of therapeutic business	--	--	--	--	11,779,752
Income (loss) from discontinued operations	--	--	--	--	1,100,651
Net Loss	$(4,202,262)	$(5,261,431)	$(16,361,667)	$(17,592,182)	$(67,880,365)

Dividends on Preferred Stock	--	(267,510)	(498,030)	(791,480)

Net Loss Applicable to Common Shareholders	$(4,202,262)	$(5,528,941)	$(16,859,697)	$(18,383,662)

Basic and Diluted Loss per Common Share	$(0.05)	$(0.26)	$(0.39)	$(0.99)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	79,979,139	21,361,817	43,632,027	18,562,221

F-2

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Consolidated Condensed Statements of Shareholders’ Equity/(Deficit)
(Unaudited)

										Deficit
	Preferred Stock							Common Stock	Additional	Accumulated
	Series A		Series B		Common Stock		Members’	To be	Paid-in	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issued	Capital	Stage	Total

Contribution of capital	—	$—	—	$—	—	$—	$7,268	—	$—	$—	$7,268
Net loss for the period ended December 31, 1996	—	—	—	—	—	—	(1,779)	—	—	—	(1,779)

Balance, at May 15, 1997	—	—	—	—	—	—	9,000	—	—	(3,511)	5,489

Issuance of common stock	—	—	—	—	1,578,208	1,578	—	—	1,801,872	—	1,803,450
Effect of recapitalization and merger	—	—	—	—	7,421,792	7,422	(9,000)	—	1,203,765	1,732	1,203,919
Cost associated with recapitalization and merger	—	—	—	—	—	—	—	—	(371,111)	—	(371,111)
Net loss for the period May 16, 1997 to December 31, 1997	—	—	—	—	—	—	—	—	—	(554,702)	(554,702)

Balance, at December 31, 1997	—	—	—	—	9,000,000	9,000	—	—	2,634,526	(556,481)	2,087,045

Issuance of common stock	—	—	—	—	218,755	219	—	—	6,999,781	—	7,000,000
Costs associated with common stock issuance	—	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Options issued to consultants	—	—	—	—	—	—	—	—	45,446	—	45,446
Net loss for the year ended December 31, 1998	—	—	—	—	—	—	—	—	—	(1,973,913)	(1,973,913)

Balance, at December 31, 1998	—	—	—	—	9,218,755	9,219	—	—	9,629,753	(2,530,394)	7,108,578

Exercise of stock options	—	—	—	—	1,125	1	—	—	50,062	—	50,063
Issuance of warrants and options	—	—	—	—	—	—	—	—	3,664,749	—	3,664,749
Issuance of common stock	—	—	—	—	125,967	126	—	—	6,082,528	—	6,082,654
Issuance of preferred stock	12,015	120	—	—	—	—	—	—	11,578,839	—	11,578,959
Reclassification of Series A shares as mezzanine equity in accordance with EITF D-98	(12,015)	(120)	—	—	—	—	—	—	(11,578,839)	—	(11,578,959)

Net loss for the year ended December 31, 1999	—	—	—	—	—	—	—	—	—	(6,052,841)	(6,052,841)

Balance, at December 31, 1999 (restated)	—	—	—	—	9,345,847	9,346	—	—	19,427,092	(8,583,235)	10,853,203

Stock option compensation	—	—	—	—	—	—	—	—	125,020	—	125,020
Issuance of warrants and options	—	—	—	—	—	—	—	—	1,366,050	—	1,366,050
Issuance of preferred stock dividend	841	8	—	—	—	—	—	—	(8)	—	—
Issuance of preferred stock	—	—	337,056	3,370	—	—	—	—	5,272,970	—	5,276,340
Beneficial accretion of Series A shares reclassified as mezzanine equity	—	—	—	—	—	—	—	—	(240,464)	—	(240,464)
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	—	—	(10,787,062)	(10,787,062)

Balance, at December 31, 2000 (restated)	841	8	337,056	3,370	9,345,847	9,346	—	—	25,950,660	(19,370,297)	6,593,087

Stock option compensation	—	—	—	—	—	—	—	—	64,729	—	64,729
Issuance of common stock for cash	—	—	—	—	49,245	49	—	—	418,674	—	418,723
Issuance of common stock in satisfaction Of anti-dilution provision	—	—	—	—	190,856	191	—	—	(191)	—	—
Issuance of preferred stock dividend	—	—	20,224	202	—	—	—	—	(202)	—	—
Beneficial accretion of Series A shares reclassified as mezzanine equity	—	—	—	—	—	—	—	—	(195,577)	—	(195,577)
Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	—	—	(9,723,016)	(9,723,016)

Balance, at December 31, 2001 (restated)	841	8	357,280	3,572	9,585,948	9,586	—	—	26,238,093	(29,093,313)	(2,842,054)

F-3

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Consolidated Condensed Statements of Shareholders’ Equity/(Deficit)(Continued)
(Unaudited)

	Preferred Stock
	Series A		Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Members’ Capital	Common Stock To be Issued	Additional Paid-in Capital	Deficit Accumulated Development Stage	Total
Balance, at December 31, 2001 (restated)	841	$8	357,280	$3,572	9,585,948	$9,586	$—	$—	$26,238,093	$(29,093,313)	$(2,842,054)

Stock option compensation	—	—	—	—	—	—	—	—	73,870	—	73,870
Issuance of warrants for service	—	—	—	—	—	—	—	—	322,000	—	322,000
Issuance of options in settlement of lawsuit	—	—	—	—	—	—	—	—	806,415	—	806,415
Employee compensation from stock options	—	—	—	—	—	—	—	—	988,184	—	988,184
Issuance of preferred stock dividends	—	—	40,194	402	—	—	—	—	(402)	—	—
Conversion of Series B to common stock	—	—	(397,474)	(3,974)	422,316	422	—	—	3,552	—	—
Beneficial inducement costs for convertible debt converted	—	—	—	—	—	—	—	—	206,348	—	206,348
Conversion of line of credit with Élan to common stock	—	—	—	—	128,437	128	—	—	3,082,359	—	3,082,487
Conversion of line of credit with entity controlled by director of company to common stock	—	—	—	—	2,314,815	2,315	—	—	2,497,685	—	2,500,000
Retirement of common stock returned in shareholder transaction (Note 6(f))	—	—	—	—	(5,137,109)	(5,137)	—	—	(12,221,182)	—	(12,226,319)
Issuance of common stock for cash	—	—	—	—	8,823,058	8,823	—	—	9,133,078	—	9,141,901
Net loss for the year ended December 31, 2002	—	—	—	—	—	—	—	—	—	348,119	348,119

Balance, at December 31, 2002 (restated)	841	8	—	—	16,137,465	16,137	—	—	31,130,000	(28,745,194)	2,400,951

Issuance of common stock for cash	—	—	—	—	27,778	28	—	—	29,972	—	30,000
Issuance of common stock for standstill agreement	—	—	—	—	750,000	750	—	—	1,173,000	—	1,173,750
Conversion of Series B to common stock	—	—	—	—	100	—	—	—	—	—	—
Options issued to consultants for services	—	—	—	—	—	—	—	—	9,200	—	9,200
Shares issued to consultant for services	—	—	—	—	68,750	69	—	—	132,193	—	132,262
Employee compensation from stock options	—	—	—	—	—	—	—	—	1,236,566	—	1,236,566
Shares issued in Imagent Business purchase	—	—	—	—	2,198,137	2,198	—	—	5,581,070	—	5,583,268
Shares to be issued in Imagent Business purchase	—	—	—	—	—	—	—	5,043,226	—	-	5,043,226
Shares previously subject to rescission	—	—	—	—	124,627	125	—	—	649,875	—	650,000
Shares issued to Xmark for penalties	—	—	—	—	98,826	99	—	—	163,577	—	163,676
Shares issued to Xmark for interest	—	—	—	—	21,649	22	—	—	48,575	—	48,597
Shares to be issued to Xmark and other former Alliance creditors for interest and penalties	—	—	—	—	—	—	—	76,933	—	—	76,933
Options exercised through cashless exercise	—	—	—	—	37,216	37	—	—	(37)	—	—
Xmark puttable shares classified as mezzanine equity	—	—	—	—	—	—	—	—	(1,969,668)	—	(1,969,668)
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	(22,773,504)	(22,773,504)

Balance, at December 31, 2003 (restated)	841	8	—	—	19,464,548	19,465	—	5,120,159	38,184,323	(51,518,698)	(8,194,743)

Shares issued to consultant for services	—	—	—	—	231,250	231	—	—	28,456	—	28,687
Shares to be issued for legal fees	—	—	—	—	—	—	—	116,573	—	—	116,573
Employee compensation from stock options	—	—	—	—	—	—	—	—	813,724	—	813,724
Shares issued in Imagent Business purchase	—	—	—	—	1,985,522	1,985	—	(5,043,226)	5,041,241	—	—
Shares issued for penalties	—	—	—	—	68,478	68	—	—	136,888	—	136,956
Shares to be issued for late stock registration penalties	—	—	—	—	—	—	—	48,775	—	—	48,775
Shares to be issued to Xmark and secured creditors for interest and penalties	—	—	—	—	—	—	—	132,951	—	—	132,951
Shares issued as payment for promissory notes	—	—	—	—	33,740,672	33,741	—	—	13,462,528	—	13,496,269
Shares issued for cash, net	—	—	—	—	25,374,999	25,375	—	—	9,299,625	—	9,325,000
Shares to be issued to investors for late registration								203,000			203,000
Issuance of stock in settlement of lease	—	—	—	—	616,580	617	—	—	—	—	617
Xmark puttable shares issued from mezzanine equity	—	—	—	—	—	—	—	—	1,969,668	—	1,969,668
Conversion of Series A to common stock	(841)	(8)	—	—	195,263	195	—	—	12,161,260	—	12,161,447
Retirement of puttable shares	—	—	—	—	(1,611,989)	(1,612)	—	(203,190)	(1,573,645)	—	(1,778,447)
Adjust shares for prior rounding	—	—	—	—	(23)	—	—	—	—	—	—
Net loss for the nine months ended Sept 30, 2004	—	—	—	—	—	—	—	—	—	(16,361,667)	(16,361,667)

Balance, at Sept 30, 2004	—	$—	—	$—	80,065,300	$80,065	$—	$375,042	$79,524,068	$(67,880,365)	$12,098,810

F-4

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Consolidated Condensed Statements of Cash Flows
(Unaudited)
All amounts in $

	Nine Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2003	Cumulative Amounts From Nov 3, 1996 (Inception) to Sept 30, 2004 (restated)

Cash Flows From Operating Activities
Net loss	$(16,361,667)	$(17,592,182)	$(67,880,365)
Loss from discontinued operations	—	—	10,679,101
Depreciation and amortization	2,392,476	569,489	5,093,460
Prepaid royalty expense	21,071	—	21,071
(Gain) Loss on disposal of fixed assets	2,200	—	40,624
Gain on sale of marketable securities	—	—	(18,503)
United States Treasury Notes amortization	—	—	12,586
Gain on sale of therapeutic business	—	—	(11,779,752)
Gain on equipment lease settlement	126,257	—	126,257
Allowance for notes receivable	—	1,491,500	658,217
Stock option compensation	813,724	905,191	3,738,062
Accrued interest on line of credit	495,248	—	813,283
Note payable for services rendered	53,299	—	382,980
Recognition of deferred contract revenue	(210,714)	—	(210,714)
Issuance of stock for standstill agreement	—	1,337,426	1,337,426
Beneficial inducement costs for convertible notes	—	—	206,348
Issuance of warrants in exchange for services rendered	—	—	4,317,091
Stock to be issued for services rendered	116,573	—	116,573
Issuance of stock options in settlement of lawsuit	—	—	806,415
Issuance of stock for services rendered	10,688	99,825	142,949
Additional fee per Xmark exchange agreement	350,000	—	350,000
Loss from investment in affiliate	2,213,646	5,193,441	14,518,000
Issuance of stock for interest payments and penalties	318,681	85,455	444,210
Stock to be issued for late registration	203,000	—	203,000
Issuance of common stock in equipment lease settlement	617	—	617
Changes in operating assets and liabilities:
Prepaid expenses	43,729	110,723	(448,989)
Change in accounts receivable	(27,843)	—	(27,843)
Interest receivable	—	—	—
Accounts payable	(21,639)	1,675,350	1,933,151
Accrued expenses	(208,553)	80,260	(113,217)
Accrued equipment lease	—	(234,304)	1,050,589
Deferred contract revenue	2,000,000	—	4,000,000
Net cash used in operating activities (continuing operations)	(7,669,207)	(6,277,826)	(29,487,373)
Net cash used in discontinued operations	—	—	(10,679,101)
Cash Flows From Investing Activities
Sale of marketable securities	—	—	2,164,464
Purchases of marketable securities	—	—	(2,182,967)
Purchases of United States Treasury Notes	—	—	(38,656,973)
Sales of United States Treasury Notes	—	—	39,778,548
Purchase of capital assets	(83,287)	—	(720,164)
Proceeds from sale of equipment	—	—	145,551
Patent costs	—	—	(237,335)
Investment in and advances to affiliate	—	—	(15,107,468)
Increase in deposit	—	(10,000)	(777,753)
Investment in Alliance Pharmaceutical Corp.	—	—	(1,255,000)
Purchase of Imagent business	—	(6,515,108)	(5,074,761)
Net cash used in investing activities	(83,287)	(6,525,108)	(21,923,858)
Net cash used in investing activities of discontinued operations	—	—	(1,306,676)
Cash Flows From Financing Activities
Principal payments on capital leases	—	—	(291,704)
Net proceeds from issuance of equity and mezzanine equity	9,325,000	30,000	49,864,340
Proceeds from capital contributions by shareholders	—	—	1,911,674
Proceeds from issuance of debt	2,102,676	8,160,000	18,866,586
Cost of recapitalization	—	—	(371,111)
Payment on lease settlement obligations	(75,000)	—	(75,000)
Principal payment on acquisition debt	(1,350,000)	(1,250,000)	(2,600,000)
Principal payment on promissory notes	(2,064,283)	—	(2,064,283)
Net cash provided by financing activities	7,938,393	6,940,000	65,240,501
Increase (decrease) in Cash and Cash Equivalents	185,899	(5,862,934)	1,843,493
Cash and Cash Equivalents, at beginning of period	1,657,594	6,090,904	—
Cash and Cash Equivalents, at end of period	$1,843,493	$227,970	$1,843,493

F-5

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Consolidated Condensed Statements of Cash Flows (Continued)
(Unaudited)

Noncash Operating, Investing and Financing Activities

2004

In the quarter ended September 30, 2004, the Company recorded an increase to shareholders’ equity totaling $18,000 and a decrease to accounts payable as payment to a consultant for prior services.

In the quarter ended June 30, 2004, the Company recorded accrued prepaid royalties of $400,000 which relate to deferred revenues received of $4,000,000 during 2003 and 2004.

In the quarter ended June 30, 2004, the mezzanine equity value of $12,015,000 was reclassified into shareholders’ equity upon the exchange of the Series A Preferred Stock for 195,263 shares of common stock.

In the quarter ended June 30, 2004, an additional increase in shareholders’ equity totaling $146,447, attributed to the above-referenced 195,263 shares of common stock recorded at fair market value (and which represented the 19.9% minority interest in the Sentigen joint venture), together with the Company’s 80.1% majority interest in the Sentigen joint venture, amounting to $589,469 (after reflecting an additional charge off in the joint venture investment of $2,213,646, recorded as “Loss from Joint Venture”), were recorded and reclassified, respectively, as “Technology License” asset totaling $735,916, before amortization.

In the quarter ended June 30, 2004, the Company issued promissory notes in part for $1,778,447 in exchange for Xmark’s 1,611,989 puttable shares valued at $1,611,989 and the release from additional obligations to issue additional shares, valued at $166,458, representing accrued interest ($74,263) and late registration penalties ($92,195).

In the quarter ended June 30, 2004, the Company issued 33,740,672 common shares in settlement of $13,496,269 in promissory notes and accrued interest previously due to Oxford Bioscience Partners IV L.P., MRNA Fund II L.P. and Mi3, L.P.
2003
In 2003, the Company assumed $3,422,036 in accrued expenses and $2,500,000 of notes payable from Alliance Pharmaceutical Corp. issued stock valued at $5,583,268 to certain former creditors of Alliance and agreed to issue stock valued at $5,043,225 to such creditors as part of the acquisition of the Imagent business.

Cumulative
The split-off of the therapeutic business in 2002 included equipment and leasehold improvements of $516,567 and accounts payable of $70,000 in exchange for the Company's common stock valued at $12,226,319.

In 2002, debt of $5,346,910 and accrued interest of $235,577 were converted into common stock.

Payments due on the accrued equipment lease were made through a reduction in deposits due to the Company in the amount of $330,649.

F-6

IMCOR Pharmaceutical Co.
(Formerly Photogen Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Condensed Financial Statements

1. Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Regulation S-B.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals as well as adjustments related to the acquisition of the medical imaging business (“Imagent Business ”) of Alliance Pharmaceutical Corp. (“Alliance”)) considered necessary for a fair presentation have been included.  Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

Nature of Operations

IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.) (the “Company”) is an emerging, development-stage pharmaceutical company focused on developing and marketing medical imaging pharmaceutical products.  The Company has one FDA approved product, Imagent® (perflexane lipid microspheres), an ultrasound imaging contrast agent that it acquired in June 2003, and two additional contrast agents in development for use in computed tomography (CT) and x-ray imaging with two potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, which is called PH-50, and (2) to diagnose cancer metastasizing into the lymphatic system, which is called N1177.  On February 5, 2004, the Company changed its name to IMCOR Pharmaceutical Co., reflecting the changed nature of its business to imaging pharmaceuticals.

For the two years up to the time of the Company’s acquisition of the Imagent Business, substantially all of its research and development efforts were focused on the preclinical testing of PH-50. PH-50 and N1177 are still in early stages of development.  Of these products, based on the availability of capital, the Company intends to focus its research efforts first on the continued development of Imagent for additional indications beyond the current.

As a result of the acquisition of the Imagent Business, IMCOR is now based in San Diego, California.  The Company has approximately 26 full time employees and leases a 53,000 square foot cGMP (current Good Manufacturing Practice) manufacturing facility at this location.

The Company has realized minimal revenues resulting from the licensing and sale of Imagent to date. Such sales are intermittent and represent selective market efforts and are not necessarily indicative of future revenues or market penetration for current or prospective indications. Currently, the Company’s core business focus remains on raising additional capital, securing extended payment terms with its current creditors, and the continued clinical development of its Imagent products (which will result in continued expenditures for product development). These costs, as well as increased costs associated with relevant sales and marketing activities, will be incurred only as sufficient capital remains available.

The Company’s current manufacturing facility provides significant excess capacity for all clinical development and scaled manufacturing activities, now and for the foreseeable future. Since the excess manufacturing facility capacity provides no significant direct benefit to the Company at the present time, the current costs associated with this excess capacity continue to be charged off against current operations, including a portion attributed to research and development.

Certain financial statement balances have been restated to conform to the September 30, 2004 presentation. These reclassifications have no impact on reported the net losses or the related per share amount. Most notably, we have reclassified our presentation of our Series A preferred stock from permanent equity to mezzanine equity to conform to the requirements of EITF D-98 (see “Restatement of Financial Statements and Other Information” which follows).

F-7

Restatement of Financial Statements and Other Information

A. Restatement of Financial Statements.

In 1999, the Company entered into a joint venture with units of Elan. As part of that transaction, the Company issued to Elan International Services 12,015 shares of its Series A Preferred Stock, with an initial value and liquidation preference of $1,000 per such share, or $12,015,000. In a concurrent transaction, Elan and the Company formed a joint venture Sentigen, with Elan and the Company holding 19.9% and 80.1% of the shares of common stock of Sentigen, respectively.

The holders of Series A Preferred Stock were entitled to an in-kind 7% dividend payable semi-annually solely in additional shares of Series A Preferred Stock.  In addition, if the Company's Board of Directors declared a dividend or distribution on the common stock, holders of Series A Preferred Stock would have been entitled to receive the amount of dividend or distribution in the same form as received by the common stockholders as if the Series A Preferred Stock had been converted to common stock.  No dividends have been declared or paid on the common stock and the Board of Directors had stated its intention not to do so throughout the period during which the Series A Preferred Stock was outstanding.  In addition, the holder of the Series A Preferred Stock had the right, exercisable three years after the date of issuance, to exchange it for the number of additional shares of Sentigen Ltd. that would result in the holder of the Series A Preferred Stock owning 50% of Sentigen Ltd.  If the holder of the Series A Preferred Stock exercised this exchange right it would have been obligated to pay the Company 30.1% of the total amount of Sentigen Ltd.'s development funding through the date of the exchange (which could be have been satisfied through reduction of amounts owed by the Company under a convertible promissory note, by payment of cash, or a combination of the two).

These shares of Series A Preferred Stock, plus accreted dividends, were convertible into shares of the Company’s common stock at any time after October 20, 2001 for a conversion price of $84.68 per share of Series A Preferred, which such value at December 31, 2003 having accumulated to $16,036,810 (or 16,036.81 shares of Series A Preferred stock).

As indicated, Elan had the right to exchange only its original 12,015 shares of the Company’s Series A Preferred Stock for additional shares of Sentigen’s common stock of such an amount to increase Elan’s holdings from the aforementioned 19.9% interest in Sentigen to 50%. Any dividends otherwise accreted as attributable to shares of the Series A Preferred Stock and available for potential conversion into the Company’s common stock, however, were not available in the event that in the alternative Elan had elected to exchange the shares of Series A Preferred Stock in order to increase its Sentigen holdings to 50%.

The Company initially accounted for the issuance of the 12,015 shares of Series A Preferred Stock as permanent equity in the Company’s Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity/(Deficit) in the year ended December 31, 1999 and all year ends thereafter. Upon the issuance of EITF D-98 in July 2001, the Company evaluated the above-described transaction and made a determination that the elements were not present to warrant a reclassification of any of the value attributed to the shares of Series A Preferred Stock from permanent equity to mezzanine equity.

On June 30 2004, the Company reevaluated its position with respect to EITF D-98 and determined that the value attributable to the 12,015 shares held by Elan of the Company’s Series A Preferred Stock, or $12,015,000 should be reclassified as mezzanine equity. The Company further determined that, inasmuch as the otherwise accreted dividends could only be considered as (a) preferential over common shareholders in the event of a liquidation of the Company’s assets, or (b) additional value to be realized in the event that the underlying shares of Series A Preferred Stock were converted into common stock of the Company, that such value should not be reclassified as mezzanine equity, but should remain in permanent equity as such.

F-8

Therefore, and in accordance with the provision of EITF D-98, the Company has restated its Consolidated Balance Sheets for the year ended December 31, 2003, together with the Consolidated Statements of Shareholders’ Equity/(Deficit) for all years ended December 31, 1999 to and through December 31, 2003, by reclassifying $12,015,000 from permanent equity to mezzanine equity. There is no effect on the Company’s Consolidated Statements of Operations as a result of this reclassification.

The effect of the reclassification is as follows: (a) the mezzanine equity was increased by $12,015,000 (from $0 to $12,015,000) for each of the fiscal years ended December 31, 2002 and 2003; (b) the par value of the Series A Preferred Stock was reduced by $120 (from $128 to $8) for each of the fiscal years ended December 31, 2002 and 2003; and (c) the additional paid-in capital was reduced by $12,014,880 for each of the fiscal years ended December 31, 2002 and 2003 (from $43,144,880 to $31,130,000 for the fiscal year ended December 31, 2002 and from $50,199,203 to $38,184,323 for the fiscal year ended December 31, 2003).

Because the Company did not have any accumulated profits for any of the subject periods, the Company did not record any accreted dividends, which accumulated to $4,021,810 as of December 31, 2003, through the apportionment of accumulated losses within the Consolidated Statements of Shareholders’ Equity/(Deficit) for all years ended December 31, 1999 to and through December 31, 2003.

B. Kyosei Agreement.

In April 2004, the Company received a payment of $2,000,000, less Japanese withholding taxes, from a Japanese pharmaceutical company (see “Liquidity and Basis of Presentation - Going Concern” which follows).

2. Liquidity and Basis of Presentation - Going Concern

The accompanying financial statements are prepared assuming the Company is a going concern.  The Company has reported accumulated losses since inception of $67,880,365.  At September 30, 2004, the Company lacked sufficient working capital to fund planned operations through the balance of the fiscal year ending December 31, 2004.  However, on October 29, 2004, the Company entered into a non-exclusive cross-licensing agreement and securities purchase agreement with Bristol-Myers Squibb Medical Imaging, Inc. (“BMSMI”) covering ultrasound contrast agent patents and other matters, for which it received gross proceeds of $8,500,000. See Note 12.

Substantial additional capital resources will be required to fund the Company’s ongoing operations and meet its continuing obligations.  Management believes there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements.  The Company is taking continuing actions to reduce its ongoing expenses.  If adequate funds are not available, the Company will be required to significantly curtail its operating plans and may have to sell or license significant portions of the Company’s technology or products. The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

F-9

On April 19 and June 30, 2004, the Company sold 25,374,999 shares of common stock and 14,717,502 warrants, including 2,030,000 warrants issued to its two placement agents, for approximately $10,150,000 at a price of $0.40 per share plus, for each share purchased, a warrant to purchase 0.5 of an additional share exercisable at $0.50 per share. The net proceeds to the Company were approximately $9,325,000. On August 3, 2004, the Company filed a registration statement, which is not yet effective, related to the aforementioned issued common stock and common stock underlying the warrants. The Company also has an obligation to issue additional shares of its common stock pursuant to these resale registration rights as liquidated damages related to delays in the filing or effectiveness of this registration statement, for which it has recorded $203,000 at September 30, 2004.

In addition, holders of an aggregate of approximately $12,719,500 principal amount of the Company’s Secured Promissory Notes and Revolving Convertible Senior Secured Promissory Notes (“Notes”), including accrued interest, converted these Notes into 33,740,672 shares of the Company’s common stock at $0.40 per share.

In June 2004, the Company entered into a bridge loan agreement for up to $750,000 with a bank. The bank held a security interest in substantially all the Company’s assets, other than intellectual property, junior to the security interest of Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively, “Xmark”) and senior to the security interest of the convertible and demand notes held by certain institutional investors. On July 1, 2004, the Company repaid the entire outstanding bridge loan plus accrued interest, then amounting to $702,863.

On December 16, 2003, the Company entered into a License Agreement (the “Kyosei Agreement”) with Kyosei Pharmaceutical Co. Ltd. (“Kyosei”), a member of the Sakai Group in Japan.  The Kyosei Agreement gives Kyosei an exclusive license to develop and market Imagent for all indications in Japan.  The terms of the Kyosei Agreement provide for the Company to receive up to $10,000,000 in fees and development milestone payments plus royalties on commercial sales.  Kyosei will also pay the Company to manufacture Imagent for Kyosei’s clinical and commercial requirements and the Company will receive royalties based on commercial sales.  In each of December 2003 and April 2004, the Company received a payment of $2,000,000, less $400,000 in withholding taxes.  Additional payments are expected in 2005 and beyond.  Future payments from Kyosei are based on certain milestones of clinical development, including the commencement of and completion of clinical studies and approval for sale by Japanese regulatory authorities. Commencement of clinical studies is not expected to be earlier than 2005, and the development program, including regulatory approval, is expected to take four or more years. Accordingly, commercial sales, upon which the Company will earn royalties, are not expected to commence earlier than 2008. While the Company believes that Imagent clinical studies will be successful, there can be no assurance that such studies conducted in Japan will be successful or that the product will be approved for sale by Japanese authorities.  See “Note 5 - Licensing and Deferred Revenue and Related Royalty Obligation Claim,” below.

The Company estimates the amount of additional financing required to fund operations and meet continuing obligations could be an additional $12,000,000 or more in order to fund operations through December 31, 2005, in addition to the $8,500,000 resulting from BMSMI subsequent to September 30, 2004 (See Note 12). Therefore, substantial additional capital resources will be required to fund the Company’s planned ongoing operations related to clinical development, marketing and manufacturing of Imagent, research and business development activities, debt repayment and other working capital needs.  The Company’s financial condition raises substantial doubt about its ability to continue as a going concern without adjustments to its current planned levels of expenditures. If the Company raises additional funds by issuing equity securities, substantial dilution to existing stockholders may result. There can be no assurance that such capital will be available under acceptable terms, if at all. See “Risk Factors - The Company must raise additional financing in the future and its inability to do so will prevent the Company from continuing as a going concern and implementing its business plan,” below.

F-10

During the next twelve months the Company will focus its efforts primarily on exploring various options concerning its business, including securing additional financing, joint ventures, licensing or selling all or a portion of its technology and other possible strategic transactions.  The Company’s ability to commercialize Imagent and develop the subsequent indication for Imagent (as well as PH-50 and N1177) depends on the successful implementation of one or more of these transactions.

Depending on the availability of capital and whether or not the Company will pursue a sale or licensing strategy for Imagent, the Company will focus its operating efforts first on the additional clinical development for the myocardial perfusion indication, next the development of PH-50 and lastly the development of N1177.  Subject to the availability of sufficient capital, the Company expects to continue to incur losses for at least the next three years as the Company intensifies research and development, preclinical and clinical testing and associated regulatory approval activities and engage in or provide for the manufacture and/or sale of any products that the Company has or may develop.

Greater capital resources could also enable the Company to re-consider its marketing strategy, or expansion of research and development activities, and its failure to raise additional capital will (absent a suitable collaborative agreement providing for a third party to take over these functions) significantly impair or curtail its ability to conduct further activities.  In any event, complete development and commercialization of the Company’s technology will require substantial additional funds.  The Company is seeking to raise capital through the sale of its common stock or other securities to fund its immediate and longer-term capital needs.

3. Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding.  Basic and diluted loss per share excludes the impact of outstanding options, warrants and convertible preferred stock, as they are antidilutive.  Potential common shares excluded from the calculation at September 30, 2004 are 10,460,164 shares reserved pursuant to granted options or contractual obligations to grant options and 15,409,470  shares reserved pursuant to warrants. Also excluded from the calculation at this same date are obligations to issue up to 18,000,000 common shares underlying certain rights granted pursuant to the BMSMI transaction subsequent to September 30, 2004. See “Note 12 - Subsequent Event,” below.

4. Purchased Technology

On June 18, 2003, the Company acquired the assets, including purchased technology (“Purchased Technology”), related to the medical imaging business, including Imagent, an FDA-approved product, of Alliance.  Imagent is an intravenous contrast agent for use with ultrasound imaging equipment to improve visualization of blood vessels for better diagnosis of disease and assessment of organ function.  Imagent consists of perfluorochemical-based “microbubbles” that are highly echogenic (reflect ultrasound signals strongly) in the bloodstream, thereby significantly enhancing ultrasound images.  The Company also entered into a number of agreements related to that acquisition.  Included in the purchase was the lease of an FDA-approved manufacturing facility, the marketing, manufacturing and supporting infrastructure for the product and an intellectual property portfolio of approximately thirty patents in the area of ultrasound imaging.

Intangible assets resulting from the acquisition of the Imagent Business are estimated by management based on the fair value of the assets received.  These intangible assets consist entirely of Purchased Technology.  Purchased Technology related to the Imagent Business is amortized on a straight-line basis over the estimated remaining life equal to twelve years.  Purchased Technology is stated at cost, less accumulated amortization.

F-11

Company management annually evaluates the potential for impairment on the valuation of the Purchased Technology. Based on, among other factors, the recent completion of the cross-licensing agreement with BMSMI subsequent to September 30, 2004 (See “Note 12 - Subsequent Events,” below), equity investment raised since the acquisition of the Purchased Technology, and a recent study conducted by an independent investigator at a leading university utilizing Imagent in a novel ultrasound application, management does not believe at this time that any impairment to the carrying values of the Purchased Technology exist at the interim date of September 30, 2004.

Most importantly, the Company plans to expand the label indication for Imagent for myocardial perfusion imaging, (imaging to study and evaluate the characteristics of blood flow to the heart) for the detection of coronary artery disease (“CAD”), using a novel technique of Phasic Changes. The recent study conducted by an independent investigator referenced in the foregoing paragraph has provided preliminary data which suggests that Imagent, using Phasic Changes, demonstrated a strong correlation to the results achieved using coronary angiography, the gold standard of measuring severity in CAD. Based on these encouraging results, the Company plans to conduct myocardial perfusion Phase II clinical trials (assuming it has adequate resources) beginning no later than the first quarter of 2005. In the opinion of Company management, if the proposed new indication for Imagent demonstrates to be viable, it will open the use of the product into significant market opportunities well beyond that for the current indication.

5. Licensing and Deferred Revenue and Related Royalty Obligation Claim

In December 2003, the Company entered into a license agreement with Kyosei Pharmaceutical Co., Ltd. (“Kyosei”), a unit of the Sakai Group in Japan, for the development and marketing of Imagent in Japan for all radiology and cardiology indications.  Terms of the agreement call for the payment to the Company of up to $10,000,000 in fees and development milestone payments plus royalties on commercial sales.  Kyosei will also pay the Company to manufacture Imagent for Kyosei’s clinical and commercial requirements.  At the closing, the Company received a gross payment of $2,000,000 and in April 2004, a second payment of $2,000,000 from Kyosei.

The Company recognizes revenue and related expenses from license agreements based on an evaluation of the period of the agreement over which it is earned.  Unamortized revenue is recorded as deferred revenue.  Revenue from the first and second payments under the Kyosei Agreement are being recognized over the remaining life of Imagent patents, or approximately twelve years.  During the nine month period ended September 30, 2004, the Company recognized $210,714 of license revenue under the Kyosei license agreement.

The Company has received a notice from Schering AG asserting a royalty claim against a portion of the proceeds received from Kyosei.  The Company contests the assertion.  Nevertheless, the Company has established a provision of $400,000, recorded as “Royalty liability,” should its position not be sustained. In conjunction with the Company’s revenue recognition policy, it also recognizes a pro rata portion of the “Prepaid Royalty” asset attributed to the Schering AG royalty claim into expense, which totals $21,071 for the nine months ended September 30, 2004.

Subsequent to September 30, 2004, the company entered into a cross-licensing agreement and securities purchase agreement with BMSMI, for which it received $4,000,000 related to the cross licensing agreement. See “Note 12 - Subsequent Events,” below. The Company will recognize revenue on the $4,000,000 attributed to this agreement based on an evaluation of the period of the agreement over which it is earned, expected to be approximately 12 years, commencing in the fourth quarter ending December 31, 2004. Unamortized revenue will be recorded as deferred revenue.

F-12

6. Joint Venture/Investment in Affiliate

On October 7, 1999, the Company formed a joint venture with Elan International Services, Ltd. (“Elan”) to develop and commercialize nanoparticulate diagnostic imaging agents for the detection and treatment of cancer through lymphography. Sentigen Ltd. (“Sentigen”) was formed to hold the operations, assets and liabilities of the joint venture.

Elan purchased 2,980 shares of Sentigen nonvoting convertible preferred stock (“Series A Preferred Stock”) for $2,985,000 representing a 19.9% ownership interest.  Elan also purchased 12,015 shares of the Company’s Series A convertible exchangeable preferred stock for $12,015,000.  The Series A Preferred Stock was exchangeable for additional shares of Sentigen or convertible into common stock of the Company. The Company purchased 12,000 shares of Sentigen’s common stock for $12,015,000 representing an 80.1% ownership interest. Because Elan had substantive day-to day participating and governance rights in Sentigen the Company’s investment in Sentigen through June 10, 2004 was recorded under the equity method.

On June 10, 2004, the Company and Elan terminated the joint venture. As a result, Sentigen has become a wholly owned subsidiary of the Company, the “investment and advances to affiliate” was eliminated and the assets and liabilities of Sentigen consolidated within the financial statements of the Company.

Separately, in June 2004 the holder of the Company’s Series A Preferred Stock sold that instrument and the purchaser converted all Series A Preferred Stock, including accrued and unpaid dividends, into 195,263 shares of the Company’s common stock at a conversion price of $84.68 per share. See “Note 7 - Equity Transactions,” below; and “Management’s Discussion and Analysis and Plan of Operation - Joint Venture,” below. On the conversion date, the value of the Company’s common stock was $0.75 per share, which was deemed to be the implicit factor to value the 19.9% of Sentigen that Elan sold to the Company at $146,447. Accordingly, the Company wrote down the carrying value of its 80.1% share of the related technology license then held by Sentigen to $589,469. As part of the consolidation of Sentigen, the Company by June 30, 2004 recorded the entire value of the technology license, net of $4,128 of amortization, at $731,788.

7. Equity Transactions

In January 2004, the Company recognized the issuance of 6,250 shares of its common stock as compensation for services provided by a consultant.

On March 5, 2004, the Company issued 2,053,977 shares of the Company’s common stock to certain creditors of Alliance upon approval by the Company’s shareholders.  Of the total shares issued, 1,985,522 shares (valued at $5,043,226) were part of the acquisition consideration for the Imagent Business and, at December 31, 2003, had been recorded as “Common Stock to be issued.”  The same value was correspondingly reclassified out of the “Common Stock to be issued” category upon the issuance of the stock on March 5, 2004. The remaining 68,455 shares, valued at $136,956, was a penalty incurred due to delays in securing shareholder approval of the issuance of the shares to be issued in conjunction with the acquisition of the Imagent Business during 2003.

During the six months ended June 30, 2004, Xmark sold 314,630 shares of common stock for which it held a put right.  Under certain circumstances, the Company would have been required to purchase these puttable shares (“Puttable Shares”) from Xmark at a price of $1.00 per share.  In June 2004, the Company entered into an agreement with Xmark whereby the Company exchanged all remaining 1,611,989 puttable shares held by Xmark plus related obligations and fees for an aggregate of $2,128,447 of Secured Notes, that are payable on or before December 1, 2004. See “Note 12 - Subsequent Events,” below.

F-13

The Company accrued 49,681 shares of the Company’s common stock issuable to certain entities for interest and late stock registration penalties.

In June 2004, the holder of the Company’s Series A Preferred Stock converted all shares, including accrued but unpaid dividends, for 195,263 shares of the Company’s common stock. Accordingly, the $12,015,000 of Series A Preferred Stock the Company had classified as mezzanine equity has now been reclassified as permanent equity, and the liquidation preference totaling $16,534,840 attributable to the Series A Preferred Stock has been eliminated.

On April 19 and June 30, 2004, the Company sold 25,374,999 shares of its common stock for $0.40 per share and 14,717,502 warrants exercisable for $0.50 per share (including 2,030,000 warrants issued to its two placement agents), for approximately $10,150,000. The net proceeds to the Company were approximately $9,325,000. In addition, holders of an aggregate of approximately $12,719,500 principal amount of the Company’s Secured Promissory Notes and Revolving Convertible Senior Secured Promissory Notes (“Notes”), including accrued interest, converted these Notes into 33,740,672 shares of the Company’s common stock at $0.40 per share.

In June 2004, the Company issued 616,580 shares of its common stock as a partial settlement of obligations under an equipment lease. As part of the terms of the settlement, the Company remains obligated to make an additional payment equal to the difference (if any) between the net proceeds the lessor receives from sales of these shares of stock during the 12 months after the Company registers the shares and $486,601 (which represents the number of issued shares valued at $0.76 per share). Accordingly, the Company has recorded into equity only that portion of the issued shares’ par value, or $617. The remainder, or $467,984, together with two additional cash obligations totaling $100,000, were recorded as a current liability - “Obligations pursuant to equipment lease settlement,” $75,000 of which was repaid in the quarter ended September 30, 2004.

During the quarter ending September 30, 2004, the Company issued 225,000 shares of its common stock, partially as payment for past services (valued at $18,000) and partially for payment of services to be rendered in the future ($18,000). Of the shares issued representing the future services, $15,000 has been reduced from additional paid-in capital at September 30, 2004, which represents the unearned portion of those services as of that date.

During the quarter ending September 30, 2004, the Company reached an accommodation with a firm providing legal services to compensate that firm in January of 2005 via the issuance of common stock in exchange for the deferral of approximately $116,573 incurred during the quarter. The number of common shares to be issued will be dependent on the market price of the Company’s common stock at this future date, and as such is undeterminable at September 30, 2004. The value of $116,573 has been credited in the Company’s balance sheet at September 30, 2004 as “Common stock to be issued.”

During the quarter ended September 30, 2004, the Company recorded $203,000 as “Common stock to be issued” as liquidated damages owed pursuant to certain registration rights provided to investors in the April 19 and June 30, 2004 sale of the Company’s common stock.

Subsequent to the quarter ending September 30, 2004, the Company issued all of its 4,500 shares of its recently authorized Series A convertible preferred stock (which differs from the previous Series A convertible preferred stock which was cancelled in June 2004) pursuant to the BMSMI non-exclusive cross-licensing agreement executed on October 29, 2004 and in exchange for $4,500,000. The Company is reserving 16,666,667 shares of its common stock pursuant to the conversion rights contained therein. In addition, a five-year warrant to purchase up to 1,333,333 of the Company’s common stock was also issued pursuant to a fee arrangement with an investment banking institution which assisted in the transaction. See “Note 12 - Subsequent Event,” below.

F-14

8. Stock Options

The Company expenses the fair value of stock options granted to non-employees based on the “intrinsic value” method.  In 2003, the Company issued stock options in connection with the Imagent Business purchase with an exercise price less than the market price on the date of grant, which vest over four years.  In 2004, the Company issued stock options to employees with an exercise price less than the market price on the date of grant, which vest over four years.  Accordingly, compensation expense of $813,724 has been recorded in the first nine months of 2004.

As of September 30, 2004, the Company has reserved 5,321,762 shares of its common stock pursuant to current outstanding stock options, of which 2,519,241 such shares are exercisable as of that date. An additional 745,863 shares of common stock are reserved upon the exercise of options not yet granted as of September 30, 2004.

In addition, the Company’s Board of Directors recently approved increasing the total shares available for issuance under the 2000 Long Term Incentive Compensation Plan from 4,568,750 to 30,000,000, subject to stockholder approval which is expected to be received at the next meeting of stockholders. The Company is contractually obligated to reserve an additional 5,078,402 shares pursuant to options to be granted to its Chief Executive Officer upon the increase in the shares subject to the 2000 Long Term Incentive Compensation Plan.

For stock options granted to employees and directors during the first nine months of 2004 (all of which were granted prior to the quarter ending September 30, 2004), the Company has estimated the fair value of each option granted using the Black-Scholes option-pricing model with the following assumptions:

2004

Weighted average fair value per options granted	$0.27
Significant assumptions (weighted average)
Risk-free interest rate at grant date	3.79%
Expected stock price volatility	98%
Expected option life (years)	5

If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amounts indicated below:

	Three Months Ended Sept 30, 2004	Three Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2003

Net Loss Applicable to Common Shareholders, as reported	$(4,202,262)	$(5,528,941)	$(16,859,697)	$(18,383,662)

Add stock based employee compensation expense included in reported net income, based on “intrinsic value” method	151,595	366,723	813,724	895,993

Less total stock-based employee compensation expense determined under the fair value based method for all awards	(509,668)	(1,139,987)	(1,493,300)	(3,419,962)

Pro forma net loss	(4,560,335)	$(6,302,205)	$(17,539,273)	$(20,907,631)

Basic and diluted loss per common share, as reported	$(0.05)	$(0.26)	$(0.39)	$(0.99)

Basic and diluted loss per common share, pro forma	$(0.06)	$(0.30)	$(0.40)	$(1.13)

F-15

9. Secured Debt

Notes payable - The Company has entered into a series of agreements with Xmark.   In May 2004 the Company made the final principal payment of $1,250,000 under an obligation assumed in the acquisition of the Imagent Business.

In June 2004, the Company entered into an agreement with Xmark whereby the Company exchanged all remaining Puttable Shares held by Xmark plus related obligations and additional fees for an aggregate of $2,128,447 of Secured Notes, payable in installments on or before December 1, 2004. As of September 30, 2004, the Company had repaid an aggregate of $944,612 of these notes. The balances of these notes, totaling $1,183,835, were repaid on November 2, 2004, and the first priority security interest on all of the Company’s tangible and intangible assets (which Xmark was entitled to foreclose on in the event the Company lost its FDA approval for Imagent , if the Company failed to pay other debts, or if the Company had filed for bankruptcy protection or similar matters) was then terminated. See “Note 12 - Subsequent Event.”

Bridge loan - In June 2004, the Company entered into a 60-day bridge loan agreement with a bank to provide up to $750,000. The advances under the bridge loan agreement bore interest at a rate of 9.0% and were secured by a lien on substantially all the Company’s assets except for intellectual property. The security interest was senior to the liens held by the holders of Promissory Notes and subordinate to the liens held by Xmark. The bridge loan, amounting to $702,863, was repaid on July 1, 2004.

10. Accrued Expenses

Accrued expenses consist of the following at September 30, 2004 and December 31, 2003:

	Sept 30, 2004	December 31, 2003

Alliance liabilities assumed from acquisition	$2,095,441	$2,530,434
Payroll liabilities	690,400	322,503
Accrued general trade payables	284,526	291,908
New Hope office abandonment provision	—	136,947

	$3,070,367	$3,281,792

F-16

11. Commitments

Leases:  The Company has leased its facilities and certain equipment under non-cancelable operating leases, which expire at various times through 2008.  The leases require the Company to pay for all maintenance, insurance and property taxes.

Minimum future rental payments under these leases are as follows:

Operating Leases
Three months ending December 31, 2004	$239,182
Twelve months ending December 31, 2005	979,944
Twelve months ending December 31, 2006	920,625
Twelve months ending December 31, 2007	877,514
Twelve months ending December 31, 2008	147,081
Total minimum lease payments	$3,164,346

License Agreements:  In September 1997, Alliance entered into an agreement with Schering AG (the “Schering License Agreement”), that provided Schering AG with worldwide exclusive marketing and manufacturing rights, drug compositions, and medical devices and systems related to perfluorocarbon ultrasound imaging products, including Imagent.  In February 2002, the agreement with Schering AG was modified to give Alliance exclusive rights to market the product in the U.S. for cardiology indications for a five-year period, with Schering AG to be paid a royalty on such sales.  At the expiration of the five-year period, Alliance had the option to acquire all of Schering AG’s rights to the product on a worldwide basis for total consideration including cumulative royalties of $20,000,000 or, alternatively, to allow Schering AG the opportunity to obtain co-promotion rights along with Alliance.  The rights Alliance had under the Schering License Agreement were transferred to the Company at the consummation of the Company’s acquisition of the Imagent Business. The Company has received a notice from Schering AG asserting a royalty claim against a portion of the proceeds received from Kyosei.  The Company contests the assertion.  Nevertheless, the Company has established a provision of $400,000, recorded as “Royalty liability,” should its position not be sustained. As of September 30, 2004, $21,071 has been recognized as royalty expense, which represents a proportionate writeoff of the corresponding “Prepaid Royalty” asset.

Related Party Agreements:  Concurrent with the restructuring of the Schering License Agreement in 2002, Alliance entered into a five-year exclusive agreement with Cardinal Health, Inc. (“Cardinal”) to assist with the marketing of Imagent.  Under this agreement, Cardinal performed certain packaging, distribution, and sales services for Alliance under a fee-for-service arrangement.  The Company assumed the Cardinal agreement from Alliance at the consummation of the Imagent acquisition.  At September 30, 2004, the Company owed Cardinal approximately $271,783 for current services, which is included in accounts payable.

Three of the Company’s institutional investors, Oxford Bioscience Partners IV L.P. and MRNA Fund II, L.P. (collectively, “Oxford,”) and Mi3, L.P., have provided capital to the Company in exchange for Investor Notes in an aggregate principal amount of up to $12,719,500, which was included in “Lines of Credit.” As part of the Company’s $10,150,000 financing, holders of the Investor Notes converted these notes, including accrued interest, into 33,740,672 shares of the Company’s common stock at $0.40 per share. In addition, as part of the recent equity financing, these institutional investors purchased an aggregate of 5,762,500 shares of the Company’s common stock plus 2,881,251 warrants. Two directors of the Company may be deemed to have a beneficial interest in these Investor Notes and the purchase of the Company’s common stock and warrants due to their positions as Managing Partner of Oxford and Managing General Partner of Mi3, L.P., respectively.

F-17

Litigation:  On June 18, 2003, the Company filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in the Company’s patents covering Imagent.  The case is captioned as Photogen Technologies, Inc. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. et. al., Civil Action No. 03CV2853(SRC), in the United States District Court for the District of New Jersey.  The Company’s complaint alleges that principally through their Optison® product, Amersham Health Inc. and related Amersham entities infringe on eight patents owned by the Company.  The Company is also seeking a declaration that the claims of fifteen Amersham patents are invalid and are not infringed by Imagent.  Alliance, the party from whom the Company acquired Imagent, is also a plaintiff in the suit.  The Company is seeking damages, an injunction against Amersham, a declaratory judgment and other relief.

Amersham filed an answer dated July 18, 2003 denying the material allegations of the Company’s claims and asserting certain affirmative defenses and counterclaims.  Amersham’s counterclaims against the Company include claims of patent infringement, breach of contract, breach of good faith and fair dealing, and tortious interference with contract.  The parties are exchanging written discovery at this time.

It is not presently feasible to determine whether there is a reasonable possibility that the assets have been impaired for purposes of Statement of Financial Accounting Standards No. 5, or the extent of damages or gain, if any, that might result depending on whether or not the Company prevails. Such a determination will only be possible after the facts and circumstances of the litigation have been established and, potentially, litigated before a court of competent jurisdiction. In any event, the Company will continue to incur litigation costs as it prosecutes its claims in the litigation. Intellectual property disputes are often settled through licensing arrangements, which if resolved unfavorably, could be costly to the Company or ultimately make it unfeasible to market the product. In any intellectual property litigation, it is possible that licenses necessary to settle the dispute would not be available on commercially reasonable terms or that the Company would not be able to redesign its technologies to avoid any claimed infringement thus resulting in the Company’s inability to sell the product.

On July 29, 2003, the European Patent Office revoked Amersham’s European Patent (EP) No. 620744 with claims directed to contrast agents. The Company had brought the opposition proceeding against the EP ‘744 patent in the European Patent Office. The EP ‘744 is a counterpart to the patents that are the subject of the suit against Amersham in the United States described above. See “Risk Factors - The Company filed a suit against Amersham for patent infringement, which, if resolved unfavorably, could impede its ability to utilize its patents for Imagent,” below.

12. Subsequent Events

On October 29, 2004, the Company entered into a non-exclusive, cross-licensing agreement with Bristol-Myers Squibb Medical Imaging, Inc. (“BMSMI”) covering ultrasound contrast agent patents. Under the terms of the agreement, BMSMI and the Company will have the right to further develop and commercialize their respective ultrasound contrast imaging agents without risk of infringing upon the other company’s patent rights. The Company received a payment of $4,000,000 under the terms of the license agreement, and will have the right of first negotiation to license select compounds from Bristol-Myers Squibb Medical Imaging, Inc. In accordance with the Company’s accounting policy related to license agreements, the Company will recognize revenue on the $4,000,000 attributed to this agreement based on an evaluation of the period of the agreement over which it is earned, commencing in the fourth quarter ending December 31, 2004. Unamortized revenue will be recorded as deferred revenue.

In connection with the license agreement, the Company entered into a securities purchase agreement with BMSMI and Bristol-Myers Squibb Company pursuant to which the Company sold an aggregate of 4,500 shares of its recently authorized Series A Convertible Preferred Stock for a total purchase price of $4,500,000. Each such share is entitled to a liquidation preference if not otherwise converted to common stock of $1,000, and may also be redeemed at the same price beginning no earlier than the year 2034. These Series A shares may be convertible under certain conditions into 16,666,667 shares of the Company’s common stock at a conversion rate of $0.27 per share.

F-18

An investment banking institution was paid $680,000 in cash and will be issued a 5-year warrant to purchase up to 1,333,333 shares of the Company’s common stock at a purchase price of $0.27 per underlying share as compensation for assistance it provided to the Company in this transaction with BMSMI. The Company has estimated the expense associated with the issuance of the warrant to be $60,400 utilizing the Black-Scholes pricing model. The relevant costs will be allocated pro rata between the license and equity portions of the gross funds received from BMSMI, and will be charged against operating expense and additional paid in capital, respectively, in the quarter ending December 31, 2004.

Utilizing a portion of the proceeds received under the BMSMI agreements, on November 2, 2004, the Company repaid the remaining balance outstanding under the Secured Notes held by Xmark, amounting to $1,183,835. These notes were secured by a lien on substantially all of the Company’s assets. The security interest has now been terminated and at this time there are no blanket liens on any of the Company’s owned assets.

F-19

Report for period ended December 31, 2003

Report of Independent Registered Public Accounting Firm

Board of Directors
IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.)

We have audited the accompanying consolidated balance sheet of IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.), a development stage company, as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from November 3, 1996 (inception) to December 31, 2003 and for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.) at December 31, 2003, and the results of its operations and its cash flows for the period from November 3, 1996 (inception) to December 31, 2003 and for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has reported accumulated losses since inception of $51,518,698, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As further discussed in Note 1A, The Company restated its financial statements to reclassify certain preferred stock to mezzanine equity.

/s/ Moss Adams LLP
Moss Adams LLP
Los Angeles, California
March 31, 2004, except for Note 1A and 1B, which is as of June 30, 2004

F-20

Report of Independent Registered Public Accounting Firm

Board of Directors
Photogen Technologies, Inc.
New Hope, Pennsylvania

We have audited the accompanying consolidated balance sheet of Photogen Technologies, Inc., a development stage company, as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2001 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Photogen Technologies, Inc. at December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has reported accumulated losses $28,592,845 through December 31, 2002 and without additional financing, lacks sufficient working capital to fund operations for the entire year ending December 31, 2003, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As further discussed in Note 1A, the Company restated its financial statements to reclassify certain preferred stock to mezzanine equity.

/s/ BDO SEIDMAN, LLP
Chicago, Illinois
March 7, 2003, except for Note 1A, which is as of June 30, 2004

F-21

IMCOR Pharmaceutical Co.

(A Development Stage Company)
Consolidated Balance Sheets

December 31,	2002 (restated)	2003 (restated)

Assets

Current Assets
Cash and cash equivalents	$6,090,904	$1,657,594
Deposits	98,721	108,721
Prepaid expenses	693,313	492,718

Total Current Assets	6,882,938	2,259,033

Property, Plant and Equipment, less accumulated depreciation of $14,651 and $996,091, respectively.	36,000	6,294,560

Patent Costs, net of amortization of $142,359 and $183,854, respectively	357,641	316,146

Deposits	14,383	338,383

Investment in Alliance	1,255,000	—

Purchased Technology, net of amortization of $0 and $658,217, respectively	—	14,979,929

Investment in and Advances to Affiliate	8,192,452	2,803,114

Total Assets	$16,738,414	$26,991,165

F-22

December 31,	2002	2003

Liabilities and Shareholders’ Equity/(Deficit)

Current Liabilities
Accounts payable	$835,003	$1,884,791
Accrued expenses	34,132	3,281,792
Accrued equipment lease	401,664	586,052
Lines of Credit	—	12,064,716
Notes Payable	—	1,250,000

Total Current Liabilities	1,270,799	19,067,351

Deferred contract revenue	—	2,000,000

Accrued Equipment Lease	401,664	133,888

Shares Subject to Rescission	650,000	—

Puttable Shares	—	1,969,668

Mezzanine Equity: Preferred stock; par value $.01 per share; 5,000,000 shares authorized including: Series A Preferred Stock; 12,015 shares authorized, issued and outstanding, liquidation preference $1,000 per share (in aggregate $12,015,000)	12,015,000	12,015,000

Shareholders’ Equity/(Deficit)
Preferred stock; par value $.01 per share; 5,000,000 shares authorized including:
Series A Preferred Stock; 841 shares authorized, issued and outstanding, liquidation preference $1,000 per share (in aggregate $841,000)	8	8
Common stock; par value $.001 per share; 150,000,000 shares authorized; 16,137,465 and 19,464,548 shares issued and outstanding, respectively	16,137	19,465
Additional paid-in capital	31,130,000	38,184,323
Common Stock to be issued	—	5,120,159
Deficit accumulated during the development stage	(28,745,194)	(51,518,697)
Total Shareholders’ Equity/(Deficit)	2,400,951	(8,194,743)

Total Liabilities and Shareholders’ Equity/(Deficit)	$16,738,414	$26,991,165

See accompanying notes to consolidated financial statements.

F-23

IMCOR Pharmaceutical Co.

Consolidated Statements of Operations

	Year Ended Dec 31, 2001	Year Ended Dec 31, 2002	Year Ended Dec 31, 2003	Cumulative Amounts From Nov 3, 1996 (Inception) to Dec 31, 2003

Operating Expenses
Research and development	$437,958	$1,227,897	$2,529,679	$6,886,316
Sales, general and administrative	3,220,584	4,030,083	14,241,767	30,889,289
Restructuring charges	—	807,483	136,947	1,541,455
Provision for future lease payments	1,264,208	—	—	1,264,208

Total operating expenses	4,922,750	6,065,463	16,908,393	40,581,268

Loss From Joint Venture	(1,952,758)	(3,452,837)	(5,389,338)	(12,304,354)

Investment Income	110,741	1,563	7,394	1,216,335

Interest Expense	(48,429)	(418,466)	(483,167)	(950,062)

Loss from continuing operations	(6,813,196)	(9,935,203)	(22,773,504)	(52,619,349)

Discontinued Operations
Loss from operations of discontinued therapeutic business	(2,909,820)	(1,496,430)	—	(10,679,101)
Gain from split-off of therapeutic business	—	11,779,752	—	11,779,752

Income (loss) from discontinued operations	(2,909,820)	10,283,322	—	1,100,651

Net Income (Loss)	(9,723,016)	348,119	(22,773,504)	$(51,518,698)

Dividends on Preferred Stock	(2,943,755)	(1,997,723)	(1,066,280)

Net Loss Applicable to Common Shareholders	(12,666,771)	$ (1,649,604)	$ (23,839,784)

Basic and Diluted Loss Per Common Share from Continuing Operations	$(1.03)	$(1.17)	$(1.24)

Basic and Diluted Income (Loss) Per Common Share from Discontinued Operations	$(0.30)	$1.01	$—

Basic and Diluted Loss Per Common Share	$(1.33)	$(0.16)	$(1.24)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	9,507,693	10,187,619	19,265,599

See accompanying notes to consolidated financial statements.

F-24

IMCOR Pharmaceutical Co.

Consolidated Statement of Shareholders’ Equity/(Deficit)

										Deficit
	Preferred Stock							Common Stock	Additional	Accumulated
	Series A		Series B		Common Stock		Members’	To be	Paid-in	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issued	Capital	Stage	Total

Contribution of capital	—	$—	—	$—	—	$—	$7,268	—	$—	$—	$7,268
Net loss for the period ended December 31, 1996	—	—	—	—	—	—	(1,779)	—	—	—	(1,779)

Balance, at May 15, 1997	—	—	—	—	—	—	9,000	—	—	(3,511)	5,489

Issuance of common stock	—	—	—	—	1,578,208	1,578	—	—	1,801,872	—	1,803,450
Effect of recapitalization and merger	—	—	—	—	7,421,792	7,422	(9,000)	—	1,203,765	1,732	1,203,919
Cost associated with recapitalization and merger	—	—	—	—	—	—	—	—	(371,111)	—	(371,111)
Net loss for the period May 16, 1997 to December 31, 1997	—	—	—	—	—	—	—	—	—	(554,702)	(554,702)

Balance, at December 31, 1997	—	—	—	—	9,000,000	9,000	—	—	2,634,526	(556,481)	2,087,045

Issuance of common stock	—	—	—	—	218,755	219	—	—	6,999,781	—	7,000,000
Costs associated with common stock issuance	—	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Options issued to consultants	—	—	—	—	—	—	—	—	45,446	—	45,446
Net loss for the year ended December 31, 1998	—	—	—	—	—	—	—	—	—	(1,973,913)	(1,973,913)

Balance, at December 31, 1998	—	—	—	—	9,218,755	9,219	—	—	9,629,753	(2,530,394)	7,108,578

Exercise of stock options	—	—	—	—	1,125	1	—	—	50,062	—	50,063
Issuance of warrants and options	—	—	—	—	—	—	—	—	3,664,749	—	3,664,749
Issuance of common stock	—	—	—	—	125,967	126	—	—	6,082,528	—	6,082,654
Issuance of preferred stock	12,015	120	—	—	—	—	—	—	11,578,839	—	11,578,959
Reclassification of Series A shares as mezzanine equity in accordance with EITF D-98	(12,015)	(120)	-	-	-	-	-	-	(11,578,839)	-	(11,578,959)

Net loss for the year ended December 31, 1999	—	—	—	—	—	—	—	—	—	(6,052,841)	(6,052,841)

Balance, at December 31, 1999 (restated)	-	-	—	—	9,345,847	9,346	—	—	19,427,092	(8,583,235)	10,853,203

Stock option compensation	—	—	—	—	—	—	—	—	125,020	—	125,020
Issuance of warrants and options	—	—	—	—	—	—	—	—	1,366,050	—	1,366,050
Issuance of preferred stock dividend	841	8	—	—	—	—	—	—	(8)	—	—
Issuance of preferred stock	—	—	337,056	3,370	—	—	—	—	5,272,970	—	5,276,340
Beneficial accretion of Series A shares reclassified as mezzanine equity									(240,464)		(240,464)
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	—	—	(10,787,062)	(10,787,062)

Balance, at December 31, 2000 (restated)	841	8	337,056	3,370	9,345,847	9,346	—	—	25,950,660	(19,370,297)	6,593,087

Stock option compensation	—	—	—	—	—	—	—	—	64,729	—	64,729
Issuance of common stock for cash	—	—	—	—	49,245	49	—	—	418,674	—	418,723
Issuance of common stock in satisfaction Of anti-dilution provision	—	—	—	—	190,856	191	—	—	(191)	—	—
Issuance of preferred stock dividend	—	—	20,224	202	—	—	—	—	(202)	—	—
Beneficial accretion of Series A shares reclassified as mezzanine equity									(195,577)		(195,577)
Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	—	—	(9,723,016)	(9,723,016)

Balance, at December 31, 2001 (restated)	841	8	357,280	3,572	9,585,948	9,586	—	—	26,238,093	(29,093,313)	(2,842,054)

F-25

										Deficit
	Preferred Stock							Common Stock	Additional	Accumulated
	Series A		Series B		Common Stock		Members’	To be	Paid-in	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issued	Capital	Stage	Total

Balance, at December 31, 2001 (restated)	841	$8	357,280	$3,572	9,585,948	$9,586	$—	$—	$26,238,093	$(29,093,313)	$(2,842,054)

Stock option compensation	—	—	—	—	—	—	—	—	73,870	—	73,870
Issuance of warrants for service	—	—	—	—	—	—	—	—	322,000	—	322,000
Issuance of options in settlement of lawsuit	—	—	—	—	—	—	—	—	806,415	—	806,415
Employee compensation from stock options	—	—	—	—	—	—	—	—	988,184	—	988,184
Issuance of preferred stock dividends	—	—	40,194	402	—	—	—	—	(402)	—	—
Conversion of Series B to common stock	—	—	(397,474)	(3,974)	422,316	422	—	—	3,552	—	—
Beneficial inducement costs for convertible debt converted	—	—	—	—	—	—	—	—	206,348	—	206,348
Conversion of line of credit with Élan to common stock	—	—	—	—	128,437	128	—	—	3,082,359	—	3,082,487
Conversion of line of credit with entity controlled by director of company to common stock	—	—	—	—	2,314,815	2,315	—	—	2,497,685	—	2,500,000
Retirement of common stock returned in shareholder transaction (Note 6(f))	—	—	—	—	(5,137,109)	(5,137)	—	—	(12,221,182)	—	(12,226,319)
Issuance of common stock for cash	—	—	—	—	8,823,058	8,823	—	—	9,133,078	—	9,141,901
Net loss for the year ended December 31, 2002	—	—	—	—	—	—	—	—	—	348,119	348,119

Balance, at December 31, 2002 (restated)	841	8	—	—	16,137,465	16,137	—	—	31,130,000	(28,745,194)	2,400,951

Issuance of common stock for cash	—	—	—	—	27,778	28	—	—	29,972	—	30,000
Issuance of common stock for standstill agreement	—	—	—	—	750,000	750	—	—	1,173,000	—	1,173,750
Conversion of Series B to common stock	—	—	—	—	100	—	—	—	—	—	—
Options issued to consultants for services	—	—	—	—	—	—	—	—	9,200	—	9,200
Shares issued to consultant for services	—	—	—	—	68,750	69	—	—	132,193	—	132,262
Employee compensation from stock options	—	—	—	—	—	—	—	—	1,236,566	—	1,236,566
Shares issued in Technology Purchase	—	—	—	—	2,198,137	2,198	—	—	5,581,070	—	5,583,268
Shares to be issued in Technology Purchase	—	—	—	—	—	—	—	5,043,226	—	—	5,043,226
Shares previously subject to rescission	—	—	—	—	124,627	125	—	—	649,875	—	650,000
Shares issued to Xmark for penalties	—	—	—	—	98,826	99	—	—	163,577	—	163,676
Shares issued to Xmark for interest	—	—	—	—	21,649	22	—	—	48,575	—	48,597
Shares to be issued to Xmark and other former Alliance creditors for interest and penalties	—	—	—	—	—	—	—	76,933	—	—	76,933
Options exercised through cashless exercise	—	—	—	—	37,216	37	—	—	(37)	—	—
Xmark puttable shares classified as mezzanine equity	—	—	—	—	—	—	—	—	(1,969,668)	—	(1,969,668)
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	(22,773,504)	(22,773,504)

Balance, at December 31, 2003 (restated)	841	$8	—	$—	19,464,548	$19,465	$—	$5,120,159	$38,184,323	$(51,518,698)	$(8,194,743)

See accompanying notes to consolidated financial statements.

F-26

IMCOR Pharmaceutical Co.

Consolidated Statements of Cash Flows

	Year Ended Dec 31, 2001	Year Ended Dec 31, 2002	Year Ended Dec 31, 2003 (restated)	Cumulative Amounts From Nov 3, 1996 (Inception) to Dec 31, 2003 (restated)

Cash Flows From Operating Activities
Net income (loss)	$(9,723,016)	$348,119	$(22,773,504)	$(51,518,698)
Loss from discontinued operations	2,909,820	1,496,430	—	10,679,101
Depreciation and amortization	442,191	371,319	1,023,080	2,700,984
Loss (gain) on disposal of equipment and leasehold improvements	(4,617)	—	—	38,424
Gain on sale of marketable securities	—	—	—	(18,503)
United States Treasury Notes amortization	(1,029)	—	—	12,586
Gain on sale of therapeutic business	—	(11,779,752)	—	(11,779,752)
Allowance for notes receivable	—	—	658,217	658,217
Stock option compensation	64,729	1,062,054	1,245,768	2,924,338
Accrued interest on line of credit	—	—	318,035	318,035
Note payable for services rendered	—	—	329,681	329,681
Beneficial inducement costs for convertible notes	—	206,348	—	206,348
Issuance of warrants in exchange for services rendered	760,363	322,000	—	4,317,091
Issuance of stock options in settlement of lawsuit	—	806,415	—	806,415
Issuance of stock for standstill agreement	—	—	1,337,426	1,337,426
Issuance of stock for services rendered	—	—	132,262	132,262
Issuance of stock for interest payments and penalties	—	—	125,530	125,530
Loss from investment in affiliate	1,952,758	3,452,837	5,389,338	12,304,354
Changes in operating assets and liabilities
Prepaid expenses	152,340	(663,538)	200,595	(492,718)
Interest receivable	93,219	—	—	—
Receipt of deferred contract revenue	—	—	2,000,000	2,000,000
Accounts payable	(267,945)	531,229	1,049,787	1,954,790
Accrued expenses	(11,278)	(298,465)	(174,375)	95,334
Accrued equipment lease	1,123,740	10,237	(83,388)	1,050,589

Net cash used in continuing operating activities	(2,508,725)	(4,134,767)	(9,221,549)	(21,818,167)
Net cash used in discontinued operations	(2,909,820)	(1,496,430)	—	(10,679,101)

Cash Flows From Investing Activities
Sale of marketable securities	—	—	—	2,164,464
Purchases of marketable securities	—	—	—	(2,182,967)
Purchases of United States Treasury Notes	(4,870,000)	—	—	(38,656,973)
Sales of United States Treasury Notes	9,815,000	—	—	39,778,548
Purchase of equipment and leasehold Improvements	(45,938)	—	—	(636,877)
Proceeds from sale of equipment	145,551	—	—	145,551
Costs to acquire patent	—	—	—	(237,335)
Investment in and advances to affiliate	(2,245,948)	(650,609)	—	(15,107,468)
Increase in note receivable	—	(1,255,000)	—	(1,255,000)
Decrease (increase) in deposit	(14,383)	100,000	(334,000)	(777,753)
Purchase of Imagent business	—	—	(5,074,761)	(5,074,761)

Net cash provided by (used in) investing activities	2,784,282	(1,805,609)	(5,408,761)	(21,840,571)
Net cash used in investing activities of discontinued operations	—	—	—	(1,306,676)

Cash Flows From Financing Activities
Principal payments on capital leases	(18,356)	—	—	(291,704)
Net proceeds from issuance of equity and mezzanine equity	1,068,723	9,141,901	30,000	40,539,340
Proceeds from capital contributions by shareholders	—	—	—	1,911,674
Principal payment on acquisition of debt	—	—	(1,250,000)	(1,250,000)
Proceeds from issuance of debt	2,314,005	3,032,905	11,417,000	16,763,910
Cost of recapitalization	—	—	—	(371,111)

Net cash provided by financing activities	3,364,372	12,174,806	10,197,000	57,302,109

Net Increase (Decrease) in Cash and Cash Equivalents	730,109	4,738,000	(4,433,310)	1,657,594

Cash and Cash Equivalents, at beginning of year	622,795	1,352,904	6,090,904	—

Cash and Cash Equivalents, at end of year	$1,352,904	$6,090,904	$1,657,594	$1,657,594
Noncash Investing and Financing Activities

2003
In 2003, the Company assumed $3,422,036 in accrued expenses and $2,500,000 of notes payable from Alliance Pharmaceutical Corp. issued stock valued at $5,583,268 to certain former creditors of Alliance and agreed to issue stock valued at $5,043,225 to such creditors as part of the acquisition of the Imagent business.

2002
The split-off of the therapeutic business in 2002 included equipment and leasehold improvements of $516,567 and accounts payable of $70,000 in exchange for the Company's common stock valued at $12,226,319.

In 2002, debt of $5,346,910 and accrued interest of $235,577 were converted to common stock.

Payments due on the accrued equipment lease were made through a reduction in deposits due to the Company in the amount of $330,649.

See accompanying notes to consolidated financial statements.

F-27

IMCOR Pharmaceutical Co.

Notes to Consolidated Financial Statements

1.  Organization, Significant Accounting Policies and Restatement of Financial Statements

Nature of Operations

IMCOR Pharmaceutical Co. ((formerly Photogen Technologies, Inc.), the “Company”) is an emerging, development-stage specialty pharmaceutical company focused on developing and marketing medical imaging pharmaceutical products.  The company has one FDA approved product, Imagent® (perflexane lipid microspheres), an ultrasound imaging contrast agent that it acquired in June 2003, and two additional contrast agents in development for use in computed tomography (CT) and x-ray imaging with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, which is called PH-50, and (2) to diagnose cancer metastasizing into the lymphatic system, which is called N1177.  The product designations PH-50 and N1177 refer to the same chemical entity.  The two names distinguish commercialization rights between cardiovascular imaging (and all other indications) (PH-50) to which we retain rights, and the field of lymphography (N1177), which is licensed to our joint venture (Sentigen, Ltd.) with affiliates of Elan.  On February 5, 2004, we changed our name to IMCOR Pharmaceutical Co., reflecting the changed nature of our business to imaging pharmaceuticals.

In December 2001, we announced positive preclinical results of PH-50.  Based on these studies, the extensive preclinical toxicology and other study work, including the product’s use in approximately 65 patients for lymphography, we shifted the strategic research direction of IMCOR to focus on the cardiovascular and lymphography applications.  We accomplished this shift in focus also by splitting off our therapeutic line of business, and, in June 2003 acquiring the medical imaging business (the “Imagent business”) of Alliance Pharmaceutical Corp. (“Alliance”) led by Imagent® (perflexane lipid microspheres), an FDA approved diagnostic imaging agent.  Please see Note 3 “Purchased Technology” below.

For the two years up to the time of our acquisition of the Imagent business, substantially all of our research and development efforts were focused on the preclinical testing of PH-50.  During that period, we operated with a very small staff and conducted substantially all of our research activities through contracts with academic institutions and contract research laboratories.  In addition, we had conducted research and development activities on the development of certain therapeutic photodynamic therapy applications (namely a product we called PH-10 for the treatment of certain dermatological conditions) and the development of a medical laser.  These operations were split off to our founding scientists as of November 12, 2002 and have been recorded as discontinued operations in our financial statements.

PH-50 and N1177 are still in early stages of development.  Of these products, based on the availability of capital, we intend to focus our research efforts first on the continued development of PH-50 and secondly, N1177.

Pharmaceutical imaging agents are used with echocardiography, computed tomography (“CT”), nuclear medicine and magnetic resonance imaging (“MRI”) equipment in order to increase the diagnostic capabilities of these techniques.  By enhancing the contrast between different types of tissues, these intravenously administered contrast agents provide critical anatomical and disease state information that is not obtainable using the equipment alone.  There are numerous potential applications for a contrast agent used in imaging parts or all of the cardiovascular system as well as other organs.  Our products have the potential to enhance a physician’s ability to diagnose certain cardiovascular abnormalities and the spread of cancer in the lymphatic system.

IMCOR is based in San Diego, California.  We have approximately 30 full time employees and a 53,000 square foot building, a portion of which is an FDA approved cGMP (current Good Manufacturing Practices) manufacturing facility, at our San Diego location.  Our personnel have expertise in sales, marketing and manufacturing, clinical development, clinical trial design and regulatory approval processes.  We also work closely with consultants experienced in drug development and regulatory requirements.

Restatement of Financial Statements and Other Information

A.  Restatement of Financial Statements.

In 1999, the Company entered into a joint venture with units of Elan. As part of that transaction, the Company issued to Elan International Services 12,015 shares of its Series A Preferred Stock, with an initial value and liquidation preference of $1,000 per such share, or $12,015,000. In a concurrent transaction, Elan and the Company formed a joint venture Sentigen, with Elan and the Company holding 19.9% and 80.1% of the shares of common stock of Sentigen, respectively.

F-28

The holders of Series A Preferred Stock were entitled to an in-kind 7% dividend payable semi-annually solely in additional shares of Series A Preferred Stock.  In addition, if the Company's Board of Directors declared a dividend or distribution on the common stock, holders of Series A Preferred Stock would have been entitled to receive the amount of dividend or distribution in the same form as received by the common stockholders as if the Series A Preferred Stock had been converted to common stock.  No dividends have been declared or paid on the common stock and the Board of Directors had stated its intention not to do so throughout the period during which the Series A Preferred Stock was outstanding.  In addition, the holder of the Series A Preferred Stock had the right, exercisable three years after the date of issuance, to exchange it for the number of additional shares of Sentigen Ltd. that would result in the holder of the Series A Preferred Stock owning 50% of Sentigen Ltd.  If the holder of the Series A Preferred Stock exercised this exchange right it would have been obligated to pay the Company 30.1% of the total amount of Sentigen Ltd.'s development funding through the date of the exchange (which could be have been satisfied through reduction of amounts owed by the Company under a convertible promissory note, by payment of cash, or a combination of the two).

These shares of Series A Preferred Stock, plus accreted dividends, were convertible into shares of the Company’s common stock at any time after October 20, 2001 for a conversion price of $84.68 per share of Series A Preferred, which such value at December 31, 2003 having accumulated to $16,036,810 (or 16,036.81 shares of Series A Preferred stock).

As indicated, Elan had the right to exchange only its original 12,015 shares of the Company’s Series A Preferred Stock for additional shares of Sentigen’s common stock of such an amount to increase Elan’s holdings from the aforementioned 19.9% interest in Sentigen to 50%. Any dividends otherwise accreted as attributable to shares of the Series A Preferred Stock and available for potential conversion into the Company’s common stock, however, were not available in the event that in the alternative Elan had elected to exchange the shares of Series A Preferred Stock in order to increase its Sentigen holdings to 50%.

The Company initially accounted for the issuance of the 12,015 shares of Series A Preferred Stock as permanent equity in the Company’s Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity/(Deficit) in the year ended December 31, 1999 and all year ends thereafter. Upon the issuance of EITF D-98 in July 2001, the Company evaluated the above-described transaction and made a determination that the elements were not present to warrant a reclassification of any of the value attributed to the shares of Series A Preferred Stock from permanent equity to mezzanine equity.

On June 30, 2004, the Company reevaluated its position with respect to EITF D-98 and determined that the value attributable to the 12,015 shares held by Elan of the Company’s Series A Preferred Stock, or $12,015,000 should be reclassified as mezzanine equity. The Company further determined that, inasmuch as the otherwise accreted dividends could only be considered as (a) preferential over common shareholders in the event of a liquidation of the Company’s assets, or (b) additional value to be realized in the event that the underlying shares of Series A Preferred Stock were converted into common stock of the Company, that such value should not be reclassified as mezzanine equity, but should remain in permanent equity as such.

Therefore, and in accordance with the provision of EITF D-98, the Company has restated its Consolidated Balance Sheets for the years ended December 31, 2002 and December 31, 2003, together with the Consolidated Statements of Shareholders’ Equity/(Deficit) for all years ended December 31, 1999 to and through December 31, 2003, to which these “Notes to Consolidated Financial Statements” relate, by reclassifying $12,015,000 from permanent equity to mezzanine equity. There is no effect on the Company’s Consolidated Statements of Operations as a result of this reclassification.

The effect of the reclassification is as follows: (a) the mezzanine equity was increased by $12,015,000 (from $0 to $12,015,000) for each of the fiscal years ended December 31, 2002 and 2003; (b) the par value of the Series A Preferred Stock was reduced by $120 (from $128 to $8) for each of the fiscal years ended December 31, 2002 and 2003; and (c) the additional paid-in capital was reduced by $12,014,880 for each of the fiscal years ended December 31, 2002 and 2003 (from $43,144,880 to $31,130,000 for the fiscal year ended December 31, 2002 and from $50,199,203 to $38,184,323 for the fiscal year ended December 31, 2003).

Because the Company did not have any accumulated profits for any of the subject periods, the Company did not record any accreted dividends, which accumulated to $4,021,810 as of December 31, 2003, through the apportionment of accumulated losses within the Consolidated Statements of Shareholders’ Equity/(Deficit) for all years ended December 31, 1999 to and through December 31, 2003.

B. Kyosei Agreement.

In April 2004, the Company received a payment of $2,000,000, less Japanese withholding taxes, from a Japanese pharmaceutical company (see “Liquidity and Basis of Presentation - Going Concern” which follows).

Liquidity and Basis of Presentation - Going Concern

The accompanying financial statements are prepared assuming the Company is a going concern.  The Company has reported accumulated losses since inception of $51,518,697.  The Company believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2004.  Substantial additional capital resources will be required to fund its ongoing operations.  Management believes there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements.  The Company is taking continuing actions to reduce its ongoing expenses.  If adequate funds are not available, the Company will be required to significantly curtail its operating plans and my have to sell or license out significant portions of the Company’s technology or potential products.

F-29

At December 31, 2003, we had a net deficit position (our liabilities, puttable share obligations and mezzanine equity, combined, exceeded our assets). Among other factors, we have reclassified $12,015,000 of our Series A Preferred Stock as mezzanine equity to acknowledge the holder’s right to exchange that security for that number of additional shares of Sentigen to increase its ownership of Sentigen to 50%. As discussed below, we believe that the probability of the holder exercising the exchange right is remote.

Under the Certificate of Designations of the Series A Preferred Stock the holder has a Series A Liquidation Preference entitling it as of December 31, 2003 to the first $16,036,810 of funds available for distribution to stockholders upon liquidation of the Company and has the right to convert shares of Series A Preferred Stock into common stock at any time after October 20, 2001 at a conversion price of $84.68 per share.  The conversion price is subject to adjustment for certain dilutive events.  Alternatively, the holder of Series A Preferred Stock may exchange the initial 12,015 shares of Series A Preferred Stock for common shares of Sentigen so that the holder of Series A Preferred Stock owns 50% of the equity of Sentigen. Shares attributable to dividends are not exchangeable and thus not reclassified as mezzanine equity. The exchange right terminates six years after issuance, or October 19, 2005. As the initial value of the Series A Preferred Stock is exchangeable at the holder’s option into additional shares of Sentigen, we have reclassified $12,015,000 as mezzanine equity until such time that the exchange right terminates either by the passage of time or the agreement of the holder to terminate or irrevocably to not exercise the right. We believe that as the development program for N1177 will require several years to complete and as no research had been conducted on N1177 during 2003 due to our capital constraints that the probability of the holder exercising his exchange right prior to the expiration of that right is remote.

On December 16, 2003, we entered into a License Agreement (the “Kyosei Agreement”) with Kyosei Pharmaceutical Co. Ltd. (“Kyosei”), a subsidiary of the Sakai Group.  The Kyosei Agreement gives Kyosei an exclusive license to develop and market Imagent for all indications in Japan.  The terms of the Kyosei Agreement provide for the payment to the company of up to $10 million in fees and development milestone payments plus royalties on commercial sales.  Kyosei will also pay the company to manufacture Imagent for Kyosei’s clinical and commercial requirements and we will receive royalties based on commercial sales.  In each of December 2003 and April 2004, we received a payment of $2,000,000, less withholding taxes.  Additional payments are expected in 2005 and beyond. Future payments from Kyosei are based on certain milestones of clinical development, including the commencement of and completion of clinical studies and approval for sale by Japanese regulatory authorities. Commencement of clinical studies is not expected to be earlier than 2005, and the development program, including regulatory approval, is expected to take four or more years. Accordingly, commercial sales, upon which we will earn royalties, are not expected to commence earlier than 2008. While we believe that Imagent clinical studies will be successful, there can be no assurance that such studies conducted in Japan will be successful or that the product will be approved for sale by Japanese authorities .  Please see Revenue Recognition and Deferred Revenue, below.

During the next twelve months we will focus our efforts primarily on exploring various options concerning our business, including securing additional financing, joint ventures, licensing or selling all or a portion of our technology and other possible strategic transactions.  Our ability to commercialize Imagent and develop PH-50 and N1177 depends on the successful implementation of one or more of these transactions.

Depending on the availability of capital and whether or not we pursue a sale or licensing strategy for Imagent, we will focus our operating efforts on the sales and marketing of Imagent.  If additional capital becomes available, we also expect to conduct preclinical and human clinical studies of our products in development.  Subject to the availability of sufficient capital, we expect to continue to incur losses for at least the next three years as we intensify research and development, preclinical and clinical testing and associated regulatory approval activities and engage in or provide for the manufacture and/or sale of any products that we have or may develop.

Greater capital resources would also enable us to quicken and expand our marketing and research and development activities, and our failure to raise additional capital will (absent a suitable collaborative agreement providing for a third party to take over these functions) significantly impair or curtail our ability to conduct further activities.  In any event, complete development and commercialization of our technology will require substantial additional funds.  We are seeking to raise capital through the sale of our common stock or other securities in a private placement to fund our immediate and longer-term capital needs.

The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period.  Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of its financial statements.

F-30

Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents.

Property, Plant and Equipment

Property, plant and equipment and leasehold improvements are stated at cost.  Depreciation and amortization of equipment are provided for using the straight-line method over the estimated useful lives of the assets.  Computers and laboratory equipment are being depreciated over three years, and furniture and fixtures are being depreciated over seven years.  Leasehold improvements are being amortized on a straight-line basis over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable.  Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

Patent Costs

Internal patent costs are expensed in the period incurred.  Patents purchased are capitalized and amortized over the remaining life of the patent.  Patent amortization expense was $41,666 for each of 2001 2002, and 2003.  Amortization of patent costs is expected to be $41,666 annually over the remaining life of the patent, approximately 7.5 years at December 31, 2003.

Purchased Technology

On June 18, 2003, we closed on the acquisition of assets, including Purchased Technology, related to the diagnostic imaging business, including Imagent, an FDA-approved product, of Alliance.  Imagent is an intravenous contrast agent for use with ultrasound imaging equipment to improve visualization of blood vessels for better diagnosis of disease and assessment of organ function.  Imagent consists of perfluorochemical-based “microbubbles” that are highly echogenic (reflect ultrasound signals strongly) in the bloodstream, thereby significantly enhancing ultrasound images.  We also entered into a number of agreements related to that acquisition.  Included in the purchase were an FDA-approved manufacturing facility, the marketing, manufacturing and supporting infrastructure for the product and an intellectual property portfolio of approximately thirty patents in the area of ultrasound imaging.

Intangible assets resulting from the acquisition of the Imagent business are estimated by management based on the fair value of the assets received.  These intangible assets consist entirely of purchased technology.  Purchased Technology related to the Imagent business is amortized on a straight-line basis over the estimated remaining life equal to twelve years.  Purchased Technology is stated at cost, less accumulated amortization.

Research and Development

Research and development costs are charged to expense when incurred.

Revenue Recognition and Deferred Revenue

The company recognizes revenue from license agreements ratably over the period of the agreement.  Unamortized revenue is recorded as deferred revenue. Revenue from the Kyosei Agreement is being recognized over ten years.

F-31

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of certain assets and liabilities based upon currently enacted tax rates expected to be in effect when such amounts are realized or settled.

Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding.  Loss per share excludes the impact of outstanding options, warrants and convertible preferred stock as they are antidilutive. Potential common shares excluded from the calculation at December 31, 2001 are 6,519,000 options, 1,149,724 warrants, 1,124,268 shares issuable upon the conversion of Series A and B Preferred Stock and 130,162 shares issuable upon conversion of long-term debt.  Potential common shares excluded from the calculation at December 31, 2002 are 4,535,481 options, 237,431 warrants and 151,819 shares issuable upon the conversion of Series A Preferred Stock.  Potential common shares excluded from the calculation at December 31, 2003 are 7,210,280 options, 377,431 warrants and 193,378 shares issuable upon the conversion of Series A Preferred Stock.  Basic and diluted loss per common share in 2003 includes 1,985,522 shares to be issued upon shareholder approval (see Note 3).

Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts.  The Company’s note payable and lines of credit approximate fair value based on instruments with similar terms.

Stock Options

In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment to FASB Statement No. 123 was issued.  SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25).  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, Accounting for Stock Based Compensation.  The company adopted the disclosure requirements of SFAS No. 123 effective December 31, 2002.  As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting proscribed in APB No. 25 and, accordingly, does not recognize compensation expense for stock option grants made to employees at an exercise price equal to or in excess of the fair value of the stock a the date of grant.

If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per basic and diluted share would have been changed to the pro forma amount indicated below:

	2001	2002	2003

Net loss, as reported	$(12,666,771)	$(1,649,604)	$(22,773,504)

Add stock based employee compensation expense included in reported net loss	—	988,184	1,245,768

Less total stock-based employee compensation expense determined under the fair value based method for all awards	(11,314,458)	(6,084,842)	(5,771,226)

Pro forma net loss	$(23,981,229)	$(6,746,262)	$(27,298,962)

Basic and diluted loss per common share, as reported	$(1.33)	$(0.16)	$(1.24)

Basis and diluted loss per common share, pro forma	$(2.52)	$(0.66)	$(1.42)

F-32

The Company expenses the fair value of stock options granted to nonemployees.  During 2002 and 2003, the Company issued stock options to employees with an exercise price less than the market price on the date of grant.  Accordingly, compensation expense of $1,245,768 has been recorded in 2003 and $988,184 was recorded in 2002.

The pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company has accounted for its stock-based compensation under the fair value method prescribed in SFAS No. 123.  The fair value of the options was estimated at the date of grant using the Black-Scholes pricing model with the following assumptions:

	2001	2002	2003

Weighted average fair value per options granted	$3.64	$1.31	$1.82

Significant assumptions (weighted average)
Risk-free interest rate at grant date	4.8%	2.8%	2.56%
Expected stock price volatility	95.5%	98.0%	98%
Expected option life (years)	5	5	5

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective as of July 1, 2003. The adoption of SFAS No. 150 did not have a material impact on the results of operations or the financial position of the Company.

In May 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the results of operations or the financial position of the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, effective for fiscal years ending after December 15, 2002. This rule amends SFAS No. 123 to provide several alternatives for adopting the stock option expense provisions of SFAS No. 123, as well as additional required interim financial statement disclosures. SFAS No. 148 does not require companies to expense stock options in current earnings. The Company has not adopted the provisions of SFAS No. 123 for expensing stock based compensation (see “— Employee stock option and stock purchase plans”); however, the Company has adopted the additional interim disclosure provisions of the statement. The impact of the adoption of SFAS No. 148 did not have a material impact on the results of operations or the financial position of the Company.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 eliminates Emerging Issues Task Force, or EITF, Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are recognized when the liabilities are incurred, as opposed to being recognized at the date of entity’s commitment to an exit plan under EITF No. 94-3.  Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring; discontinued operation, plant closing or other exit or disposal activity.  Furthermore, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liabilities. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002.  During 2003 the Company recognized $136,947 of restructuring costs for lease termination and restructuring associated with the closure of its Pennsylvania facility and move to the Alliance facility in San Diego, CA.

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which was originally effective on July 1, 2003. In December 2003, the FASB deferred the effective date for applying the provisions of FIN 46 to March 31, 2004 for interests held by public companies in variable interest entities or potential variable interest entities created before February 1, 2003. The Company has completed its evaluation of the provisions of FIN 46 and does not have any significant interests in variable interest entities. Accordingly, the adoption of FIN 46 did not have a material impact on the results of operations or the financial position of the Company.

In November 2002, the FASB issued Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires a guarantor to include disclosure of certain obligations, and if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The recognition requirement is effective for guarantees issued or modified after December 31, 2002 and did not have a material impact on the Company.

F-33

2.  Recapitalization and Merger

On May 16, 1997, MT Financial Group, Inc. (an inactive public company), through its wholly owned subsidiary, effected a reverse merger with Photogen, Inc. (“Photogen”), successor to Photogen, L.L.C.  Photogen, L.L.C. was formed on September 10, 1996 and commenced operations November 3, 1996.  Photogen, L.L.C. was formed to develop proprietary laser-based technologies related to photodynamic therapy.  Legally, Photogen was a wholly owned subsidiary of Photogen Technologies, Inc. (formerly known as MT Financial Group, Inc.), which is, as of February 5, 2004, now known as IMCOR Pharmaceutical Co.

For financial reporting purposes, Photogen was deemed to be the acquiring entity.  The transaction has been reflected in the accompanying financial statements as (1) a recapitalization of Photogen (consisting of a 48,000-for-one stock split and change in par value) and (2) an issuance of shares by Photogen in exchange for all of the outstanding shares of MT Financial Group, Inc.

As part of the recapitalization, the Company sold 1,578,208 shares of common stock for a total purchase price of approximately $1,803,450.  Legal and brokerage fees of approximately $371,000 were charged to additional paid-in capital as costs of the recapitalization and merger.  Included in the paid-in capital is the net cash of approximately $109,000 from MT Financial Group, Inc.

3.  Purchased Technology

On June 18, 2003, the Company acquired the medical imaging business including Imagent® (perflexane lipid microspheres), an FDA-approved product, of Alliance Pharmaceutical Corp.  The Company’s financial statements include the results of operations for the Purchased Technology from the closing date of the transaction, June 18, 2003, through the end of the reporting period

Included in the purchase were an FDA-approved manufacturing facility, the marketing, manufacturing and supporting infrastructure for the product, and an intellectual property portfolio of approximately thirty patents in the area of ultrasound imaging.  Imagent has been approved for marketing by the FDA for use in patients with sub optimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Echocardiography is the most widely used imaging modality for the diagnosis of heart disease, the leading cause of death in the U.S.  The attractiveness of the ultrasound imaging market potential together with the acquisition of an approved product and an extensive intellectual property portfolio were fundamental reasons for the acquisition and primary determinants of the purchase price.

The Purchased Technology acquisition costs and allocation to the assets acquired and liabilities assumed including adjustments in the third and fourth quarters 2003 is as follows:

Summary of Purchase Transaction:
Fair value of common stock issued	$5,583,268
Fair value of common stock to be issued	5,043,226
Cash advances in prior year applied	1,255,000
Net current year cash advances applied	2,763,052
Cash paid at closing	669,117
Direct current year payments to vendors on behalf of Alliance	388,387
Assumption of debt to Xmark	2,500,000
Assumption of certain Alliance liabilities	3,422,036
Acquisition costs	1,254,205
Purchase Price	$22,878,291

Fair Value of Assets Acquired and Liabilities Assumed:
Property, plant & equipment	$7,240,145
Purchased technology	15,638,146
Fair Value of Assets Acquired	$22,878,291

At the closing, the Company paid approximately $669,000 in cash and delivered 2,198,137 shares of its common stock.  In addition to bridge financing the Company provided to Alliance before the closing, its purchase of a $1,250,000 interest in Alliance’s obligations to two of its creditors, Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively “Xmark”), and its assumption of specified Alliance operating liabilities related to Imagent, the Company is obligated to pay, at various times between 90 and 365 days after the closing, (i) an aggregate of $2,500,000 to Xmark, (ii) subject to reaching satisfactory agreements with certain Alliance secured and unsecured creditors, an aggregate amount of up to $3,304,793 to creditors other than Xmark and (iii) subject to stockholder approval, deliver an aggregate of approximately 1,985,522 shares of its common stock.  On February 5, 2004, the shareholders approved the issuance of the additional shares of common stock.

F-34

We are currently in default under obligations to pay $775,000 to creditors of Alliance Pharmaceutical Co. in connection with our acquisition of Imagent and we are in default under an equipment lease and the lessor has demanded approximately $787,000.  We also have not registered the resale of shares we issued in connection with that acquisition, which in some cases is a condition to the effectiveness of agreements to release us from any claims by the Alliance creditor.

The Company must also pay Alliance further consideration in the form of an earn out based on Imagent revenue, subject to certain reductions, after the closing and through June 2010.  This earn out equals, for each year of the earn out:  7.5% of Imagent revenue up to $20,000,000; 10% of Imagent revenue between $20,000,000 and $30,000,000; 15% of Imagent revenue between $30,000,000 and $40,000,000; and 20% of Imagent revenue above $40,000,000.  The earn out will be reduced by amounts the Company pays pursuant to a license agreement with Schering AG, net of payments received from Schering AG under the license, and amounts of any indemnification claims the Company has against Alliance.  The earn out is subject to three additional offsets (which are to be applied in the manner described in the Asset Purchase Agreement dated as of June 10, 2003 with Alliance) that entitle the Company to retain portions of the earn out otherwise payable to Alliance.  Due to the absence of current or expected revenue from Imagent, management is not able to, and has not, included the present value of future estimated earn out payments in determination of the consideration paid in the acquisition.  Future royalty obligations will be expensed in the period reasonably estimatable.

Intangible assets resulting from the acquisition of the Imagent business are estimated by management based on the fair value of the assets received.  These intangible assets consist entirely of purchased technology.  Purchased Technology related to the Imagent business is amortized on a straight-line basis over the estimated remaining life equal to twelve years.  Purchased Technology is stated at cost, less accumulated amortization.

Following is summarized statements of revenues and direct expenses for the Purchased Technology for the year ended December 31, 2002 and the approximate six-month period ended June 18, 2003 (date of purchase):

	Year ended 12/31/02	Six-Month period ended 6/18/03	Total for Periods
Expenses:

Research & development	$12,775,041	$4,501,299	$17,276,341
Sales, general and administrative	5,080,021	1,363,973	6,443,995

Total Expenses	$17,855,062	$5,865,272	$23,720,336

Below is supplemental unaudited pro forma information that discloses the results of operations for the Purchased Technology for the current three and twelve month periods ending December 31, 2003, as well as the corresponding periods for the preceding year ending December 31, 2002.  The pro forma information is as if the acquisition had been completed as of the beginning of the periods presented.  The unaudited pro forma information give effect to actual operating results prior to the acquisition, adjusted to include the unaudited pro forma effect of amortization of intangibles and weighted shares outstanding:

	Pro Forma
	12 Months ended Dec 31, 2003	12 Months ended Dec 31, 2002
Expenses:
Research & development	$7,030,978	$14,002,984
Sales, general and administrative	16,387,260	10,399,159
Restructuring charge	—	807,483
Total Expenses	23,418,238	25,209,626
Loss from joint venture	(5,389,338)	(3,452,837)
Investment income	7,394	1,563
Interest expense	(483,167)	(418,466)
Loss from continuing operations	(29,283,349)	(29,079,366)
Discontinued operations - net	—	10,283,322
Net income (Loss)	(29,283,349)	(18,796,044)
Dividends on Preferred Stock	(1,066,280)	(1,997,723)
Net income (loss) applicable to common shareholder	$(30,349,629)	$(20,793,767)
Pro forma net income (loss) per share	$(1.58)	$(1.45)
Weighted average number of common shares outstanding - basic and diluted	19,265,599	14,371,265

The statement of revenues and expenses of Imagent are based upon an audit of that business as filed on Form 8-K/A on October 27, 2003.

F-35

As an integrated operation of Alliance, the Imagent business did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. The accompanying financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC ”) for presentation of less than full financial statements and for inclusion in our Current Report on Form 8-K. These financial statements are not intended to be a complete presentation of the Imagent business’ financial position and operating results. The Statement of Assets Acquired and Liabilities Assumed include assets and liabilities that are purchased or assumed by the Company. The Statement of Revenues and Direct Expenses include direct charges for expenses and indirect charges for other common expenses and corporate expenses. Common expenses include, but are not limited to, shared services, such as human resources, accounting, information technology, and legal services. Common and corporate expenses are charged to the business unit based on direct labor hours, which is deemed to be a practical and reasonable method. There was no direct interest expense incurred by or allocated to the Imagent business, therefore, no interest expense has been reflected in these financial statements. These financial statements are not necessarily indicative of the results of operations that would have occurred if the Imagent business had been an independent company.

The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of:

•	Amortization of intangibles (totaling $15,136,282) of the Purchased Technology of $1,261,357 and $630,678 for the twelve- and six-month periods ended December 31, 2002 and June 30, 2003, respectively. The estimated life of the purchased technology is twelve years.

•	The issuance of 4,183,659 shares of common stock related to the acquisition of the Purchased Technology incorporated into the calculation of weighted shares outstanding.

This unaudited pro forma information is not necessarily indicative of the actual results that would have been achieved had the Purchased Technology been acquired the first day of the Company’s twelve- or six-month periods, nor is it necessarily indicative of future results.

4.  Joint Venture/Investment in Affiliate

On October 7, 1999, the Company formed a joint venture with Elan International Services, Ltd. (“Elan”) to develop and commercialize nanoparticulate diagnostic imaging agents for the detection and treatment of cancer through lymphography. Our goal is to demonstrate that the use of N1177 will enable physicians to precisely locate tumorous nodes by first injecting the material in the vicinity of the tumor and then taking an image (picture) using a CT device.

We plan to commence Phase 2 clinical studies for detection of cancer metastasis in lymph nodes in patients with cervical cancer, subject to the availability of sufficient capital.  In this patient population, studies document an increase in survival when lymph nodes containing cancer are removed.  Tumor identification by CT imaging will be correlated to the results of biopsy results from patients undergoing surgery to demonstrate effectiveness in locating nodes and identifying those with cancer in them.

Sentigen Ltd. (“Sentigen”) was formed to hold the operations, assets and liabilities of the joint venture.  Elan purchased 2,980 shares of Sentigen nonvoting convertible preferred stock for $2,985,000 representing a 19.9% ownership interest.  Elan also purchased 12,015 shares of the Company’s Series A convertible exchangeable preferred stock for $12,015,000.  In connection with the issuance of the preferred stock to Elan, the Company granted warrants to Elan to purchase 100,000 shares of the Company’s common stock at $84.68 per share which was valued at $678,000.  As a result, a preferred stock dividend of $436,041 was recorded for the accretion of the preferred stock to its face value of $12,015,000 over the period until it is first convertible.  Beginning in 2000, in accordance with EITF 00-27, the Company recorded an additional preferred stock dividend to represent the beneficial conversion feature associated with the intrinsic value of the Series A Preferred conversion option.  As a result, an additional preferred stock dividend of $436,041 was recorded over the period until it is first convertible.  As of December 31, 2001, the beneficial conversion feature was fully recorded.

The Company purchased 12,000 shares of Sentigen’s common stock for $12,015,000 representing an 80.1% ownership interest.

Sentigen used the $15,000,000 received from the Company and Elan to purchase from Elan a worldwide license to certain patented Elan technology related to the joint venture.  The acquisition of the license by Sentigen was for certain issued patents with multiple applications and not for the use of pending or in process research and development, and therefore capitalized. Expenses incurred by the Company and Elan, which relate to the development of the diagnostic imaging agents, are charged to Sentigen.

F-36

As part of our annual audits, we, on behalf of Sentigen, prepared cash flow projections of the product, N1177 including assumptions of research and clinical development costs, market size, market share and resulting potential revenues and the costs (manufacturing, marketing and sales along with administrative costs) to generate the projected revenue stream. These cash flows, assuming that the research is successful, were then discounted to a present value. During the year, we incorporated these projections as part of the analysis of any impairment in the value of the joint venture.

As part of our review of our financial statements at year end 2002, we evaluated the carrying value of the Sentigen license in light of the projection of cash flows and availability of capital to conduct the research in a timely manner. Accordingly, we advised Sentigen to reduce the carrying value of the Elan license by $2,500,000.

Further, as part of our review of our financial statements for the quarter ended June 30, 2003, we again evaluated the carrying value of the Sentigen license in light of the projection of cash flows, the availability of capital to conduct the research in a timely manner, the knowledge that this area of research was no longer an area stated by Elan to be an area of focus for that company, and the priority of committing capital to the further development of N1177 in light of our other priorities, namely the continued development of PH-50 and the manufacturing and marketing of its recently acquired Imagent Business. Accordingly, we advised Sentigen to reduce the carrying value of the Elan license by $5,750,000 to a value of approximately $4,060,000, it being also determined, in the judgment of certain of our directors with experience in these matters, that a value of approximately $4,000,000 could be fair should Sentigen either sell or license N1177 to a third party.

Elan granted the Company a line of credit of $4,806,000 to be used by the Company to fund its portion of Sentigen’s research and development.  Principal and interest under the line of credit, if any, become due and payable in 2005 or, at the option of Elan, can be converted into the Company’s common stock at $72.60 per share.  Any borrowings under the line of credit would bear interest at 8%.  At December 31, 2001, borrowings on this line of credit were $2,314,005 and accrued interest was $48,429.  During 2002, the Company borrowed an additional $532,905 and incurred additional accrued interest of $187,148.  On November 12, 2002, the total borrowings of $2,846,910 and accrued interest of $235,577 were converted to common stock at a conversion price of $24 per share and the line of credit was cancelled.  A beneficial conversion amount of $206,348 was recorded as a result of the decrease in the original conversion price.

In connection with the joint venture agreement, Elan also purchased 115,385 shares of the Company’s common stock for $6,000,000.  The total cash proceeds from the equity issuance to Elan of $18,015,000 were allocated to the common stock, preferred stock and the warrants.  If in the Company's next third-party offering after the issuance of the Series A Preferred, it sells common stock at a price less than $52 per share, the Company must issue additional shares to Elan so that Elan's overall price for its common stock equals the effective price in that third-party offering.  During 2001, the Company issued 190,857 shares of common stock to satisfy this requirement.  Additionally, proceeds received under the line of credit amounting to $4,806,000 was allocated to common stock upon conversion.

Elan has substantive participating rights in Sentigen, including the requirement for approval of the business plan and budgets and equal representation on the management committee which decides all day-to-day functions.  As a result, the Company’s investment in Sentigen is recorded under the equity method.

Following is summarized unaudited financial information for Sentigen at December 31, 2002 and 2003 and for the years then ended:

	2002	2003

Cash	$410	$410
License purchased from Elan, net of amortization and impairment of $4,701,693 and $11,429,357 respectively	10,298,907	3,570,643

Total assets	$10,299,317	$3,571,053

Due to affiliates	$378,099	$378,099

Total shareholders’ equity	9,921,218	3,192,954

Total liabilities and equity	$10,299,317	$3,571,053

Research and development expense	$823,409	$—
General and administrative expense	18,329	—
Amortization of license	978,264	978,264
Impairment of license	2,500,000	5,750,000

Net loss	$(4,320,002)	$(6,728,264)

F-37

5.    Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31, 2002 and 2003:

December 31,	2002	2003

Leasehold improvements	$33,131	$5,527,738
Furniture, fixtures and equipment	17,520	1,762,913
Total	50,651	7,290,651
Accumulated depreciation and amortization	(14,651)	(996,091)
Property, plant and equipment, net	$36,000	$6,294,560

Maintenance and repairs are charged to operations as incurred.  When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Depreciation and amortization expense on property, plant and equipment amounted to $400,525, $329,653, and $981,440 during 2001, 2002 and 2003, respectively and $2,517,130 for the period from inception to December 31, 2003.

6.  Accruals

Accrued expenses consist of the following:

December 31,	2002	2003

Alliance liabilities assumed from acquisition	$—	$2,530,434
New Hope office abandonment provision	—	136,947
Accrued general trade payables	—	291,908
Payroll liabilities	34,132	322,503

	$34,132	$3,281,792

7.  Commitments and Contingencies

Leases: The Company has leased its facilities and certain equipment under non-cancelable operating leases, which expire at various times through 2008.  The leases require the Company to pay for all maintenance, insurance and property taxes.

On August 31, 2003, the Company closed its Pennsylvania corporate headquarters and transferred its headquarters to its Imagent facility in San Diego, California.    At December 31, 2003, the remaining obligation under the lease amounts to $136,947.

The Company also has an operating lease for laboratory equipment which expires during 2004.  During 2001, the Company determined that equipment leased by the Company under this operating lease would no longer be used by the Company in its research.  As a result, in 2001, the Company recorded a provision for all future lease payments of $1,264,208.  At December 31, 2003, $786,884 remains to be paid.  Minimum future rental payments under these leases are as follows:

Year ending December 31,	Operating Leases
2004	$1,455,180
2005	979,944
2006	920,625
2007	877,514
2008	147,081
Total minimum lease payments	$4,380,344

F-38

Total rental expense charged to operations for the years ended December 31, 2001, 2002, and 2003 aggregated approximately $358,000, $227,000, and $984,945, respectively.

License Agreements: In September 1997, Alliance entered into the Schering License Agreement, which provided Schering AG with worldwide exclusive marketing and manufacturing rights, drug compositions, and medical devices and systems related to perfluorocarbon ultrasound imaging products, including Imagent.  In February 2002, the agreement with Schering AG was modified to give Alliance exclusive rights to market the product in the U.S. for cardiology indications for a five-year period, with Schering AG to be paid a nominal royalty on such sales.  At the expiration of the five-year period, Alliance had the option to acquire all of Schering AG’s rights to the product on a worldwide basis or, alternatively, to allow Schering AG the opportunity to obtain co-promotion rights along with Alliance.  The rights Alliance had under the Schering License Agreement were transferred to IMCOR at the consummation of its acquisition of the Imagent Business.

Concurrent with the restructuring of the Schering agreement in 2002, Alliance entered into a five-year exclusive agreement with Cardinal Health, Inc. (“Cardinal”) to assist the marketing of Imagent.  Under the agreement, Cardinal will perform certain packaging, distribution, and sales services for Alliance under a fee-for-service arrangement.  IMCOR assumed the Cardinal agreement from Alliance at the consummation of the Imagent acquisition.

Litigation: On June 18, 2003, we filed a complaint against Amersham Health, Inc. and two other Amersham affiliates alleging that certain Amersham products infringe on claims in our patents covering Imagent.   The case is captioned as Photogen Technologies, Inc. and Alliance Pharmaceutical Corp. v. Amersham Health Inc. et. al., Civil Action No. 03CV2853(SRC), in the United States District Court for the District of New Jersey.  Our complaint alleges that principally through their Optison® product, Amersham Health Inc. and related Amersham entities infringe on seven patents owned by us.  We are also seeking a declaration that the claims of fourteen Amersham patents are invalid and are not infringed by our Imagent product.  Alliance, the party from whom we recently acquired the Imagent product, is also a plaintiff in the suit.  We are seeking damages, an injunction against Amersham, a declaratory judgment and other relief.

Amersham filed an answer dated July 18, 2003 denying the material allegations of our claims and asserting certain affirmative defenses and counterclaims.  Amersham’s counterclaims against us include claims of patent infringement, breach of contract, breach of good faith and fair dealing, and tortuous interference with contract.  We are studying Amersham’s answer, defenses and counterclaims in consultation with our counsel.

It is not presently feasible to determine whether there is a reasonable possibility that a loss may have occurred. Such a determination will only be possible after the facts and circumstances of the litigation have been established and, potentially, litigated before a court of competent jurisdiction. Intellectual property disputes are often settled through licensing arrangements, which if resolved unfavorably, could be costly to us or ultimately make it unfeasible to market the product.  In any intellectual property litigation, it is possible that licenses necessary to settle the dispute would not be available on commercially reasonable terms or that we would not be able to redesign our technologies to avoid any claimed infringement thus resulting in our inability to sell the product.

On July 29, 2003, the European Patent Office revoked Amersham’s European Patent (EP) No. 620744 with claims directed to contrast agents.  We had brought the opposition proceeding against the EP ‘744 patent in the European Patent Office.  The EP ‘744 is a counterpart to the patents that are the subject of our suit against Amersham in the United States described above.  See “Risk Factors — We filed a suit against Amersham for patent infringement, which, if resolved unfavorably, could impede our ability to utilize our patents for Imagent,” above.

8.  Secured Debt

Notes payable - At the closing of the Technology Purchase, the Company issued to Xmark promissory notes in the total principal amount of $2,500,000.  The notes were payable in two equal installments on August 5 and November 3, 2003 or (if sooner) at the time the Company completed a financing of at least $18,000,000 of gross proceeds and bear interest at 3% over the prime rate.  Interest is payable in shares of common stock.

F-39

Obligations to Xmark (including obligations under the put right) are secured by a first priority security interest on the Imagent related tangible and intangible assets.

The Company defaulted on the principal payment due to Xmark on August 5, 2003 and Xmark delivered a notice stating that it was accelerating all amounts due under the notes.  On August 18, 2003, the Company and Xmark executed a Letter Agreement pursuant to which the Company made an immediate payment of $1,250,000 and Xmark rescinded the default notice.  In addition, as part of the Letter Agreement:

•	The Company has the right to extend the November 3, 2003 payment due date monthly until April 3, 2004 for a fee (and not as a reduction of any amounts due and owing under the promissory notes) ranging from $50,000 to $100,000 per month. The Company has been exercising its right to extend the November 3, 2003 payment.

•	The demand registration rights held by Xmark became piggyback registration rights.

•	The definition of “Event of Default” was amended. The provision that an Event of Default included any default by the Company in the payment of borrowed money indebtedness was eliminated. Instead, the Company agreed that it would be an Event of Default if it made any repayments of borrowed money indebtedness.

•	If the Company makes payments to certain institutions, it will make a pro-rata payment to Xmark.

Lines of Credit - To obtain funds for operations and certain cash payments related to the Technology Purchase, the Company issued $11,417,000 in notes, of which $4,160,000 are Revolving Convertible Senior Secured Promissory Notes (“Revolving Notes”) and the balances are non-convertible (“Demand Notes”) (collectively, the “Promissory Notes”) to three institutional investors (“Investors”).  The Promissory Notes are secured by a first priority security interest on all the Company’s assets (but as to the lien on Imagent related assets, the lien is subordinate to the security interest held by Xmark see Notes 3, 8 and 9), bear interest at 7.25% per annum, compounded monthly, and were due on the earlier of August 5, 2003 (in the case of the Revolving Notes) or are due upon demand (in the case of the Demand Notes) or are due upon the occurrence of an “acceleration event” (in the case of all Promissory Notes).  All principal and interest under the Revolving Notes was to convert into the Company’s common stock upon completion of a qualified financing that closes before August 5, 2003 at the same price and on the same terms as are in effect for the other investors in the qualified financing; and the Investors will have the same rights, benefits and obligations as other investors in that financing.  No such financing had occurred as of August 5, 2003.  The acceleration events include a breach of the Company’s obligations or representations under a security agreement in favor of the Investors; if the Company files for bankruptcy protection or similar events occur indicating insolvency; if the Company liquidates, or if the Company incurs any debt senior or pari passu to the debt of the Investors.

The Company defaulted on $4,160,000 of its Revolving Notes due to the Investors on August 5, 2003.  The Investors have not asserted any of their rights under the default provisions of the Revolving Notes and (although under no obligation to do so) have continued to advance capital, pursuant to the Demand Notes, to the Company.  All other terms and conditions of these Revolving Notes remain unchanged.

9.   Stockholders’ Equity Transactions, Series A Preferred Stock Classification and Puttable Shares

(a)  The Company applies the recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and applies the fair value-based method of accounting for stock options issued to nonemployees, .  The Company has issued options and warrants in exchange for consulting services rendered.  The Company issued 10,000 options in 1998, 2,500 options and 125,500 warrants in 1999, 5,250 options and 128,750 warrants in 2000, 7,500 options in 2001, 200,000 warrants in 2002 and 10,000 options in 2003 to nonemployees.   During 2002 the Company issued 190,000 warrants to vest upon achievement of certain milestones.  As of December 31, 2003 the warrants are unvested and no expense has been recognized.   As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the options and warrants issued, determined using the Black-Scholes option pricing model (see Note 1).   Fair market value for options and warrants issued for consulting services were determined to be $3.08 in 2001, $1.01 to $1.81 in 2002 and $1.60 in 2003.  Consulting costs charged to operations were $825,092 in 2001, $395,870 in 2002 and $16,521 in 2003.  In 2002, the Company also issued 390,556 options in settlement of a lawsuit associated with restructuring costs.  The value of these options under the Black-Scholes option pricing model was $806,415 which was recorded as restructuring charges in 2002.

F-40

(b)  Series A Preferred Stock - In October 1999 the Company issued 12,015 shares of preferred stock as Series A Preferred Stock (“Series A Preferred”).  For the first six years from issuance, the preferred stock has a mandatory dividend of 7%.  Such dividends are cumulative and compound on a semiannual basis and are payable semiannually solely by the issuance of additional preferred Series A stock.  The Company has a deficit and, as a result, the dividends have been recorded against paid-in capital.    In accordance with the provisions of the agreement, the Company issued additional preferred shares of 841 in 2000 in settlement of dividend requirements.  Therefore, at December 31, 2003, there were 12,856 shares of Series A Preferred outstanding.  The Company has accrued and will issue 3,181 preferred shares in fulfillment of the 2001, 2002 and 2003 dividend requirements.  The Series A Preferred shall rank senior to any future series of preferred stock unless the majority of the Series A shareholders agree to rank pari passu with any future issuances.  The liquidation preference is $1,000 per share.  The Series A Preferred is convertible, after two years but before six years from issuance, into common stock of the Company with an initial conversion price of $84.68.

Under the Certificate of Designations of the Series A Preferred Stock the holder has a Series A Liquidation Preference entitling it as of December 31, 2003 to the first $16,036,810 of funds available for distribution to stockholders upon liquidation of the Company and has the right to convert shares of Series A Preferred Stock into common stock at any time after October 20, 2001 at a conversion price of $84.68 per share.  The conversion price is subject to adjustment for certain dilutive events.  Alternatively, the holder of the Series A Preferred Stock may exchange the initial 12,015 shares of Series A Preferred Stock for common shares of Sentigen so that the holder of Series A Preferred Stock owns 50% of the equity of Sentigen. The exchange right terminates six years after issuance, or October 19, 2005. As the initial value of the Series A Preferred Stock is exchangeable at the holder’s option into additional shares of Sentigen, we have reclassified $12,015,000 as mezzanine equity until such time that the exchange right terminates either by the passage of time or the agreement of the holder to terminate or irrevocably to not exercise the right. We believe that as the development program for N1177 will require several years to complete and as no research had been conducted on N1177 during 2003 due to our capital constraints that the probability of the holder exercising his exchange right prior to the expiration of that right is remote.

The holder of Series A Preferred is only entitled to vote on matters that adversely affect or change the rights of holders of Series A Preferred and does not have the right to vote on the election of directors of the Company. The holder of Series A Preferred also had a preemptive right until October 2003 to participate in any offering of the Company.

(c)  Series B Preferred Stock - In February 2000, the Company completed a private placement of its Series B Convertible Preferred Stock (“Series B Preferred”). The Company received cash proceeds, net of related expenses, of $5,276,340 in exchange for 337,056 shares of the Series B Preferred. The Series B Preferred had an annual dividend rate of 6%. In accordance with the provisions of the agreement, the Company issued additional preferred shares of 20,224 in 2001 and 40,194 in 2002 in settlement of dividend requirements.

In conjunction with the financing on November 12, 2002 all of the Series B Preferred was converted into common stock.  In exchange for this conversion, the then conversion ratio of 0.36175 was changed to 1.0625.  As a result, the Series B Preferred was converted into 422,316 shares of common stock and a beneficial conversion amount of $668,464 has been recorded.  The Series B Preferred is no longer outstanding, nor is there any liquidation preference associated with the Series B Preferred.

(d)  Common Stock - The Company is subject to six sets of registration rights agreements covering an aggregate of approximately 15,028,000 shares of the Company’s common stock, options and warrants that have vested covering the Company’s common stock, its common stock issued/issuable pursuant to the acquisition of the Imagent Business (including shares issued/issuable to Xmark) and common stock issuable upon conversion of the Company’s Series A Preferred. Excluded from this total are shares of common stock issuable pursuant to the Company’s Revolving Convertible Senior Secured Promissory Notes as this conversion rate is dependant upon the pricing of the Company’s next Qualified Equity Financing, as defined in the terms of the notes.   All of the agreements contain piggyback registration rights and two contain demand registration rights upon the occurrence of certain events and subject to various terms and conditions. Of the 15,028,000 shares, 4,502,000 shares are entitled to piggyback registration only, 50,000 shares are entitled to both demand and piggyback registration and 10,244,000 shares will be registered by the Company within the time frames set forth in the respective registration agreements.  Warrants that have vested covering 187,431 shares of the Company’s common stock have weighted average anti-dilution rights.

On March 13, 1998, the Company completed a private placement of 218,755 shares of common stock for $32 per share to a number of accredited investors.  The Company received $6,950,000, net of related expenses of approximately $50,000 from this offering.

On February 9, 2001, the Company’s shelf registration on Form S-3 was declared effective.  Under the shelf registration, the Company could have issued up to $40,000,000 of common stock.  As of December 31, 2002, 173,872 shares had been issued under the shelf registration for cash proceeds of $1,068,723, net of related expenses of $56,252.  The Company’s registration statement is no longer effective.

F-41

As of April 2, 2001, the Company no longer met the eligibility requirements to continue selling shares under the S-3.  Prior to realizing it was ineligible to continue using the S-3, the Company sold 124,627 shares of common stock for $650,000.  Through June 2003, this amount had been reclassified from permanent equity to mezzanine equity as the Company could be required to repay a portion of this amount to the purchaser.  In the second quarter of 2003 the Company recognized in permanent equity the issuance of these shares.

On November 12, 2002, the Company completed a private placement of 8,333,334 shares of common stock for $1.08 per share to a number of accredited investors.  The Company received proceeds of $8,677,000, net of related expenses of $387,000.  Proceeds included cash of $6,113,000 and the conversion of a credit facility with an entity controlled by a then director of the Company with borrowings of $2,500,000 which converted into 2,314,815 shares of common stock.

In December 2002, the Company completed a second closing of the November 12, 2002 private placement in which 2,804,539 shares of common stock were sold for $1.08 per share for gross proceeds of $3,028,902.

On November 12, 2002, the Company also effected the split-off of Photogen, Inc. and the assets and liabilities related to the Company’s therapeutic line of business to the five founding stockholders of the Company (the “Tennessee Stockholders”) in exchange for all of their common stock in the Company.  The Tennessee Stockholders owned 5,137,109 shares of the Company and those shares were cancelled prior to December 31, 2002.  The market value of the 5,137,109 shares on the date of the split-off was $12,226,319.

In conjunction with the November 12, 2002 transactions, the Company implemented a one-for-four reverse split of its common stock.  All amounts have been retroactively stated to reflect this reverse stock split.

Pursuant to a Standstill and Make Whole Agreement dated as of December 30, 2002 with Xmark, secured creditors of Alliance, the Company issued a total of 750,000 shares to Xmark in January through March 2003.  Xmark agreed to not exercise any rights against Alliance as a creditor.  The value of these shares was treated as an expense at fair market value amounting to $1,173,750.

On May 2, 2003, the Company executed a Going Forward Agreement with Xmark that provided, among other things, for the issuance of shares of the Company’s common stock upon the acquisition of the Purchased Technology as payment for interest owed by Alliance to Xmark.  On June 18, 2003, the Company issued 2,198,137 shares of its common stock to certain creditors of Alliance, including 1,056,144 shares to Xmark pursuant to the Going Forward Agreement, as partial consideration for the Technology Purchase.  Following approval by shareholders, the Company will issue an additional approximately 1,985,522 shares to certain other creditors as part of the Purchased Technology.  The value of these shares was treated as acquisition consideration at fair market value (see Note 3).  Such approval was obtained at the Company’s shareholder meeting held on February 5, 2004.

On May 27, 2003 the Company issued 11,250 shares of its Common Stock to Xmark as a penalty for failure to timely register certain shares held by Xmark. The value of these shares was treated as an expense at fair market value amounting to $25,200.

On July 31, 2003 the Company issued 82,977 shares of its Common Stock to Xmark for interest and penalties, including the failure to timely register certain shares of its Common Stock held by Xmark as of that date.  The value of these shares was treated as an expense at fair market value amounting to $158,987.

On September 2, 2003, pursuant to a Letter Agreement dated as of August 18, 2003 with Xmark, the Company issued 26,248 shares of its Common Stock to Xmark for the failure to timely register certain shares of its Common Stock held by Xmark as of that date.  The value of these shares was treated as an expense at fair market value amounting to $28,085.

Total shares issued to Xmark as a result of the agreements noted above are 1,926,619.  In addition, an aggregate of 43,048 shares of the Company’s Common Stock are issuable to Xmark for payment of accrued interest.  Xmark has a put right for all these shares that would, under certain circumstances, require the Company to purchase the shares from Xmark at a price of $1.00 per share.  As a result, $1,969,668 has been classified as mezzanine equity at December 31, 2003.

During 2003, in addition to the above issuances, the Company issued an aggregate of 140,094 shares pursuant to several factors including cash, compensation for service and cashless exercise of stock options.

F-42

10.   Stock Incentive Plans and Warrants

The Company maintains three long-term incentive compensation plans, which are described as follows:

•	The 1998 Long-Term Incentive Compensation Plan, which provides for the granting of up to 500,000 stock options to key employees, directors and consultants;

•	The 2000 Long-Term Incentive Compensation Plan, which provides for the granting of up to 4,568,750 stock options to key employees, directors and consultants;

•	The 2000 Senior Executive Long-Term Incentive Compensation Plan, which provides for the granting of up to 1,000,000 stock options to senior executives. Options exercised under this plan contain certain registration rights.

Options granted under these plans may be either “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code, or nonqualified options.  In 2003, 1,050,000 options were issued outside of the option plans in a grant to an executive officer subject to the approval of shareholders.  Shareholders representing more than fifty percent of the Company’s outstanding stock have agreed to approve this option grant.  In 2002, the Company issued 358,000 options outside of the option plans as settlement of certain obligations; these were fully expensed in 2002.

The stock options are exercisable over a period determined by the Board of Directors (through its Compensation Committee), but generally no longer than 10 years after the date they are granted.

Information with respect to the plans follows:

Year ended December 31,	2001	2002	2003

Options outstanding at beginning of year	1,411,000	1,629,750	4,535,481
Options granted	218,750	2,914,356	2,930,250
Options forfeited	—	(8,625)	(255,451)

Options outstanding at end of year	1,629,750	4,535,481	7,210,280

Option prices per share granted	$4.56 - 21.24	$1.08 - 4.20	$0.93 - $2.05

Weighted average exercise price
Options granted	$8.12	$1.14	$1.19
Options granted at less than market price	—	1.08	1.19
Options granted at the market price	8.12	1.55	1.21
Options forfeited	—	18.41	0.93
Options outstanding at end of year	37.16	14.05	9.72
Options exercisable at end of year	43.04	19.85	19.74
Number of shares exercisable	458,333	2,057,208	3,077,577

In 2003 all stock options granted, except for 40,000 options granted to directors and a consultant, were granted to employees at an exercise price less than the market value at grant date.  The weighted average fair value of the options issued below market is $1.83.

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at Dec 31, 2003	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Outstanding at Dec 31, 2003	Weighted Average Exercise Price

$0.93 - $1.08	3,354,597	$1.08	8.32	1,212,425	$1.08
$1.09 - $4.56	2,281,431	$1.36	9.24	433,057	$1.79
$4.57 - $11.00	539,128	$10.17	5.56	397,471	$10.18
$11.01 - $27.50	13,125	$23.04	2.87	13,125	$23.04
$27.51 - $53.00	269,499	$34.13	6.45	268,999	$34.10
$53.01 - $60.25	752,500	$60.00	6.38	752,500	$60.00
Total	7,210,280	$9.27	8.12	3,077,577	$19.74

F-43

Information with respect to the warrants follows:

Year ended December 31,	2001	2002	2003

Warrants outstanding at beginning of year	287,431	287,431	427,431
Warrants granted	—	390,000	—
Warrants exercised	—	—	(50,000)
Warrants forfeited	—	(250,000)	—

Warrants outstanding at end of year	287,431	427,431	377,431

Warrant prices per share outstanding	$37.80-84.68	$1.08-84.68	$1.08-84.68

Weighted average exercise price
Warrants granted	$—	$1.78	$—
Warrants forfeited	$—	$37.80	$—
Warrants outstanding at end of year	$43.08	$7.94	$8.84
Warrants exercisable at end of year	$43.08	$12.27	$15.25
Number of warrants exercisable	287,431	237,431	187,431

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Price	Number Outstanding at Dec 31, 2003	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Outstanding at Dec 31, 2003	Weighted Average Exercise Price

$1.08 - 2.52	340,000	$1.78	4.5	150,000	$1.08
$44.20 - 47.78	12,431	$46.67	3.8	12,431	$46.67
$84.68	25,000	$84.68	1.7	25,000	$84.68

As of December 31, 2003, the 1998 Long-Term Incentive Compensation Plan had options outstanding for 490,500 shares with 9,500 shares remaining available, under the 2000 Long-Term Incentive Compensation Plan, options were outstanding for 4,299,220 shares with 269,530 shares remaining available, and under the 2000 Senior Executive Long-Term Incentive Compensation Plan options were outstanding for 1,000,000 shares with zero shares remaining available.

11.  Dividends

Dividends are comprised of the following:

Year ended December 31,	2001	2002	2003
Accrual of dividend on Series A Convertible Preferred	$930,090	$996,335	$1,066,280
Deemed dividend associated with beneficial conversion feature of Series A Convertible Preferred	391,154	—	—
Accrual of dividend on Series B Convertible Preferred	359,292	332,924	—
Deemed dividend associated with beneficial conversion feature of Series B Convertible Preferred	1,263,219	—	—
Deemed dividend associated with beneficial conversion of Series B Convertible Preferred to Common Stock	—	668,464	—
Total	$2,943,755	$1,997,723	$1,066,280

12.  Restructuring

In 2003, the Company closed its Pennsylvania corporate headquarters and transferred its headquarters to its Imagent facility in San Diego, California.  The Company recorded a charge of $244,459 in the third quarter ($199,529 for remaining lease payments for the office , $12,103 for certain remaining equipment leases and $32,827 to write off certain leasehold improvements) related to the closing of the office.  At December 31, 2003, the remaining obligation under the lease amounts to $136,947.

F-44

In 2000, the Company recorded a restructuring charge of $597,025, included in operating expenses, relating to the closure of its operations in Westborough, Massachusetts.  The restructuring charge includes accruals related to estimated lease termination costs and accruals related to employee severance and related expenses in connection with their termination.  All employees at the Westborough facility were terminated.  The activities previously performed at the Westborough facility were continued at other company locations or with outside consultants.  In 2002, the Company recorded an additional restructuring charge related to an additional termination costs for one of the Westborough employees.  As of December 31, 2002, all restructuring costs have been settled.

13.   Income Taxes

In 2002, the Company had taxable income due to the gain from the split-off of the therapeutic business.  This resulted in current income tax expense of approximately $2,300,000 which was completely off-set by net operating losses.

The Company has not recorded an income tax benefit for net operating losses remaining of approximately $29,500,000 primarily expiring in 2018 through 2022, or for equity losses in affiliate of approximately $12,000,000.  The Company is in the development stage and realization of the losses is not considered more likely than not.  An income tax valuation allowance has been provided for the deferred tax assets related to the net operating loss carryforwards and the losses in affiliate.

A portion of the net operating loss carryforwards will not remain with the Company as a result of the split-off of the therapeutic business.  However, the amount of these net operating losses is not known.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating losses could be limited in the event of cumulative changes in ownership of more than 50%. However, the Company does not believe such limitation will have a material effect upon the Company’s ability to utilize the carryforwards.

14.  Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for 2003 and 2002 is as follows:

2003	Quarter
	First	Second	Third (a)	Fourth (a)
Operating expenses (b)	$4,749,521	$2,536,510	4,868,947	4,753,415
Loss from continuing operations (c)	(4,940,896)	(7,389,855)	(5,261,431)	(5,181,322)
Net income (loss)	(4,940,896)	(7,389,855	(5,261,431)	(5,181,322
Basic and diluted loss per share from continuing operations (d)	(0.30)	(0.42)	(0.25	(0.24)
Basic and diluted income (loss) per share (d)	(0.31)	(0.44)	(0.26)	(0.25)

2002	Quarter
	First	Second	Third (a)	Fourth (a)
Operating expenses (e)	$1,208.285	$906,957	$1,218,083	$2,732,138
Loss from continuing operations (f)	(1,813,246)	(1,341,652)	(1,594,897	(5,185,408)
Income (loss) from discontinued operations (g)	(502,449)	(544,657)	(244,719)	11,575,147
Net income (loss)	(2,315,695)	(1,886,309)	(1,839,616)	6,389,739
Basic and diluted income (loss) per share (d)	(0.23)	(0.17)	(0.20)	(0.51)
Basic and diluted income (loss) per share from discontinued operations (d)	(0.05)	(0.06)	(0.03)	0.96
	(0.28)	(0.23)	(0.23)	0.45

(a)	Includes the results of operations following the acquisition on June 18, 2003 of the Imagent Business from Alliance Pharmaceutical Corp.
(b)	Operating expenses for the first quarter 2003 includes a reserve of $1,491,500 for the value of notes receivable from Alliance.
(c)	Loss from continuing operations in the second quarter 2003 includes an increase in loss from joint venture of $4,605,000 resulting from the impairment of the value of the joint venture’s licensed technology
(d)	Earnings (loss) per share calculations for each of the quarters are based on the weighted average shares outstanding for each period. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.

(e)	Operating expenses for the fourth quarter 2002 includes a charge of $988,184 from the issuance of stock options to employees.
(f)	Loss from continuing operations for the fourth quarter 2002 includes an increase in loss from joint venture of $2,000,000 resulting from the impairment of the joint venture’s licensed technology.
(g)	Income (loss) from discontinued operations for the fourth quarter 2002 includes a gain of $11,779,752 from the sale of the therapeutic business.

F-45

PROSPECTUS

46,653,461 Shares

IMCOR Pharmaceutical Co.

Common Stock